As filed with the Securities and Exchange Commission on February 14, 2011

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAIS ANALYTIC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	3990	14-1760865
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11552 Prosperous Drive Odessa, FL 33556 Telephone: (727) 375-8484 Facsimile: (727) 375-8485	State of New York – Secretary of State, Department of State One Commerce Plaza 99 Washington Avenue, 6th Floor, Albany, New York 12231 Telephone: (518) 473-2492 Facsimile: (518) 474-1418
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)	(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Erick Richardson, Esq.

Dorothy Vinsky, Esq.

Richardson & Patel LLP

10900 Wilshire Boulevard, Suite 500

Los Angeles, California 90024

(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

☐ Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.01 par value per share (2)	$15,000,000	$1,741.50
Underwriter’s Warrant (3)(4)		$—
Shares of Common Stock underlying Underwriter’s Warrant
Total		$1,741.50

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of our common stock that the underwriter has the option to purchase to cover over-allotments, if any.
(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends , or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER WE NOR THE SELLING STOCKHOLDERS MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE SELLING STOCKHOLDERS ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2011

PRELIMINARY PROSPECTUS

[            ] Shares of Common Stock

This is a firm commitment public offering of                  shares of our common stock.

The public offering price for the common stock offered hereby is estimated to be between $             and $             per share. Our common stock is quoted on the OTC Bulletin Board under the symbol “DLYT.OB”. On February 11, 2011, the last reported sale price for our common stock was $0.47 per share. The aggregate price of the shares offered hereby, assuming a mid-point price of $             per share and excluding shares that may be sold on exercise of the underwriter’s over- allotment option, is $             million.

We are applying for listing of our common stock on the NYSE AMEX Equities (“AMEX”, formerly known as the American Stock Exchange) under the symbol “DLYT”, which we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

Investing in our securities involves certain risks, including those set forth in the “Risk Factors” section beginning on page 9 of this prospectus as well as those set forth in any prospectus supplement that should be considered in connection with an investment in our securities.

	Per Share	Total

Public Offering Price per share	$	$
Underwriting discounts and commission	$	$
Offering Proceeds to Dais, before expenses(1)	$	$

(1)	We estimate that the total expenses of this offering, excluding the underwriter’s discount will be approximately $ .

The underwriter also may purchase up to an additional                     (up to 15% of the shares of our common stock firmly committed in this offering) within 45 days of the date of this prospectus to cover over-allotments, if any, on the same terms set forth above. In connection with this offering, we have also agreed to issue to MDB Capital Group LLC a warrant to purchase shares of our common stock in an amount up to 10% of the shares of common stock sold in this offering. If MDB Capital Group LLC exercises this warrant, each share of common stock may be purchased at $                     per share (equal to the price of the shares of common stock sold in this offering).

The underwriter expects to deliver our shares to purchasers in the offering on or about                     , 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MDB Capital Group LLC

The date of this prospectus is February     , 2011.

Unless otherwise stated or the context otherwise requires, the terms “Dais Analytic,” “we,” “us,” “our” and the “Company” refer to Dais Analytic Corporation.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

i

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Business”, “Risk Factors” and other sections generally, contains certain statements that constitute “forward-looking statements”. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	our ability to achieve and maintain profitability;

•	the price volatility of the Common Stock;

•	the historically low trading volume of the Common Stock;

•	our ability to manage and fund our growth;

•	our ability to attract and retain qualified personnel;

•	litigation;

•	our ability to compete with current and future competitors;

•	our ability to obtain additional financing;

•	general economic and business conditions;

•	our ability to continue as a going concern;

•	our ability to do business overseas;

•	other risks and uncertainties included in the section of this document titled “Risk Factors”; and

•	other factors discussed in our other filings made with the Commission.

The subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable laws, and we caution you not to place undue reliance on these forward looking statements.

Third Party Data

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, which are based on industry publications, surveys and forecasts, including those generated by us. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the common stock is appropriate for you.

This registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and our capital stock. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

About Dais Analytic Corporation

We have developed and are commercializing nano-structure polymer technology materials and products for energy conservation in heating, ventilation and air conditioning (HVAC) systems and developing technologies for replacing chemical refrigerants, removing impurities from water to produce potable water and storing energy in ultracapacitors. Our first commercial product, ConsERV™, is a fixed plate energy recovery ventilator which is designed to meet commercial building indoor fresh air requirements while saving energy and lowering emissions for most forms of HVAC systems. Our nano-structure polymer technology materials and applications under development include NanoAir, a water based packaged HVAC system that we believe may be capable of replacing chemical refrigerants, and NanoClear, a water clean-up process that may prove useful in the creation of potable water from most forms of contaminated water, including salt brackish or wastewater. We believe that our nano-structure polymer technology also may be useful in developing an ultracapacitor, a device that would provide greater energy density and power than conventional capacitors or batteries.

We are a New York corporation and were established on April 8, 1993 as Dais Corporation. We subsequently changed our name to Dais Analytic Corporation on December 13, 1999. Our principal executive offices are located at 11552 Prosperous Drive, Odessa, FL 33556. Our telephone number is (727) 375-8484. Our website can be accessed at www.daisanalytic.com and www.conserv.com.

Our Proprietary Technologies

We own the rights to seven U.S. patents, three pending U.S. patent applications, and four Patent Cooperation Treaty (PCT) applications. National stage applications based on one of the PCT applications has been filed in the U.S., China and Europe. In addition, we co-own two PCT applications with Aegis Biosciences LLC, a biomaterials drug delivery technology company. National stage applications based on one of the co-owned PCT applications have been filed in the U.S., China and Europe, and a national stage application based on the other co-owned PCT application has been filed in the U.S. and China. These patents relate to, or are applications of, our nano-structured polymer materials that perform functions such as ion exchange and modification of surface properties. The polymers are selectively permeable to polar materials, such as water, in molecular form. Selective permeability allows these materials to function as a nano-filter in various transfer applications. These materials are made from base polymer resins available from a number of commercial firms worldwide and possess what we believe to be some unique and controllable properties, such as:

•

Selectivity: Based on our research, we believe that when the polymer is made there are small channels created that are 5 to 30 nanometers in diameter. There are two types of these channels: hydrophilic (water permeable), and hydrophobic (water impermeable). The channels can be chemically tuned to be selective for the ions or molecules they transfer. The selectivity of the polymer can be adjusted to efficiently transfer water molecules from one face to the other using these channels.

•

High transfer rate: Based on in-house testing protocols and related results, we have found that the channels created when casting the materials into a nano-structured membrane have a transfer rate of water molecules, or flux, greater than 90% of an equivalent area of an open tube. This feature is fundamental to the material’s ability to transfer moisture at the molecular level while substantially allowing or disallowing the transfer of certain other substances at a molecular level.

•	Unique surface characteristic: The materials offer a surface characteristic that we believe inhibits the growth of bacteria, fungus and algae and prevents adhesives from attaching.

The molecular selectivity, transfer rate and surface coating properties, coupled with our ability to produce the nano-structured materials at what we believe is an affordable price, distinguishes our technology and allows us to offer value-added products that are revolutionary or disruptive within their given markets. By incorporating our nano-structured materials into our products, we strive to address current real-world market needs by offering what we believe to be higher efficiencies and improved price performance. For example, there are other energy recovery mechanisms available for HVAC that use coated paper or desiccant technology instead of our nano-structured polymer materials.

Our Target Markets

We are currently focusing our efforts on applications of our nano-structure polymer technology materials in the following areas:

Energy Recovery Ventilators

ConsERV™ is a heating, ventilation and air conditioning (HVAC) energy conservation product which should, according to various third party tests, save an average of up to 30% on HVAC ventilation air operating costs and allow HVAC equipment to be up to 30% smaller, reducing peak energy usage by up to 20% while simultaneously improving indoor air quality by increasing the level of fresh air ventilation. This product makes HVAC systems operate more efficiently and results, in many cases, in energy and cost savings. ConsERV™ may be added to most existing HVAC systems, typically in commercial buildings, to provide ventilation within the structure. It pre-conditions the incoming air by passing through our nano-technology polymer which has been formed into a filter, known in the market as a fixed plate core. The nano-technology core uses the stale building air that must be simultaneously exhausted to transfer heat and moisture into or out of the incoming air. For summer air conditioning, the core removes some of the heat and humidity from the incoming air, transferring it to the exhaust air stream thereby, under certain conditions, saving energy. For winter heating, the core transfers a portion of the heat and humidity into the incoming air from the exhaust air stream thereby often saving energy.

We believe that there is significant demand for energy recovery ventilators in the U.S. and international markets. As reported by Frost and Sullivan in 2007, the U.S. and worldwide market for energy recovery ventilators (ERVs) was estimated to be approximately $1.1 billion and $4.0 billion, respectively. Projections made at that time were for 2X growth by 2012. Market drivers behind this growth include higher ventilation standards, greater end user awareness, LEED (Leadership in Energy Efficiency and Design) certification points or incentives and integration into original equipment manufacturers (OEMs).

Our ConsERV™ product is the primary focus of our resources and commercialization efforts. When compared to similar competitive products and based on test results conducted by the Air-Conditioning, Heating and Refrigeration Institute (AHRI), a leading industry association in 2008, we believe ConsERV™ is twice as effective in managing latent and sensible heat as other fixed plate cores. This study is publicly available and was not prepared for our benefit or funded by us.

Residential and Commercial Heating, Air-Conditioning and Refrigeration

Our water-based packaged HVAC system, NanoAir, which is in the middle stage of prototype development, would dehumidify and cool air in warm weather, or humidify and heat air in cold weather. This NanoAir application may be capable of replacing a traditional refrigerant loop based heating, cooling, and refrigeration system. We have a number of prototype units showing fundamental heating, cooling, humidification, and dehumidification operations of this evolving application.

Based on our lab results to date, NanoAir may have the potential to reduce energy consumption up to 50% versus today’s current technologies that use chemical refrigerants. Since heating and cooling costs account for approximately 19% of all energy consumed in the US (second only to transportation), as stated by Dr. Steven Chu, U.S. Department of Energy in 2010, we believe NanoAir may have the ability to provide significant reductions in energy usage. Further, since NanoAir uses no ozone-depleting refrigerants such as CFCs and HCFCs, the use of our nano-structured polymer technology may provide additional environmental and health benefits. We believe that there is a substantial market for HVAC systems that conserve energy without the use of conventional refrigerants. Commercial and residential HVAC + R (including outside air systems, humidifiers, dehumidifiers, refrigeration, packaged chillers, evaporative cooling towers), transportation (including refrigerated transport), and grocery and food storage market size estimates are $79 billion in U.S. and $189 billion worldwide according to Frost and Sullivan’s 2007 report.

NanoAir is being partially funded by a $681,322 grant from the U.S. Department of Energy’s Advanced Research Projects Agency – Energy (ARPA-E) awarded to us in September of 2010, and $254,500 grant from Pasco County, Florida in December of 2010. The grant from Pasco County requires us to pay the county 2% of the gross sales of products using a certain unique pump assembly for 5 years or for a total of $1,000,000 whichever comes first.

Water Clean-Up

According to water quality evaluated by the Pasco County Technical Services in March 2010, and the China Academy of Environmental Science in December 2010, our NanoClear prototype system has demonstrated the ability to remove quantities of salt and other impurities from water to produce potable water that may yield water using an environmentally friendly design that is projected to be more energy efficient, may reduce capital and operating expenditures up to 50% versus current methods. We have developed a number of functional demonstration units of various sizes, which highlight the basics of how this system works using our nano-structured materials to produce potable water. This demonstration unit is being used as the basis for the prototype’s next planned inflexion point: a 10m3 (approximately 26,500 gallons per day) pilot plant projected to be set up at a local county waste water treatment facility. The NanoClear application is currently in the mid stage of prototype development.

We believe significant market opportunities for water cleanup include waste water (e.g. municipal, runoff, industrial, sewage), water desalination and ultra-filtration applications in industries such as pharmaceutical, beverage and semiconductor. Unlike other water desalination technologies, we believe the NanoClear process may have the ability to handle high concentrations of salt with no lasting damage to our materials. The benefit of such a technological advancement in the water desalination industry may mean higher outputs of clean water per volume of types of contaminated water, and the ability to produce zero discharge from the process. The world market for water and wastewater amounted to $346.9 billion in 2008. According to 360 Consultancy/Acon AG, World-Wide water market profile dated May 2009, the markets are expected to expand further with high growth rates to $374.4 billion by 2009, and $412 billion by 2012. China, on February 3, 2011 announced a $607 billion government mandated program citing ‘national security’ to improve its water quality in the next decade.

According to MSNBC, a report by Lux Research in 2009 estimated that the worldwide contaminated water clean-up market will triple between 2008 and 2020.

Energy Storage

Based on initial material tests conducted by General Electric’s Global Research and Development Center in October 2009, and the University of Florida in October 2010, we believe that by applying a combination of our nano-materials exercising some of the material’s properties, we may be able to construct an ultracapacitor, a device which stores energy similar to a battery with projected increases in energy density and lifetimes. We call this application NanoCap. We believe the key application for NanoCap would be in transportation. We signed a research agreement with the University of Florida to conduct materials testing for the time period from July 2010 through July 2011. Although very early in the development path, we believe the material may have the energy density of gasoline.

The market size for ultracapacitors, worldwide, is projected to be $500 billion by 2015 as reported by Greentech Media in January, 2010 and includes electric vehicles, various electronics, smart grid and others.

Other

We have identified other potential products for our nano-materials and processes. Some have basic data to support the needed functionality and market differentiation of a product based on using our nano-technology inventions. These other products are based, in part, upon the known functionality of our materials and processes. Management projects many of these other applications will be developed in the future with partners already in a given sales channel or line of business with us, as we grow and are able to internally fund such activities, development, manufacturing, and sales.

We expect ConsERV™ to continue to be our focused commercial product through 2011 with a growing emphasis moving the development of the NanoClear and NanoAir technologies towards commercialization. However, we cannot provide assurance that any of the ongoing projects under development will ultimately be successful or commercially viable.

Recent Events

In December 2010, we issued more than 5% of our outstanding common stock in connection with the sale of equity securities to two holders of promissory notes. On December 27, 2010, a holder of a promissory note issued by us elected to apply all of the proceeds due and payable to the holder pursuant to such note in the principal amount of $250,000, plus accrued interest, to purchase our common stock. The investor subscribed for and purchased from us 1,052,950 shares of common stock at a purchase price of $0.26 per share, resulting in an aggregate purchase price of $273,767 (the principal amount and related accrued interest under the note). On December 30, 2010, another holder of a promissory note issued by us elected to apply all of the proceeds due and payable to such holder pursuant to such promissory note in the principal amount of $300,000, plus accrued interest, to purchase our common stock. The investor subscribed for and purchased from us 1,268,472 shares of common stock at a purchase price of $0.26 per share, resulting in an aggregate purchase price of $329,803 (the principal amount and related accrued interest under the note).

Principal Offices

Our principal office is located at 11552 Prosperous Drive, Odessa, FL 33556. Our telephone number is (727) 375-8484 and our facsimile number is (727) 375-8485. Our websites can be accessed at www.daisanalytic.com and www.conserv.com. Information found on our website is not part of this prospectus.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 9 of this prospectus, as well as other information included in this prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Offering

The following summary contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Issuer	Dais Analytic Corporation, a New York corporation.

Common stock offered by us	shares of common stock, par value $0.01 per share.

Over-allotment option	We have granted the underwriter an option to purchase up to an additional shares of common stock within 45 days of the date of this prospectus in order to cover over-allotments, if any.

Common stock outstanding after this offering	shares of common stock.(1)(2)

Use of Proceeds	We intend to use the net proceeds from the sale of our common stock in this offering for working capital and general corporate purposes.

Market and trading symbol for the common stock	Our common stock is listed and traded on the Over-the-Counter Bulletin Board under the symbol “DYLT.OB.”
Proposed listing symbol for our common stock	“DYLT”

Underwriter common stock purchase warrant	In connection with this offering, we have also agreed to sell to MDB Capital Group LLC a warrant to purchase up to 10% of the shares of common stock sold in this offering. If this warrant is exercised, each share may be purchased by MDB Capital Group LLC at $ per share (equal to the price of the shares sold in this offering.)

The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of February 11, 2011, and excludes:

☐	320,089 shares of our common stock issuable upon conversion of convertible debt in the principal amount of $50,000, plus accrued interest;

☐	16,757,757 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $0.31 per share;

☐	23,815,140 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $0.27 per share;

☐	10,230,000 shares of our common stock reserved for future issuance under our stock plans, .

(1)	Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock were exercised.
(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option.

SUMMARY FINANCIAL DATA

In the table below we provide you with historical selected financial data for each of the years ended December 31, 2009 and 2008, derived from our audited financial statements included elsewhere in this prospectus, and for the nine months ended September 30, 2010 and 2009, derived from our unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, and which are included elsewhere in this prospectus.

You should read the historical selected financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2008	2009	2009	2010
STATEMENT OF OPERATIONS:
Revenues	1,015,433	1,531,215	1,099,721	2,369,828
Cost of goods sold	(796,217)	(1,071,098)	(690,903)	(1,626,556)
General and administrative	(2,935,552)	(3,224,592)	(1,384,318)	(2,286,013)

Loss from operations	(2,716,336)	(2,764,475)	(975,500)	(1,542,741)
Interest and other expense	(3,263,110)	(620,907)	(454,610)	(157,669)

Income before income taxes	(5,979,446)	(3,385,382)	(1,430,110)	(1,700,410)

Net loss	(5,979,446)	(3,385,382)	(1,430,110)	(1,700,410)

Net loss per common share, basic and diluted	$(0.57)	$(0.17)	$(0.08)	$(0.06)

Weighted average common shares outstanding, basic and diluted	10,522,511	19,960,150	17,040,291	29,696,897

	December 31,		September 30,
	2010	2009	2010
STATEMENT OF FINANCIAL CONDITION:
Working capital	(3,802,009)	(2,265,370)	(3,390,029)
Total assets	468,492	1,620,746	1,719,517
Total long-term debt, less current installments	675,000	300,000	—
Total shareholders’ deficit	(4,697,436)	(2,678,939)	(3,428,140)

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The valuation for the Company could also decline due to any of these risks, and you may lose all or part of your investment. This document also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of several factors, including the risks faced by us described below and elsewhere in this prospectus. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern. This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and Note 2 to our financial statements for the fiscal year ended December 31, 2009, included elsewhere in this prospectus.

We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all. This going concern statement from our independent registered public accounting firm may discourage some investors from purchasing our stock or providing alternative capital financing. The failure to satisfy our capital requirements will adversely affect our business, financial condition, results of operations and prospects.

Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to continue operations. Even if we take these actions, they may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

We are in default on our convertible promissory note. If we are unable to reach an agreement with our convertible note holder, the note holder could foreclose on our assets, which ultimately would require us to curtail or cease our operations.

As of September 30, 2010, $150,000 of principal on certain 9% convertible notes was outstanding, which were in default. On November 4, 2010, an investor elected to convert his 9% secured convertible note of $100,000 principal and the related accrued interest $25,077 into 625,384 shares of our common stock. This investor also received an additional five-year warrant to purchase up to 62,538 shares of our common stock, at an exercise price of $0.75 per share in consideration for converting his 9% secured convertible note.

We have from time to time proposed and currently propose that the holder of a matured $50,000 9% convertible secured promissory note either (i) convert the note into shares at this time in exchange for an additional warrant or (ii) extend the maturity of the convertible note and continue to accrue interest. The note holder has a security interest in our patents pending loan repayment. If we are unable to reach an agreement with this note holder and the note holder elects to obtain a judgment against us, we may be forced to curtail or cease our operations. We may find it difficult to continue our business, including financing our operations, where a default continues.

We may be unable to repay or secure an extension on the $1,620,000 in unsecured promissory notes outstanding as of the date hereof. If we are unable to reach an agreement with our note holders, the note holders could foreclose on our assets, which ultimately could require us to curtail or cease our operations.

We do not currently have and do not expect to attain adequate funds for repayment of these notes from its current operations. Although we intend to continue to finance our operations, including the repayment of these unsecured notes, primarily through private sales of debt and equity securities, it may not be able to secure additional financing to repay the notes on acceptable terms, if at all. Further, many of these notes contain a limitation on the amount of debt we can incur prior to repayment of the notes. Hence, unless the note holders waive the debt limit we may not be able to avail ourselves of sufficient financing should it be available. Further many of these notes provide the holders with the option of participating in any additional financing we may undertake which could substantially dilute existing shareholders. If we are unable to secure financing to repay the notes we will seek to renegotiate the notes. However, there is no guarantee that all note holders will accept any offer we may make and some or all of the note holders may request additional concessions from us for any accommodation we do secure. Any such additional consideration would likely be offered to all such note holders. Any terms we may be able to secure may not be favorable to us. Unfavorable terms would adversely impact our business, financial condition and/or results of operations. In the event we are unable to secure additional financing sufficient to pay the notes prior to the maturity date and we are not able to renegotiate the terms of the notes the note holders will have the option to either foreclose, which would have material adverse consequences on our business operations, financial condition, results of operations and cash flows and possibly result in the failure of our business.

We may lose all our patents and the majority of our patent applications if we are unable to repay or convert the principal and interest on the outstanding 9% secured convertible note or obtain an agreement for extension of the maturity date.

We may not have adequate funds to repay the $50,000, 9% convertible note currently outstanding and do not expect to attain adequate funds for repayment from operations. The note is secured by all of our patents and the majority of our patent applications. Our success depends, to a significant extent, on the technology that is incorporated in our product and the underlying patents and patent applications securing the notes. We intend to continue to finance our operations, including the repayment of this note, primarily through private sales of debt and equity securities. We may not be able to secure additional financing to repay the note on acceptable terms, if at all. There is no guarantee that the note holder will accept any offer we will make with regard to extending or converting this note. Further, the note holder may request additional concessions from us in return for extending or converting his note. Any renegotiated terms we may be able to secure may not be favorable to us. Unfavorable terms, in either a financing transaction or debt renegotiation, would adversely impact our business, financial condition and/or results of operations. In the event (i) we are unable to secure additional financing sufficient to pay this note, (ii) this note is not converted into shares of our common stock, or (iii) we are not able to renegotiate the terms of this convertible note, the note holder will have the option to foreclose on all of our patents and those patent applications securing the notes, which would likely result in the failure of our business.

We have a history of operating losses, and we expect our operating losses to continue for the foreseeable future. If we fail to obtain additional financing we will be unable to execute our business plan.

We have incurred substantial losses since we were funded in 1993 and have not achieved profitability in any year to date. We have developed a family of nano-structured polymers and processes and are now marketing our first product application, ConsERV™. We anticipate the other listed applications in this document may take at least 6 to 48 months to develop. We expect our operating losses to continue for the foreseeable future as we continue to expend substantial resources to expand the ConsERV™ business while working to bring the identified applications to the market including research and development, design and testing, obtaining third party validations, identifying and securing collaborative partnerships, executing to enter into strategic relationships, or selling materials or value-added components. Furthermore, even if we achieve our projection of selling a greater number of ConsERV™ units in 2011, we anticipate that we will continue to incur losses until we can cost-effectively produce and sell our products to a wider market. Our accumulated deficit was $33,862,561 as of September 30, 2010. It is possible that we will never generate sufficient revenue to achieve and sustain profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability.

We financed our operations since inception primarily through private sales of our common stock and preferred stock, issuance of convertible promissory notes; issuance of unsecured promissory notes, cash received in connection with exercise of warrants, license fees and the sale of certain fuel cell assets in 2002. As of September 30, 2010, we had $1,609,288 of current assets.

Even if we are successful in raising additional equity capital to fund our operations, we will still be required to raise an additional substantial amount of capital in the future to fund our development initiatives and to achieve profitability. Our ability to fund our future operating requirements will depend on many factors, including the following:

•	ability to obtain funding from third parties;

•	progress on research and development programs;

•	time and costs required to gain third party approvals;

•	costs of manufacturing, marketing and distributing its products;

•	costs of filing, prosecuting and enforcing patents, patent applications, patent claims and trademarks;

•	status of competing products; and

•	market acceptance and third-party reimbursement of its products, if successfully developed.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs and planned initiatives, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

In the event the lease on our corporate office and production space is terminated, we may not be able to acquire a lease on another suitable property, or a lease on a suitable property at a comparable cost.

The lease on our corporate office and production space may be terminated upon 30 days prior written notice by either party. If this lease is terminated, we may not be able to acquire another lease for another suitable property or a lease on a suitable property at a comparable cost in a timely manner, which could materially disrupt our operations. Even if we are able to relocate into another suitable property at a comparable cost in a timely manner, we would incur significant moving expenses.

Our future indebtedness could adversely affect our financial health.

We have and may continue to incur a significant amount of indebtedness to finance our operations and growth. Any such indebtedness could result in negative consequences to us, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage to competitors who have less indebtedness; and

•

as the majority of our assets are pledged under a significant portion of our outstanding debt, the failure to meet the terms and conditions of the debt instruments, or a failure to timely rearrange the current terms and conditions of the notes, if so required, will result in us having no access to certain portions of our own technology.

The recent economic downturn has affected, and is likely to continue to adversely affect, our operations and financial condition potentially impacting our ability to continue as a going concern.

The recent economic downturn has resulted in a reduction in new construction and less than favorable credit markets, both of which may adversely affect us. Certain vendors from which we currently secure parts for our ConsERV product have and may continue to either reduce or eliminate payment terms. Hence, more capital is required to secure parts necessary to produce our products. In addition, our products are often incorporated in new construction which has experienced a decided down turn in project starts over the past year and such trend is expected for 2011. Although the portion of new construction most affected is home sales, which represents a minority of our sales, commercial construction has also experienced a reduction in starts with some projects being delayed and possibly eliminated. If the commercial construction market stagnates or decreases in volume or project size, our operations and financial condition could be negatively impacted. Expenditures under the United States economic stimulus plan appear to have targeted energy products. ConsERV™ may qualify under said program and we may potentially benefit from such program. However, when and if we will experience any increase in sales or investment due to this program is uncertain. As noted above, we intend to continue to finance operations, including the repayment of all outstanding debt, including but not limited to the convertible note and unsecured promissory notes, primarily through private sales of debt and equity securities. In light of the recent economic downturn we may not be able to secure additional financing on acceptable terms, if at all. Unfavorable terms for a financing transaction would adversely impact our business, financial condition and/or results of operations. In the event we are unable to secure additional financing our business may fail.

If we fail to successfully address the challenges, risks and uncertainties associated with operating as a public company, our business, results of operations and financial condition would be materially harmed.

We have and will continue to incur a significant increase in costs as a result of operating as a public company, and our management has and will be required to devote substantial time to new compliance initiatives. Until November of 2008 we had never operated as a public company. In preparation for and since reporting as a public company, we have and expect to continue to incur significant legal, accounting and other expenses that we did not incur as a non-reporting company. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the Securities and Exchange Commission (the “SEC”) and various stock exchanges, has imposed many new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel have and will continue to devote a substantial amount of time to these new compliance procedures.

We have and will continue to incur significant increased costs as a result of operation as a public company, and our management has and will continue to be required to devote substantial time to new compliance initiatives.

As a public company, we are now subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the rules promulgated by the SEC and the NASDAQ Global Market in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations have and will continue to significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may strain our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

If we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our Board of Directors. Additionally, we have found these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We have, and may be required once again, to accept reduced policy limits and/or coverage or incur substantially higher costs to obtain the same or similar coverage.

Our ConsERV™ product is in small volume production, we have no long term experience manufacturing our products on a commercial basis and may not be able to achieve cost effective large volume production.

Our ConsERV™ product is built in growing volumes. Our ability to achieve commercial production of that product is subject to significant uncertainties, including: completion of necessary product automation, developing experience in manufacturing and assembly on a large commercial scale; assuring the availability of raw materials and key component parts from third party suppliers; and developing effective means of marketing and selling our product.

We are in the process of assembling our ConsERV™ product at our facility in Odessa, Florida with overflow being produced by outsourced firms, which limits our capital outlay. Initial production costs of this product line are high with no or a lower than desired profit margin. As a result, we believe we will need to reduce unit production costs, including the nano-structured materials themselves made to our specifications by third parties, over time in order to offer our products at a profitable basis on a commercial scale. Our ability to achieve cost reductions in all areas of nano-structured materials and value added products depends on entering into suitable manufacturing relationships with component suppliers, as well as increasing sales volumes so that we can achieve economies of scale. A failure to achieve a lower cost structure through economies of scale and improvements in engineering and manufacturing in a timely manner would have a material adverse effect on our business and financial results. There can be no assurance that we will obtain higher production levels or that the anticipated sales prices of our products will ever allow an adequate profit margin.

We may not be able to meet our product development and commercialization milestones.

We have established internal product and commercialization milestones and dates for achieving development goals related to technology and design improvements of our products. To achieve these milestones we must complete substantial additional research, development and testing of our products and technologies. Except for our ConsERV product, we anticipate that it will take at least 6 to 48 months to develop and ready for scaled production our other products. Product development and testing are subject to unanticipated and significant delays, expenses and technical or other problems. We cannot guarantee that we will successfully achieve our milestones. Our business strategy depends on acceptance by key market participants and end-users of our products.

Our plans and ability to achieve profitability depend on acceptance by key market participants, such as vendors and marketing partners, and potential end-users of our products. We continue to educate designers and manufacturers of HVAC equipment with respect to our ConsERV™ product. More generally, the commercialization of our products may also be adversely affected by many factors that are out of our control, including:

•	willingness of market participants to try a new product and the perceptions of these market participants of the safety, reliability and functionality of our products;

•	emergence of newer, possibly more effective technologies;

•	future cost and availability of the raw materials and components needed to manufacture and use our products;

•	cost competitiveness of our products; and

•	adoption of new regulatory or industry standards which may adversely affect the use or cost of our products.

Accordingly, we cannot predict with any certainty that there will be acceptance of our products on a scale sufficient to support development of mass markets for those products.

We are dependent on third party suppliers and vendors for the supply of key components for our products.

We are dependent on third parties to manufacture the key components needed for our nano-structured based materials and value added products made with these materials. Accordingly, a supplier’s failure to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, technical specifications, or the inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, would create delays in production of our products or increase unit costs of production. Certain of the components contain proprietary products of our suppliers, or the processes used by our suppliers to manufacture these components are proprietary. If we are required to replace any of our suppliers, while we should be able to obtain comparable components from alternative suppliers at comparable costs, this would create a delay in production. If we experience such delays or our third party suppliers and vendors fail to supply us with components that meet our quality, quantity, or cost standards, we may lose our customers or be subject to product liability claims. Our applications require extensive commercial testing and will take long periods of time to commercialize.

Our nano-structured materials and associated applications need to undergo extensive testing before becoming commercial products. Consequently, the commercialization of our products could be delayed significantly or rendered impractical. Moreover, much of the commercial process testing will be dependent on the efforts of others. Any failure in a manufacturing step or an assembly process may render a given application or our nano-structured materials unsuitable or impractical for commercialization. Testing and required development of the manufacturing process will require the expenditure of funds and take time and effort.

We have not devoted any significant resources towards the marketing and sale of our products, we expect to face intense competition in the markets in which we do business, and expect to rely, to a significant extent, on the marketing and sales efforts of third parties that we do not control.

To date, we primarily focused on the sale of the ConsERV™ and, while we have sold increasing quantities of our products, even by adding staff experienced in the industry we continue to experience a learning curve in the marketing and sale of products on a commercial basis. We expect that the marketing and sale of the ConsERV product will continue to be conducted by a combination of independent manufactures representatives, third-party strategic partners, distributors, or OEMs. Consequently, commercial success of our products will be dependent largely on the efforts of others. We intend to enter into additional strategic marketing and distribution agreements or other collaborative relationships to market and sell our nano-structured materials and value added product. However, we may not be able to identify or establish appropriate relationships in the future. Even if we enter into these types of relationships, we cannot assure you that the distributors or OEMs with which we form relationships will focus adequate resources on selling our products or will be successful in selling them. In addition, our chosen third-party distributors or OEMs may require us to provide volume price discounts and other allowances, customize our products or provide other concessions which could reduce the potential profitability of these relationships. To the extent any strategic relationships that we establish are exclusive, we may not be able to enter into other arrangements at a time when the distributor with which we form a relationship is not successful in selling our products or has reduced its commitment to marketing our products. Failure to develop sufficient distribution and marketing relationships in our target markets will adversely affect our commercialization schedule and, to the extent we enter into such relationships, the failure of our distributors and other third parties in assisting us with the marketing and distribution of our products may adversely affect our financial condition and results of operations.

We will face intense competition in the markets for our product applications for our nano-structured materials and value-added products made from these materials. We will compete directly with currently available products, some of which may be less expensive. The companies that make these other products may have established sales relationships and more name-brand recognition in the market than we do. In addition, some of those companies may have significantly greater financial, marketing, manufacturing and other resources.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

We intend to market, distribute and service our products on an international basis and expect to derive a significant portion of our revenue in coming years from international sales. If we fail to successfully sell our products internationally, our ability to increase our future revenue and grow our business would be impaired. We have limited experience developing, and no experience manufacturing, our products to comply with the commercial, regulatory and legal requirements of international markets. Our success in those markets will depend on our ability to secure relationships with foreign resellers and our ability to manufacture products that meet foreign regulatory and commercial requirements. In addition, our planned international operations could be harmed by a variety of factors, including but not limited to:

•	difficulties in collecting international accounts receivable;

•	increased costs associated with maintaining international marketing efforts;

•	compliance with potential United States Department of Commerce export controls;

•	increases in duty rates or other adverse changes in tax laws;

•	trade protection measures and import or export licensing requirements;

•	fluctuations in currency exchange rates;

•	political and economic instability in foreign countries; and

•

difficulties in securing and enforcing intellectual property rights, foreign (where filed and obtained) or domestic, and time and complexities of vetting and establishing relations with foreign resellers or licensees including but not limited to designing, validating and marketing a product geared specifically to a particular market segment.

We depend on our intellectual property and failure to protect it could enable competitors to market products with similar features that may reduce demand for our products.

We currently have seven United States patents, seven patent applications and co-own two patent applications, some of which apply to the composition and structure of a family of ion conducting polymers and membranes. These patents and patent applications often make reference to applications for, and in some instances, are application patents relating to materials we are developing. Our patent applications may or may not mature into issued patents.

Our success depends, to a significant extent, on the technology that is incorporated in our product. Although some of the inventions which we have obtained or applied for patent protection are no longer suitable for use with our planned products, we believe that some of the other inventions covered by the patents and patent applications are important to the success of our products. If we are unable to protect our intellectual property, competitors could use our intellectual property to market products similar to our products, which could reduce demand for our products. We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the United States. Others may circumvent trade secrets, trademarks and copyrights that we own or may own. Any such infringements, or any alleged infringements, could have a material adverse effect on our business, results of operations, and financial condition.

Any of the United States patents or foreign patents owned by us or subsequently issued to us may be invalidated, circumvented, challenged or rendered unenforceable. We may not be issued any patents as a result of our pending and future patent applications and any patents we are issued may not have the claim coverage sought by us or necessary to prevent others from introducing similar products. Any litigation surrounding our patent rights could force us to divert significant financial and other important resources away from our business operations.

Some of our intellectual property is not covered by any patent or patent application. We seek to protect this proprietary intellectual property, which includes intellectual property that may not be patented or patentable, in part by confidentiality agreements with our distributors and employees. These agreements afford only limited protection and may not provide us with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships. In addition, we cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach or that the parties to such agreements will not assert rights to intellectual property arising out of these relationships.

Members of any scientific advisory board we had in the past or may have in the future have been or may be employed by entities other than us, some of which may compete with us. While we intend to enter into non-competition agreements with our scientific advisors, if any of them were to consult with or become employed by any of our competitors, our business could be negatively affected.

We have entered into agreements with various third parties that may affect our intellectual property rights.

We have entered into agreements with various third parties in connection with the development of various applications for our technology. Those agreements generally provide for the third party to own any resulting intellectual property rights and often provide for the grant of a license to us relating to those rights. We cannot assure you that the terms of any such licenses will not limit our ability to apply such rights to specific applications in competition with the relevant third party, which may adversely affect our business.

Our products employ technology that may unknowingly infringe on the proprietary rights of others, and, as a result, we could become liable for significant damages and suffer other harm.

We cannot assure you that our technologies and products do not or will not infringe on the proprietary rights of third parties or that third parties will not assert infringement claims against us in the future. We are aware of some patents in the nano-materials field held by potential competitors and other third parties. We cannot assure you that a third party will not claim infringement by us with respect to these patents, other patents or proprietary rights, or that we would prevail in any such proceeding. Any such infringement claim, whether meritorious or not, could:

•	be time-consuming;

•	result in costly litigation or arbitration and the diversion of technical and management personnel, as well as the diversion of financial resources from business operations;

•	require us to develop non-infringing technology or seek to enter into royalty or licensing agreements; or

•	require us to cease use of any infringing technology.

We may not be successful in developing non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results. A successful claim of infringement arising from the existence of a ‘submarine patent’ or another existing patent against us or our failure or inability to license the infringed or similar technology could require us to pay substantial damages and could harm our business. In addition, to the extent we agree to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could disrupt or terminate their ability to use, market or sell our products.

We may not be able to control our warranty exposure, which could increase our expenses.

We currently offer and expect to continue to offer a warranty with respect to our ConsERV™ product and we expect to offer a warranty with each of our future product applications. If the cost of warranty claims exceeds any reserves we may establish for such claims, our results of operations and financial condition could be adversely affected.

We may be exposed to lawsuits and other claims if our products malfunction, which could increase our expenses, harm our reputation and prevent us from growing our business.

Any liability for damages resulting from malfunctions of our products could be substantial, increase our expenses and prevent us from growing or continuing our business. Potential customers may rely on our products for critical needs, such as backup power. A malfunction of our products could result in warranty claims or other product liability. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products. This could result in a decline in demand for our products, which would reduce revenue and harm our business. Further, since our products are used in devices that are manufactured by other manufacturers, we may be subject to product liability claims even if our products do not malfunction.

Our key employees are critical to our success and the loss of any key employees could impair our ability to execute our strategy and grow our business.

Our future success depends, to a significant extent, on the continued service of our executive officers and other key technical, sales and senior management personnel and their ability to execute our growth strategy, all of whom have non-compete agreements with us which may not withstand court review if litigation were to occur. The loss of the services of any of our senior level management or other key employees could harm our business. Our future performance will depend, in part, on our ability to retain management personnel and for our executive officers to work together effectively. Our executive officers may not be successful in carrying out their duties or running our business. Any dissent among executive officers could impair our ability to make strategic decisions.

We have, when required, reduced the salaries of our employees. Such salary reductions may have an adverse effect on our ability to retain key employees.

If we fail to attract, retain and motivate qualified employees, we may be unable to execute our business strategy.

Our future success will depend in part on our ability to attract and retain highly qualified individuals, including researchers, engineers, sales and marketing personnel and management. Competition for these individuals may become intense, and it may become increasingly difficult to attract, assimilate and retain these highly qualified persons. Competitors and others may attempt to recruit our employees. Should we experience attrition or need to augment our staff, the cost of securing personnel may be significantly higher than currently experienced and thus negatively impact our financial position.

Our failure to manage our growth could harm our business.

We may grow in the number of our employees, the size of our physical facilities and the scope of our operations. In addition, we intend to focus greater resource on ConsERV™ margins, sales/marketing activities and channel expansion, and marketplace education. Any expansion would likely place a significant strain on our senior management team and other internal and external resources. Furthermore, we may be required to hire additional senior management personnel. Our ability to manage growth will depend in part on our ability to continue to enhance our operating, financial and management information systems. Our personnel, systems and controls may be unable to support any growth we may experience and as a result, our financial results would suffer.

Any acquisitions we make could disrupt our business and harm our financial condition.

As part of our growth strategy we may review opportunities to acquire other businesses or technologies that would complement our products, expand the breadth of our target markets or enhance our technical capabilities. Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including but not limited to:

•	problems integrating the acquired operations, technologies or products with our existing businesses and products;

•	constraints arising from increased expenses and working capital requirements;

•	constraints on our ability to incur debt;

•	dilution of our stock if we issue additional securities;

•	disruption of our ongoing business, diversion of capital and distraction of our management;

•	difficulties in retaining business relationships with suppliers and customers of acquired companies;

•	difficulties in coordinating and integrating overall business strategies, sales, marketing, research and development efforts;

•	potential liabilities in businesses and facilities acquired;

•	difficulties in maintaining corporate cultures, controls, procedures and policies;

•	difficulties evaluating risks associated with entering markets in which we lack prior experience; and

•	potential loss of key employees.

Our revenue and operating results may fluctuate significantly as a result of factors outside of our control, which could cause the value of our business to decline.

Unless and until we establish a predictable sales record for our products, we expect our revenue and operating results to vary significantly from quarter to quarter. As a result, quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication, in any manner, of our future performance. In addition, due to our stage of development, we cannot predict our future revenue or results of operations accurately. As a consequence, our operating results may fall below the expectations of investors, which could cause the valuation of our company to decline.

We expect to make significant investments in all areas of our business, particularly in research and product development and in expanding in-house or outsourced manufacturing capability. Because the investments associated with these activities are relatively fixed in the short-term, we may be unable to adjust our spending quickly enough to offset any unexpected shortfall in our revenue growth. In addition, because we are in the early stages of commercializing the ConsERV™ application and anticipate that it will take at least an additional 6 to 48 months to develop our other products for commercial sales, we expect our order flow to be uneven from period to period.

Risks Related to Our Industry

If our products fail to meet certain technical standards, we could be subject to claims, fines or other penalties and we may be curtailed from conducting our business operations.

Our nano-structured membrane products are designed for specific applications with specific technical objectives and standards. If these membranes, or the hardware device(s) used to make the membranes work, fail to meet those technical objectives and/or standards, we could be liable for potential personal injury, loss of life and damages (including consequential damages). Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred by reason of said claims, including, but not limited to, environmental damage claims, and in certain instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and may continue to do so in the future. Our operations may not comply with such changes and we may be required to make significant unanticipated capital and operating expenditures to comply with such changes. If we fail to comply with any such applicable environmental laws and regulations, governmental authorities may seek to impose fines or other penalties on us or to revoke or deny the issuance or renewal of certain permits issued to us. Accordingly, we might be subject to damage claims or penalties, and we may be curtailed from conducting our business operations.

We could be liable for environmental damages resulting from our research, development and manufacturing operations.

Our business may expose us to the potential risk of harmful substances escaping into the environment, resulting in potential personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in certain instances, we may not be reimbursed at all. Our business may be or become subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and may continue to do so in the future. Our operations may not comply with such changes and we may be required to make significant unanticipated capital and operating expenditures to comply with such changes. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines or other penalties on us or to revoke or deny the issuance or renewal of certain permits issued to us. Accordingly, we might be subject to damage claims or penalties, and we may be curtailed from conducting our business operations.

Future government regulation may impair our ability to market and sell our products.

Our current and planned products are potentially subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air as well as laws relating to occupational health and safety. As these products are introduced commercially, it is possible that governmental authorities will adopt new regulations that will limit or curtail our ability to market and sell such products. We may also incur substantial costs or liabilities in complying with such new governmental regulations. Our potential customers and distributors, some of which operate in highly regulated industries, may also be required to comply with new laws and regulations applicable to products such as ours, which could adversely affect their interest in our products.

Alternatives to our technology could render our systems obsolete prior to commercialization.

Our nano-structured materials and their identified uses are one of a number of products being developed today as potential answers to perceived market needs such as additional water sources, energy and emissions savings with regard to HVAC operation, alternative energy storage and “clean” power sources. Improvements are also being made to the existing products. Technological advances in all fields and improvements in key targeted application areas with existing or different new technology may render our nano-structured material approach obsolete before or during commercialization.

Risks Related to This Offering and an Investment in Our Securities

Our common stock has traded only sporadically and is expected to experience significant price and volume volatility in the future which substantially increases the risk of loss to persons owning our common stock.

We intend to apply for listing of our common stock on AMEX, which listing we expect to occur immediately prior to the consummation of this offering. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

Our common stock has been quoted on the Pink OTC Markets, Inc.’s Pink Sheets since November 15, 2005 and the Over the Counter Bulletin Board since November 24, 2008. The market price of our common stock has been and will likely continue to be subject to fluctuations. In addition, the stock market in general and the market for technology companies in particular, have from time to time experienced significant price and volume fluctuations that have been often unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may cause our common stock to materially decline, regardless of our operating performance. Because of the limited trading market for our common stock, and the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility. In the past, following periods of volatility in the stock market and the market price of a particular company’s securities, securities class action litigation has often been instituted against that company. Litigation of this type could result in substantial legal fees and other costs, potential liabilities and a diversion of management’s attention and resources.

We have not and do not intend to pay dividends on our common stock.

The payment of dividends upon our capital stock is solely within the discretion of our board of directors and dependent upon our financial condition, results of operations, capital requirements, restrictions contained in our future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid a dividend on our common stock and, because we have very limited resources, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain any future earnings for the continued operation and expansion of our business. It is unlikely, therefore, that the holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common shares held by them.

Our executive officers and directors have significant shareholdings, which may lead to conflicts with other shareholders over corporate governance matters.

As of February 11, 2011, our directors and officers, as a group, beneficially own approximately 32.7% of our outstanding common stock, including shares of common stock issuable upon exercise of warrants and options they hold. Acting together, these shareholders would be able to significantly influence all matters that our shareholders vote upon, including the election of directors, mergers or other business combinations.

There is no guarantee that our shares will be listed on AMEX.

Following the filing of the registration statement of which this prospectus is a part we will apply to have our common stock listed on AMEX. We believe that we will satisfy the listing requirements of AMEX. Such listing, however, is not guaranteed. If the application is not approved, we will not complete this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board. Even if such listing is approved, we may not be able to meet the requirements for continued listing, and there may not be any broker interested in making a market for our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriter, MDB Capital Group, LLC, is not obligated to make a market in our securities, and even if it chooses to do so it can discontinue at any time without notice. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, that the market will continue.

Our securities are characterized as “microcap stock”, and are subject to a number of unique risks.

The term “microcap stock” applies to companies with low or “micro” capitalizations, meaning the total market value of the company’s stock. Our securities are characterized as “microcap stock”, and are subject to a number of unique risks. Many microcap companies tend to be new and have no proven track record. Some of these companies have limited or no assets or operations. Others have products and services that are still in development or have yet to be tested in the market. Another risk that pertains to microcap stocks involves the low volumes of trades. Because microcap stocks trade in low volumes, any size of trade can have a large percentage impact on the price of the stock. While all investments involve risk, microcap stocks can be among the most risky.

Unless an active trading market develops for our securities, shareholders may have difficulty or be unable to sell their shares of common stock.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. It is a condition to the closing of this offering that we be listed on the AMEX but we cannot assure you that we will be able to meet the requirements for continued listing going forward.

Our common stock is currently quoted on the OTC:BB under the symbol “DLYT.” However, currently there is not an active trading market for our common stock, meaning that the number of persons interested in purchasing shares of our common stock at or near ask prices at any given time may be relatively small or non-existent, and there can be no assurance that an active trading market may ever develop or, if developed, that it will be maintained. There are a number of factors that contribute to this situation, including, without limitation, the fact that we are a small development-stage company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, development-stage company such as ours or purchase or recommend the purchase of shares of our common stock until such time we become more seasoned and viable.

As a consequence, our stock may be characterized by a lack of liquidity, sporadic trading, larger spreads between bid and ask quotations, and other conditions that may affect shareholders’ ability to re-sell our securities. Moreover, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Unless an active trading market for our common stock is developed and maintained, shareholders may be unable to sell their common stock and any attempted sale of such shares may have the effect of lowering the market price of our common stock and a shareholder’s investment could be a partial or complete loss.

Since our common stock is thinly traded, it is more susceptible to extreme rises or declines in price and shareholders may not be able to sell their shares at or above the price paid.

Since our common stock is thinly traded, its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	new products or services introduced or announced by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock;

•	general stock market price and volume fluctuations of publicly-quoted, and particularly microcap, companies; and

•	material legal action.

Shareholders, including but not limited to those who hold shares as a result of the exercise or conversion of our convertible securities and warrants, may have difficulty reselling shares of our common stock, either at or above the price paid, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, and as noted below, our shares are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Our common stock is subject to the “penny stock” regulations, which are likely to make it more difficult to sell.

Although we anticipate the offering price of our common stock in this offering will be a minimum of $             and we expect the market price of our common stock to be greater than $            , it is possible that the market price could fall below this amount, and thus we would again be subject to the “penny stock” rules. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules generally have the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares once acquired. Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver to a prospective investor a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the prospective investor with current bid and ask quotations for the penny stock;

•	explain to the prospective investor the compensation of the broker-dealer and its salesperson in the transaction;

•	provide investors monthly account statements showing the market value of each penny stock held in their account; and

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the 33,306,215 shares of our common stock outstanding as of February 11, 2011, approximately 20,584,596 shares are held by non-affiliates and are, or will be, freely tradable without restriction, and the remaining shares are held by our affiliates, as of such date. In addition, 320,089 shares of our common stock are issuable upon conversion of convertible debt in the principal amount of $50,000, plus accrued interest, all of which if issued would be freely tradable without restriction Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $             per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $             per share in the net tangible book value of the common stock at September 30, 2010. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering and assuming the sale of all                      shares of our common stock offered pursuant to this prospectus, we will have approximately                      shares of our common stock outstanding and                      shares of common stock equivalents (including the conversion of $50,000 principal amount of convertible debt, plus accrued interest), and an anticipated offering price of $              per share.

DETERMINATION OF OFFERING PRICE

Although our common stock is currently quoted on the OTC Bulletin Board, we are applying to have our common stock listed for trading on AMEX which we expect to occur immediately prior to the consummation of this offering. Trading of a security on AMEX is made a specialist. Our underwriter, MDB Capital Group LLC, however, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

Based on an assumed offering price of $             per share, we estimate the gross proceeds from the sale of                      shares of common stock, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $15.0 million (approximately $17.3 million if the over-allotment option granted to the underwriter is exercised in full).

We estimate that we will receive net proceeds of $             million, after deducting underwriting discounts and commissions and our underwriter’s expense allowance and estimated expenses of approximately $             million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase an additional                  shares of common stock to cover over-allotments, we will receive an additional $             million, after deducting $              million for underwriting discounts and commissions.

We currently intend to use the net proceeds of this offering for working capital and general corporate purposes, and repayment of certain indebtedness with a summary of the use of proceeds shown below: (numbers in thousands)

Working capital	$4,450
Debt	900
Working capital and general corporate purposes	7,750

Net Proceeds	13,100
Expense (professional and brokers fees)	1,900

Total Gross Proceeds	$15,000

In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock. We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF BUSINESS

Dais Analytic Corporation is a nano-structure polymer technology materials company that has developed and is commercializing applications using its materials. The first commercial product is called ConsERV™, a fixed plate energy recovery ventilator which we believe is useful in meeting building indoor fresh air requirements while saving energy and lowering emissions for most forms of Heating, Ventilation and Air Conditioning (HVAC) equipment. We are developing other nano-structure polymer technology applications including (i) “NanoAir”, a water based packaged heating and cooling system and (ii) “NanoClear”, a water clean-up process useful in the creation of potable water from sea, brackish or waste water. We further believe that our nano-structure polymer technology may be useful in developing an ultra-capacitor, a device that may be capable of greater energy density and power per pound than traditional capacitors or batteries.

Formation History

We were incorporated as a New York corporation on April 8, 1993 as Dais Corporation. We subsequently changed our name to Dais Analytic Corporation on December 13, 1999. We were formed to develop new, cost-effective polymer materials for various applications, including providing a lower cost membrane material for Polymer Electrolyte Membrane (PEM) fuel cells. We believe our research on materials science has yielded technological advances in the field of selective ion transport polymer materials.

In December 1999, we purchased the assets of Analytic Power Corporation, which was founded in 1984 to provide fuel cell and fuel processor design and consulting services, systems integration and analysis services to develop integrated fuel cell power systems, and we were re-named Dais Analytic Corporation. Analytic Power Corporation developed a portfolio of fuel cell and related fuel cell component technologies, including fuel cell stack designs, a membrane electrode assembly process, and natural gas, propane, diesel and ammonia fuel processors for use in creating integrated fuel cell systems.

In March 2002, we sold substantially all of our fuel cell assets to a large U.S. oil company for a combination of cash and the assumption by such company of certain of our obligations. After we sold a substantial portion of our fuel cell assets, we focused on expanding our nano-structured polymer platform, having already identified the Energy Recovery Ventilator (ERV) application as our first commercial product.

Technology

We use proprietary nano-technology to reformulate thermoplastic materials called polymers. Nano-technology involves studying and working with matter on an ultra-small scale. One nanometer is one-millionth of a millimeter and a single human hair is around 80,000 nanometers in width. Polymers are chemical, plastic-like compounds used in diverse products such as Dacron, Teflon, and polyurethane. A thermoplastic is a material that is plastic or deformable, melts to a liquid when heated and to a brittle, glassy state when cooled sufficiently.

These reformulated polymers have properties that allow them to be used in unique ways. We transform polymers from a hard, water impermeable substance into a material which water and similar liquids can, under certain conditions, diffuse (although there are no openings in the material) as molecules as opposed to liquid water. Water and similar liquids penetrate the thermoplastic material at the molecular level without oxygen and other atmospheric gases penetrating the material. It is believed this selectivity is dependent on the size and type of a particular molecule.

Products

ConsERV™

We currently have commercialized the ConsERV™ product. ConsERV™ is an HVAC energy conservation product which should, according to various tests, save an average of up to 30% on HVAC ventilation air operating costs, lowers CO2 emissions and allows HVAC equipment to be up to 30% smaller, reducing peak energy usage by up to 20% while simultaneously improving indoor air quality. This product makes HVAC systems operate more efficiently and results, in many cases, in energy and cost savings. ConsERV™ attaches onto existing HVAC systems, typically in commercial buildings, to provide ventilation within the structure. It pre-conditions the incoming air by passing through our nano-technology polymer which has been formed into a filter of sorts. The nano-technology ‘filter’ uses the stale building air that must be simultaneously exhausted to transfer heat and moisture into or out of the incoming air. For summer air conditioning, the “core” removes some of the heat and humidity from the incoming air, transferring it to the exhaust air stream thereby, under certain conditions, saving energy. For winter heating, the “core” transfers a portion of the heat and humidity into the incoming air from the exhaust air stream thereby often saving energy.

Our ConsERV™ product is the primary focus of our resources and commercialization efforts. When compared to similar competitive products, we believe based on test results conducted by the Air-Conditioning, Heating and Refrigeration Institute (AHRI)1, a leading industry association, ConsERV™ is twice as effective in managing latent and sensible heat. We expect ConsERV™ to continue to be our focused commercial product through 2011 with a growing emphasis on moving components of NanoAir technologies towards commercialization.

How ConsERV™ Works

Most building codes mandate commercial structures to provide certain levels of ventilation determined by use and occupancy. ERVs are systems used by HVAC manufacturers to increase energy efficiencies in HVAC units by transferring heat and humidity between air flows. They do this by capturing a portion of the energy already used to heat or cool air that is being released to the outside and use such released air to condition the incoming air stream. In an air conditioning application, heat and humidity that are part of the incoming air stream are transferred to the cool, dry exhaust air, thereby “pre-conditioning” the incoming air before it reaches the building’s air conditioning system. By pre-conditioning the incoming air, ERVs should increase the operating efficiency of the HVAC unit, thereby lowering the overall costs associated with heating and cooling buildings and potentially reducing the size and initial capital cost of the overall HVAC unit.

ConsERV™ has a “core” component made using our nano-structured material and may be described as a high-performance ERV. It is used in conjunction with a building’s HVAC equipment. The ConsERV™ energy recovery ventilator employs nano-technology based materials to create an exchange of sensible (temperature) and latent (humidity) energy between the two air streams using HVAC equipment to provide building ventilation. The first air stream typically exits a building at the temperature and relative humidity level set by the buildings air conditioning and heating equipment. The second air stream comes from the outside environment at a different temperature and relative humidity level and is used to bring outdoor air to the occupants of the building. The ConsERV™ product uses the energy found in the first air stream (air already cooler or heated) to condition the second air stream (the outdoor air coming in) before the second air stream (outside air) enters the HVAC equipment. The ConsERV™ product may save energy, in that it often reduces the required energy and size of the HVAC equipment and thereby may lower the cost of providing ventilation. In addition, it may lower carbon dioxide emissions because the HVAC equipment may not need to be used as frequently and often times can be reduced in size to provide the same levels of comfort indoors. The process is shown in the picture below.

[1]	Air-Conditioning, Heating, and Refrigeration Institute (AHRI) – May 2008 test results. This study is publicly available and was not prepared for our benefit or funded by us.

Given third-party test data, our ConsERV™ product, with its nano-structured materials, offers better total performance than other fixed plate ERV products of which we are aware, with no moving parts and little or no cross-air stream contamination.1 Our ConsERV™ core product has received UL 900 recognition and Air-Conditioning, Heating and Refrigeration Institute (“AHRI”) standard 1060 certification. Our ConsERV™ product is compatible with most commercial HVAC units and requires only a small amount of additional HVAC technical expertise to install. We believe the purchase and installation costs of our ConsERV™ product are comparable to the costs of many competing energy recovery products and our ConsERV™ product is more efficient in transferring moisture with lower life cycle maintenance costs.

Achieving increased sales revenue growth from our ConsERV™ product is predicated on the success in seven key areas:

•	Achieving continued engineering or technological improvements in key materials to lower our ‘per unit’ cost structure.

•	Engineering of add-on components (such as coils, heaters, dampers, new fan options and controls) to ConsERV systems to meet market demands

•	Development of new core designs to meet broad spectrum of performance needs

•

Continuing to implment ‘Lean Manufacturing’ techniques for in-house assembly processes as well as monitoring existing outsourced manufacturing and assembly relationships that lower our ‘per unit’ cost structure.

•

Securing additional depth in the sales channels including adding more indepent sales represetatives, supplying HVAC equipment manufacturers, as well as ERV Original Equipment Manufacturers (“OEM”) (or Licensees), with presence in existing and evolving sales channels as our customers or partners to sell worldwide “in-country or region”.

•	Recruiting and retaining the necessary people and infrastructure to support sales growth of ConsERV™ and other products as they are introduced into their respective sales channels.

•	Having access to sufficient working capital in a timely manner for the necessary steps outlined above to continue without interruption.

We are devoting varying amounts of time to other uses of our nano-structured products in ways which are not disruptive to the key ConsERV™ effort. To date, small revenues have been generated from these non-ConsERV™ related applications.

[1]	Air-Conditioning, Heating, and Refrigeration Institute (AHRI) – May 2008 test results. This study is publicly available and was not prepared for our benefit or funded by us.

These product applications and activities include:

NanoAir™

Water Based packaged HVAC system or “NanoAir”: We expect this application would function to dehumidify and cool air in warm weather, or humidify and heat in cold weather. This NanoAir application may be capable of replacing a traditional refrigerant loop based heating/cooling system. The Company has a several small prototypes showing fundamental heating, cooling, humidification, and dehumidification operation of this evolving product. The NanoAir product is in the middle stage of prototype development. The Company received a grant of $681,322 from the US Department of Energy’s Advanced Research Projects Agency – Energy (ARPA-E) in September of 2010 and a grant of $254,500 from Pasco County, Florida in December of 2010. Both grants are designed to assist us to get the NanoAir family of products into commercialization sooner.

NanoClear™

Water Clean-up or “NanoClear”: We expect that this application would function to remove quantities of salt and other impurities from water to produce potable water using an environmentally friendly design that would use less energy and be less expensive than most other current methods. We have developed a series of functional demonstration units which highlight the basics of how this system works using the Company’s nano-structured materials to produce potable water from a number of types of contaminated water streams. The information is accumulated from the demonstration units are being used as the basis for the product’s next planned inflexion point: the buildup of a 10m3 (approximately 26,500 gallons of clean water per day) pilot plant projected to be set up at a local County waste water treatment facility. The NanoClear product is currently in the middle stage of prototype development.

NanoCap™

Ultra-capacitor: Based on initial material tests conducted by two third parties, we believe that by applying a combination of our nano-materials we may be able to construct a device which stores energy similar to a battery with projected increases in energy density and lifetimes. We believe the key application for such a device would be in transportation. We have not invested significant resources to date in the development of this product.

Detailed information including development stage and estimated funding and time to market follows:

Application	Current Stage	Estimated Funding Required Commercialize	Estimated Time to Market (post funding)
Energy Recovery Ventilation (ConsERV) – An energy efficient process that exchanges heat and humidity between incoming and outgoing airstreams to increase fresh air within commercial and residential facilities	Varied - Additional components to meet market demand are necessary	$1.9 Million	6 – 18 months

Water Clean – up (NanoClear) – A process using a low temperature, low pressure approach to process brackish, salt, and waste water into potable water.	1st Stage Beta	$3.0 Million	6 – 48 months

Advanced Heating, Ventilating, and Air Conditioning (NanoAir) – A process using the nano – technology materials to create an advanced heating, ventilating, and air – conditioning system.	1st Stage Beta	$4.0 Million	6 –48 months

Ultracapacitor – if fully developed, may have a greater energy density and power per pound than traditional capacitors or the batteries on the market today.	Base materials testing underway by third party to confirm the effectiveness of the Company’s materials in the application. Current activities are moving us closer to the optimization of materials.	$500,000	— [2]

The Company has identified other potential products for its materials and processes. Some have basic data to support the needed functionality and market differentiation of a product based on using our nano-technology based inventions. Such applications include immersion coatings and performance fabrics. These other products are based, in part, upon the known functionality of the Company’s materials and processes.

Patents

We own the rights to seven U.S. patents, three pending U.S. patent applications, and four Patent Cooperation Treaty (“PCT”) applications. National stage applications based on one of the PCT application have been filed in the U.S., China and Europe. In addition, we co-own two PCT applications with Aegis Biosciences LLC, a biomaterials drug delivery technology company. National stage applications based on one of the co-owned PCT applications have been filed in the U.S., China and Europe, and a National stage application based on the other co-owned PCT application has been filed in the U.S. and China. These patents relate to, or are applications of, our nano-structured polymer materials that perform functions such as ion exchange and modification of surface properties. The polymers are selectively permeable to polar materials, such as water, in molecular form. Selective permeability allows these materials to function as a nano-filter in various transfer applications. These materials are made from base polymer resins available from a number of commercial firms worldwide and possess what we believe to be some unique and controllable properties, such as:

•

Selectivity: Based on our research, we believe that when the polymer is made there are small channels created that are 5 to 30 nanometers in diameter. There are two types of these channels: hydrophilic (water permeable), and hydrophobic (water impermeable). The channels can be chemically tuned to be selective for the ions or molecules they transfer. The selectivity of the polymer can be adjusted to efficiently transfer water molecules from one face to the other using these channels.

•

High transfer rate: Based on in-house testing protocols and related results, we have found that the channels created when casting the materials into a nano-structured membrane have a transfer rate of water, or flux, greater than 90% of an equivalent area of an open tube. This feature is fundamental to the material’s ability to transfer moisture at the molecular level while substantially allowing or disallowing the transfer of certain other substances at a molecular level.

•	Unique surface characteristic: The materials offer a surface characteristic that we believe inhibits the growth of bacteria, fungus and algae and prevents adhesives from attaching.

[2]	Estimated time to market (post funding) for the Ultracapacitor cannot be determined at this time because it is subject to completion of materials testing.

The molecular selectivity, transfer rate and surface coating properties, coupled with our ability to produce the nano-structured materials at what we believe is an affordable price, distinguishes our technology and value-added products. By incorporating our nano-structured materials into existing products, we strive to address current real-world market needs by offering what we believe to be higher efficiencies and improved price performance. For example, there are other energy recovery mechanisms available for HVAC that use coated paper or desiccant technology instead of our highly efficient nano-structured polymer materials.

Manufacturing

We do not have long term contractual relationships with any of our manufacturers or vendors. The only product or service which we could not have purchased elsewhere and used in the on-going growth of the ConsERV™ business is the plastic based sheet good. In progress is a project aimed at lessening the Company’s exposure in this sheet good area. All purchases to date of raw materials and related services have been on a purchase order basis using non-disclosure agreements. Our manufacturing process is described below.

Polymer Membrane

Commercially available styrene based polymer resin in flake form and industrial grade solvents are mixed together using a proprietary process involving heat, industrial mixers, and solvents. The resin and the solvents are commercially available from any number of chemical supply houses, or firms such as Dow and Kraton (formerly Shell Elastomers then part of Royal Dutch Shell). Our process changes the molecular properties of the starting polymer resins into a liquid material which we believe gives the attribute of being selective in what molecules it will allow through the plastic, which includes water molecules. This process, called ‘sulfonation’, is done at facilities around the world known as Toll Houses. These are firms which specialize in making small lot (by industry standards) runs of specialty chemicals.

Plastic Based Sheet Good

A thin coating of the liquid polymer material is applied on one side of the sheet good by a ‘tape casting’ firm of which there are many in the United States. The coated sheet good is heated to rapidly dry the liquid material thus bonding the polymer solution and rolled sheet good together. The resulting ‘modified sheet good’ is then re-coiled into rolls and shipped to us. Currently one vendor provides this to us. We have not sought additional vendors for this component. However, we have identified other entities making similar types of products and believe such entities and products may provide alternatives should one be required. As noted above the Company is actively working on this project to lower its exposure.

The “Core”

The modified sheet good is cut into defined dimensions and glued to a PVC formed spacer. This ‘spacer/glued modified sheet good’ is a single layer. Multiple layers are stacked one on top the other until a certain height is achieved. Once the proper height is achieved, these layers are then fitted with a galvanized sheet metal plate on the top and bottom of the stack along with galvanized sheet metal ‘Y’ shaped bracket on each of the four corners of the assembly. This assembly is called a ‘core’. The galvanized sheet metal is a world-wide commodity material formed to our specifications by local and out-of-town sheet metal forming companies. We have no long term contractual relationships with firms making the PVC spacers, supplying the glue, supplying rivets to hold the structure together, and the sheet metal firms making the top and bottom plate as well as the side rails.

Completion

For the complete ConsERV™ system, one or more cores are placed inside of aluminum or steel boxes built by a vendor or us. The box may or may not also be fitted with an electric motor, fan, electric relay, and electrical disconnect. Inclusion or exclusion of the electric motor and fan is dictated by the customers’ needs and current HVAC system. Once outfitted with cores, the product is complete. We have no long term contractual relationships with firms providing the aluminum or steel parts used to build the box, the motors, the fans, the relays, or the electrical disconnects.

Licensing

While we have earned licensing revenue under agreements licensing our technology in the past, we may not receive any material revenue from these agreements in the near or foreseeable future.

Research and Development

We have spent approximately $42,600 on research and development during the last two fiscal years.

Key Relationships

We have strategic relationships with leaders in the energ

y industry who have entered into sales, marketing, distribution and product development arrangements with us and, in some cases, hold equity in us. They include:

Electric Power Research Institute (EPRI)

We have an on-going relationship with a number of utilities through EPRI. The EPRI participants include Public Service Company of New Mexico, Kansas City Power & Light, Reliant Energy Incorporated, Alliant Energy Company, Omaha Public Power District, Wisconsin Public Service Corporation, Southern California Gas Company, EDF Electricite de France, Consolidated Edison of New York, Tokyo Gas Co., Ltd., CINERGY Corporation, Northern States Power Company, American Electric Power Company, Inc., Sierra Pacific Power Company, Public Service Electric & Gas Company (PSE&G), and Tennessee Valley Authority. The EPRI users group has been helpful in creating opportunities for us to define specifications and applications for our nano-structured materials that address existing energy related challenges while possibly opening new sources of revenue.

Genertec America, Inc (“Genertec”).

On August 21, 2009, we entered into an Exclusive Distribution Agreement with Genertec, under which we are to supply and Genertec is to distribute, on an exclusive basis, three of our nanotechnology-based membrane products and related products in Great China, including mainland China, Hong Kong, Macau and Taiwan. The agreement provides that during the initial term of the agreement, Genertec will order and purchase these products in the aggregate amount of Two Hundred Million U.S. Dollars. A minimum quantity of said products is to be purchased by Genertec during each contract year of the initial term. In the event Genertec fails to purchase the minimum amount of products in any given year, we may convert the exclusivity provided to Genertec to a non-exclusive or terminate the agreement. Genertec has agreed to engage and appoint authorized person(s) or firm(s), to install, engineer, perform maintenance, sell and use the products within the defined distribution area and neither Genertec nor its designated buyer is permitted to alter, decompile or modify our products in any way. As consideration for entering into this agreement, Genertec agreed to pay us a deposit in monthly installments beginning in September 2009 and continuing through April, 2010. All such payments are to be applied to products purchased by Genertec. During the initial term of the agreement, the parties are to negotiate in good faith a royalty bearing license agreement whereby Genertec may be granted a license to manufacture certain portions of the our products in the designated territory. The initial term of the agreement shall be for a period of five (5) years, commencing on August 21, 2009, unless earlier terminated. Unless notice of termination is delivered to the respective parties 180 days prior to the expiration of the initial term, the Agreement will automatically renew for consecutive one year periods. We may terminate this agreement in the event: (1) Genertec fails to pay the deposit as indicated, (2) Genertec does not purchase the minimum amount of our designated products during any contract year, (3) breach by Genertec of its obligations under the Agreement, or (4) at our discretion immediately upon the transfer of fifty percent (50%) or more of either the assets of the voting stock of Genertec to any third party. Genertec may not assign the Agreement to any party without our prior written consent. As of December 31, 2010, the Company has $406,356 in accounts receivable and $500,000 in deferred revenue to be applied against future orders.

In April of 2010, the Company entered into a technical and sales agreement with CAST Systems Control Technology Co., Ltd. (“CAST”) and Genertec with a value of up to approximately $48 million over a twelve month period. Under the terms of the Agreement, the Company will supply to CAST, through Genertec, key system components of its nanotechnology clean water process. The Agreement is conditioned upon the Company obtaining a letter of credit from GTA in the amount as agreed to by the parties on or before April 13, 2010. As of the date of this filing, the Company has received the required letter of credit. This Agreement, the terms of which are disclosed in the Company’s Current Report on Form 8-K, filed on April 9, 2010, is made pursuant to and in support of the $200 million distribution agreement made between the Company and Genertec on August 21, 2009, granting Genertec the exclusive right to obtain, distribute and market the Company’s nanotechnology-based membrane and related products in China, including mainland China, Hong Kong, Macau and Taiwan, the terms of which are summarized above and more fully disclosed in the Company’s Current Report on Form 8-K, filed August 27, 2009.

ConsERV™ – Sales and Marketing Strategies

We market our ConsERV™ product in North America principally through alliances with local independent manufacturer representatives. We currently have 39 independent commercial sales representatives in various locations throughout North America selling the ConsERV™ product. We intend to increase the number of commercial independent sales representatives to more than 70 to properly cover the North American commercial sales territory. We are also working to secure ongoing relationships with other leading industry HVAC manufacturers and other ERV manufacturers. Other potential and targeted sales channels for the ConsERV™ product are energy service companies and HVAC product distributorships. We continue to leverage our relationship with EPRI and a group of 16 utility companies (consisting of EPRI members and some of our minority shareholders) into expected sources of future product sales through the introduction of demand reduction incentives. As interest has grown in ConsERV – and growth begins in NanoAir – we have decided to bring in an HVAC industry veteran to oversee the sales and marketing of ConsERV as well as to prepare to integrate the NanoAir applications as they come available for commercialization. In January 2010, the Company hired a new Vice President of Sales and Marketing who possesses 25 years of experience in the HVAC industry. Additionally this growth found our manufacturing efforts in need of bolstering. In June 2010 we hired a General Manager of Operations and Manufacturing (LEAN certified, 18 plus years of experience in growing running, and optimizing manufacturing organization to run the manufacturing effort, and to plan for the Company’s projected future manufacturing/assembly expansion.

Future Products – Sales and Marketing Strategies

Our intended sales and marketing strategy will require us to create alliances with companies having strong, existing channel presence in the target industries. We intend to bring industry seasoned executive talent into the Company at the appropriate time to influence the product’s feature set, and to then to establish and grow the market development and revenue generation of the NanoAir, and NanoClear product. We believe working with OEM’s who are industry leaders during development allows us to better address the market’s needs and possibly accelerate the time to market cycle.

Competition and Barriers to Entry

We believe the efficacy of our value-added products and technology has the ability to decrease sales of competing products, thus taking business away from more established firms using older technology. We believe that our ConsERV™ product may become a functional component of newer, more efficient OEM products. Our key challenge is to educate channel decision makers of the benefits of products made using our materials and processes to overcome the strength of the current product sales.

There are a number of companies located in the United States, Canada, Europe and Asia that have been developing and selling technologies and products in the energy recovery industry, including but not limited to: Semco, Greenheck, Venmar, Bry-Air, dPoint, Renewaire and AirXchange.

We will experience significant competition regarding our products because certain competing companies possess greater financial and personal resources than us. Future product competitors include, but are not limited to:

Products	Current and Future Competitors
ConsERV	Semco, Greenheck, Venmar, Bry-Air, dPoint, Renewaire and AirXchange.
NanoClear	Dow, Siemens, GE
NanoAir	AAON, Trane, Carrier, York, Hier, Mitsubishi, LG
Ultracapacitor	Maxwell, Ioxus, B&D

We believe that the combination of our nano-material platform’s characteristics (high selectivity, high flux rate, manufacturability, et al.), growing patent position, and possible ‘first to market’ position, are competitive advantages, which may allow us time to execute our business plan. Competitors may experience barriers to entry in these markets primarily related to the lack of similarly performing proprietary materials and processes.

Intellectual Property

As stated above, we have seven granted U.S. patents, including patents covering the composition and structure of a family of ion conducting polymers and membranes and applications of the polymer. We believe some of these patents make reference to applications relating to the materials we are developing. Please see the “Risk Factors” Section of this Prospectus. A list of our existing patents follows:

1.	Patent No. 6,841,601– Cross-linked polymer electrolyte membranes for heat and moisture exchange devices. This patent was issued on January 11, 2005 and expires March 12, 2022.

2.	Patent No. 6,413,298 – Water and ion-conducting membranes and uses thereof. This patent was issued on July 2, 2002 and expires July 27, 2020.

3.	Patent No. 6,383,391 – Water and ion-conducting membranes and uses thereof. This patent was issued on May 7, 2002 and expires on July 27, 2020.

4.	Patent No. 6,110,616 – Ion-conducting membrane for fuel cell. This patent was issued on August 29, 2000 and expires on January 29, 2018.

5.	Patent No. 5,679,482 – Fuel Cell incorporating novel ion-conducting membrane. This patent was issued on October 21, 1997 and expires on October 20, 2014.

6.	Patent No. 5,468,574 – Fuel Cell incorporating novel ion-conducting membrane. This patent was issued on October 21, 1995 and expires on May 22, 2014.

7.	Patent No. 7,179,860 – Cross-linked polymer electrolyte membranes for heat, ion and moisture exchange devices. This patent was issued on February 20, 2007 and expires on March 11, 2022.

We have provisional and patent applications in the following areas: Advanced Polymer Synthesis Processes, Reversible Liquid to Air Enthalpy Core Applications and Construction, Nanoparticle Ultra Capacitor and Water Treatment and Desalination.

The following is a partial list of the patent applications publicly visible:

1.	WO20080316678 – Nanoparticle Ultra Capacitor

2.	WO/2008/039779 – Enhanced HVAC System and Method

3.	WO/2008/089484 – Multiphase selective Transport Through a Membrane

4.	WO/2008/141179 – Molecule Sulphonation Process *

5.	WO/2009/002984 – Stable and Compatible Polymer Blends*

6.	WO2009/002984 – Novel Coblock Polymers and Methods for Making Same

*	Patent applications jointly owned with Aegis Biosciences, LLC.

Patents may or may not be granted on these applications. As noted above, two of these applications are jointly owned with Aegis Biosciences, LLC. We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements with our current and prospective strategic partners and employees.

Government Regulation

We do not believe the sale, installation or use of our nano-structured products will be subject to any government regulation, other than perhaps adherence to building codes, military specifications, and water safety regulations governing products used in HVAC, military clothing, immersion coatings, and water treatment and desalination. We do not believe that the cost of complying with such codes and regulations, to the extent applicable to our products, will be prohibitive.

We do not know the extent to which any existing or new regulations may affect our ability to distribute, install and service any of our products. Once our products reach the commercialization stage and we begin distributing them to our target markets, federal, state or local governmental entities may seek to impose regulations.

We are also subject to various international, federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, and environmental regulations regarding handling and disposal of hazardous and potentially hazardous substances and emissions of pollutants into the atmosphere. Our business may expose us to the risk of harmful substances escaping into the environment, resulting in potential personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. To date, we are not aware of any claims or liabilities under these existing laws and regulations that would materially affect our results of operations or financial condition.

Employees

As of February 11, 2011, we employed 22 full-time employees and one part time employee in our Odessa, Florida facility. Of the 23 employees we have 6 technicians, 2 product managers, 1 polymer chemist, 1 polymer engineer, 4 engineers, 1 Chief Technology Officer Development , 1 General Manager of Operations, 2 administrative assistants, 2 administrators, 1 Vice President of Sales, 1 Chief Financial Officer and 1 President and Chief Executive Officer. None of the employees are subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Principal Offices

Our principal office is located at 11552 Prosperous Drive, Odessa, FL 33556.

PROPERTIES

We currently lease a 7,200 square feet of combined office and production space located at 11552 Prosperous Drive, Odessa, FL 33556. We lease the site from Ethos Business Ventures, LLC, a limited liability company in which our Chief Executive Officer, Timothy N. Tangredi, has a controlling financial interest.

The lease for our corporate headquarters began on March 18, 2005. The lease term will terminate upon 30 days’ written notice from either party. The current monthly rent is $3,800. We also pay all taxes and utilities as well as most repairs relating to our office. Most of the Company functions are performed at this site including corporate, marketing, administration, on-going product and nano-structured polymer development, and product assembly and shipping. Key polymer synthesis and casting is out-sourced and not done at this facility. We expect to move the synthesis in-house with use of proceeds from this offering.

We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities. We currently have no formal investment policy and do not intend to undertake investments in real estate as a part of our normal operations.

LEGAL PROCEEDINGS

We are not currently a party to any pending legal proceedings. In the ordinary course of business, we may become a party to various legal proceedings generally involving contractual matters, infringement actions, product liability claims and other matters.

From time to time, claims are made against us in the ordinary course of our business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur, such as monetary damages, fines, penalties or injunctions prohibiting us from selling one or more products or engaging in other activities. The occurrence of an unfavorable outcome in any specific period could have a material adverse effect on our results of operations for that period or future periods.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of all of our directors and executive officers as of February 11, 2011. Also provided herein is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which the director or executive officer was selected.

Name	Age	Position
Timothy N. Tangredi	55	President, Chief Executive Officer and Chairman of the Board of Directors
Scott G. Ehrenberg	57	Chief Technology Officer and Secretary
Judith C. Norstrud	42	Chief Financial Officer and Treasurer
David Longacre	52	Vice President – Sales and Marketing
Robert W. Schwartz	66	Director
Raymond Kazyaka, Sr.	79	Director

Directors and Executive Officers

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Timothy N. Tangredi has been our Chief Executive Officer since 1996. Mr. Tangredi joined the Company in 1996, and was appointed a member of our board of directors in 1997. In 1999 and 2000, respectively, Mr. Tangredi initiated and executed the strategic purchases of Analytic Power and American Fuel Cell Corporation. From 1979 to 1990, Mr. Tangredi worked for AT&T, as a member of the Leadership Continuity Program working in technical marketing, network operations, and project management. Mr. Tangredi earned his BS from Siena College and MBA from Rensselaer Polytechnic Institute. He is a founder and member of the board of directors of Aegis BioSciences, LLC (“Aegis”). Aegis, created in 1995, is a licensee of the Company’s nano-structured intellectual property and materials in the biomedical and healthcare fields. Mr. Tangredi spends approximately one to two days per month on Aegis business and is compensated by Aegis for his time and contributions.

Scott G. Ehrenberg, is a founder of the Company and has been our Chief Technology Officer since 1993 and Secretary since November 7, 2008. He has thirty years of experience developing along with others new materials and applications. These applications range from laser cutting systems, optical inspection technology, and new organic electronic packages for IBM to new polymer electrolytes for electrochemical and mass transport devices for the Company. His background includes 12 years at IBM plus two previous startups in the fields of electronic packaging and ultrasonic devices: a firm which became Tessera of San Jose, CA and Sono-Tek of Milton, NY. He has 14 issued patents with 6 more pending along with numerous technical papers and presentations. Mr. Ehrenberg received his bachelor of science from Pennsylvania State University in 1976.

David E. Longacre has been Vice President of Sales and Marketing since January 2010. His background includes over 25 years of experience in the Heating, Ventilation and Air Conditioning (HVAC) industry. His career started with York International as a Sales Engineer, progressing to a Zone Manager over 17 years. He worked as an independent manufactures representative for two years before joining Trane, where he was a Strategic Account Manager and Team Leader for five years. He then worked with Siemens Building Technologies as their Service Sales Manager for a district from 2005 through 2007, then became Branch Manager for Johnson Controls handling the profit and loss for both sales and operations during 2007 through 2009. Mr. Longacre received his BS in Commerce and Engineering from Drexel University in 1980. He is also a LEED AP.

Judith C. Norstrud, CPA was appointed Chief Financial Officer and Treasurer on October 14, 2009. In March 2002, Ms. Norstrud founded Norco Accounting & Consulting, Inc., a firm that provides various accounting and consulting services to small companies on an as needed basis. She continues her consulting work with Norco Accounting & Consulting concurrently with her services to the Company as our CFO and Treasurer. From July 1999 to June 2002, Ms. Norstrud served as a manager with Pender, Newkirk and Company, CPAs. While at Pender, Ms. Norstrud served a variety of companies from start up enterprises to mid-sized publicly traded companies. Previously, from August 1996 to July 1999, Ms. Norstrud was an Audit Senior with PricewaterhouseCoopers, LLP. Ms. Norstrud graduated from the University of South Florida’s College of Business Administration with a Master of Accountancy degree in 2002.

Non-Employee Directors

Raymond Kazyaka, Sr. was appointed to our board of directors in 1995. He is the President of RJK Tech Ltd. since 2005. Mr. Kazyaka is the former President (1976-2004) and a co-founder of Wright Malta Corporation, which was founded in 1972. Wright Malta, liquidated in 2005, owned and operated the Malta Test Station, which had performed military product development for various governmental and commercial organizations. Mr. Kazyaka has also served as a consultant to the Canadian National Defense on facility noise abatement. Prior to founding Wright Malta, Mr. Kazyaka worked for General Electric as a rocket engine design engineer and a manager. Mr. Kazyaka holds several patents on rocket engine components and noise abatement systems, and is a senior member of the American Institute of Aeronautics and Astronautics. Mr. Kazyaka graduated from Union College with a degree in Mechanical Engineering in 1953.

Robert W. Schwartz was appointed to our board of directors in 2001. Mr. Schwartz founded the Schwartz-Heslin Group (“SHG”) in 1985 and serves as one of its Managing Directors. Mr. Schwartz specializes in corporate planning, finance and development. Prior to starting SHG, he was a founder, President and Chief Executive Officer of a venture-funded high tech telecommunications company (Windsource, Inc.). In addition, he was the President and Chief Operating Officer of an AMEX listed company (Coradian Corporation). He was also the Chief Financial Officer of a major manufacturer of outdoor power equipment (Troy Built Products, Troy, NY). His earlier experience was with KPMG as a management consultant and with IBM. Mr. Schwartz received a Bachelor of Science from Cornell University in 1967 and attended graduate courses at the University of New York Albany.

The Board members serve for the latter of a period of one year or until the next annual meeting of shareholders.

Our executive officers are appointed by our board of directors and hold office until removed by the Board.

Director Independence

The OTC Bulletin Board does not have rules regarding director independence. We will be applying for listing of our common stock on AMEX, which listing we expect to occur immediately prior to the consummation of this offering. Therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of AMEX. On the basis of information solicited from each director, the board has determined that Raymond Kazyaka, Sr. and Robert W. Schwartz have no material relationship with us and are independent within the meaning of such rules. In making this determination, the board evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. At present we do not have audit or compensation committees established. It is our intention on the closing of this offering to add new outside Board members, and establish at a minimum an audit and compensation committee.

Involvement in Certain Legal Proceedings

To our knowledge, none of our directors or officers is or was a party to any legal proceeding required to be disclosed pursuant to Item 401(f) of Regulation S-K.

DIRECTOR COMPENSATION

Director Compensation

The following table sets forth the compensation awarded to, earned by or paid to the directors during the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Raymond Kazyaka Sr., Director(1)	—	—	$31,165	—	—	—	$31,165
Robert W. Schwartz, Director(2)	—	—	$31,165	—	—	—	$31,165

(1)	At fiscal year end December 31, 2009, Mr. Kazyaka had 504,600 option awards outstanding and no stock awards outstanding.
(2)	At fiscal year end December 31, 2009, Mr. Schwartz had 474,600 option awards outstanding and no stock awards outstanding.

We do not have a plan pursuant to which our directors are compensated and directors do not receive cash compensation for their services on the Board of Directors although they do receive stock options as determined by the full board of directors. Timothy N. Tangredi, Raymond Kazyaka Sr. and Robert W. Schwartz were each granted an option on November 12, 2009 to purchase 100,000 shares of common stock at an exercise price of $0.42 per share, vesting immediately upon issuance and exercisable for a period of ten years. This option grant to Mr. Tangredi as a director is also contained in the table summarizing grants made to our officers.

Our non-employee directors are currently compensated with the issuance of stock options, which generally become exercisable upon the date of grant, and which generally expire on the earlier of ten years from the date of grant or up to three years after the date that the optionee ceases to serve as a director. Non-employee directors are also reimbursed for out-of-pocket expenses associated with attending to our business.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by our principal executive officer, our principal financial officer and each of our two other executive officers other than our principal executive officer and principal financial officer. The amounts represented in the “Option Awards” column reflect the stock compensation expense recorded by the Company pursuant to ASC Topic 718 and does not necessarily equate to the income that will ultimately be realized by the named executive officers for such awards.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan	Non-qualified Deferred Compen- sation Earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Timothy N. Tangredi	2009	$170,000	—	—	$1,134,425		—	—	—	$1,304,425
Chief Executive Officer, President, and Chairman of the Board of Directors(1)	2008	$170,000	—	—	$752,450	(3)	—	—	—	$922,450
Robert W. Brown(4)	2009	$57,187	—	—	—		—	—	—	$57,187
Secretary and Vice President of Marketing	2008	$75,000	—	—	$23,412		—	—	—	$98,412
Scott G. Ehrenberg,	2009	$67,100	—	—	—		—	—	—	$67,100
Chief Technology Officer	2008	$88,000		—	$84,337	(3)	—	—	—	$172,337
Judith C. Norstrud, Chief Financial Officer and	2009	$13,447	—	—	$82,930	(3)	—	—	—	$96,377
Treasurer

(1)	Mr. Tangredi receives a salary of $170,000 per year, and a bonus in an amount not to exceed 100% of his salary, which bonus shall be measured by meeting certain performance goals as determined in the sole discretion of our board of directors. In 2009 and 2008, Mr. Tangredi was paid $55,350 and $117,500, respectively and has accrued unpaid salary of $114,650 for 2009 and $52,500 for 2008. Additional accruals have been made for the years prior to 2008.
(2)	The amounts included in these columns are the aggregate dollar amounts of compensation expense recognized by us for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation, for the fiscal years ended December 31, 2009 and 2008, and thus include amounts from option awards granted in and prior to the indicated year. For information on the valuation assumptions used in calculating these dollar amounts, see Note 1 to our audited financial statements included in this Report for the fiscal years ended December 31, 2009 and 2008, each as filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the individuals upon option exercise. During the fiscal year ended December 31, 2009, there were 472,733 option award forfeitures related to service-based vesting conditions.
(3)	In 2008 we issued Mr. Tangredi a warrant to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.36 per share. The warrant had a five year term, vested upon issuance, provided for a cashless exercise and contained standard anti-dilution provisions. In the same year we issued Mr. Ehrenberg a warrant to purchase 250,000 shares of Company’s common stock at the exercise price of $0.30 per share with all other terms and conditions being the same as those of the Tangredi warrant. During 2009, we issued Ms. Norstrud an option to purchase 200,000 shares of our common stock at an exercise price of $0.45 per share. The option has a term of five years and is fully vested.
(4)	Mr. Brown’s employment with us terminated on July 6, 2010.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Officer Employment Agreement

Timothy N. Tangredi. We are party to an employment agreement with Mr. Tangredi, our President, Chief Executive Officer, and director. The employment agreement, as amended and restated on July 29, 2008, sets forth Mr. Tangredi’s compensation level and eligibility for salary increases, bonuses, benefits, royalty sharing for newer applications, and option grants. Mr. Tangredi’s employment agreement provided for an initial term of three years with the term extending on the second anniversary thereof for an additional one year period and on each subsequent anniversary of the agreement for an additional year period. The agreement sets forth Mr. Tangredi’s compensation level, conditions for certain option grants, benefits and the obligations of the Company in the event of termination. Mr. Tangredi’s base salary is $170,000, plus certain allowances as well as performance related payments and option issuances.

For each product for which we commence commercial sale or licensing during the term and receives more than $1 million of revenue during any 12 month period, Mr. Tangredi, in addition to any other compensation which he may receive under the agreement, shall be granted options to purchase a minimum of 10,000 shares of the our common stock at an exercise price equal to either (i) the lower of: (a) $2.50 per share or (b) the fair market value per share of the stock on the date of grant as determined in good faith by the Compensation Committee of the Board of Directors, if we have not conducted an initial public offering prior to the date of grant (as hereinafter defined), or (ii) at an exercise price equal to 75% of the market price of the common stock, if we have completed an initial public offering of its common stock prior to the date of grant (with the market price to be the average of the closing sale prices during the five trading days immediately preceding the date of grant of the option). Such options, as well as any other options granted to Mr. Tangredi during the term of his employment, shall be granted under our then existing stock option plan, shall be immediately exercisable, have a term of ten years, shall be exercisable for up to three years after termination of employment (unless termination is for cause, in which event they shall expire on the date of termination), shall have a “cashless” exercise feature, and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth in the agreement.

In the event that the fair market value of our common stock (the average of the closing prices of the common stock for any five consecutive trading days, as reported by the principal exchange or other stock market on which the commons stock is then traded) equals or exceeds 200% of the price at which we sell common stock in a public offering (the “Target Value”) at any time during the term of the agreement, Mr. Tangredi shall be granted options to purchase 50,000 shares of common stock at an exercise price equal to 75% of the Target Value, on terms identical to the options provided for above.

In the event Mr. Tangredi’s employment is terminated by us without cause or by Mr. Tangredi for good reason, death or disability, Mr. Tangredi shall be entitled to the following:

(i) An amount equal to the sum of (A) the greater of 200% of the base salary then in effect for Mr. Tangredi or $270,000 plus (B) the cash bonus, if any, awarded to Mr. Tangredi for the most recent year shall be payable by the Company in full within 10 days following termination;

(ii) We shall continue to provide Mr. Tangredi the health and life insurance, car allowance and other benefits set forth in the agreement until two years following termination of employment, and shall continue to offer any of such benefits to Mr. Tangredi beyond such two year period to the extent required by COBRA or similar statute which may then be in effect;

(iii) All stock options, to the extent they were not exercisable at the time of termination of employment, shall become exercisable in full; and

(iv) Any indebtedness of Mr. Tangredi to us shall thereupon be cancelled and of no further force and effect, and we shall pay to Mr. Tangredi, within ten days following receipt of a written demand therefore, any income or other taxes resulting from such cancellation.

In the event that Mr. Tangredi elects to terminate employment within one year following a change in control, he shall receive, within the later of ten days following the date on which the change in control occurs or the date on which he gives notice of his election to terminate employment, a lump sum payment equal to three times the greater of (i) his then current base salary plus the cash bonus, if any, awarded to him for the most recent year or (ii) $350,000 plus said cash bonus. In addition, he will be entitled to accelerated vesting of outstanding options and continuing benefits as described above.

Significant Employee

Patricia K. Tangredi. We are a party to an employment agreement with Ms. Tangredi. The agreement, provided for an initial term of 3 years beginning on January 1, 2001, with automatic extensions for subsequent one year terms, unless we or Ms. Tangredi provides the other party with written notice of intent not to renew. The agreement was subsequently amended and restated on July 29, 2008. The employment agreement set forth Ms. Tangredi’s compensation level and eligibility for salary increases, options, royalty sharing for newer applications, benefits and the obligations of us in the event of termination. A portion of Ms. Tangredi’s salary has been accrued and carried on our books since 2002.

In the event Ms. Tangredi’s employment is terminated by us without cause or by the Ms. Tangredi for good reason or by reason of death or disability, Ms. Tangredi shall be entitled to the following:

(i) the greater of 100% of the base salary then in effect for Employee or $115,000, which amount shall be payable by us in full within 10 days following termination;

(ii) we shall provide, at its sole cost, Ms. Tangredi with the medical benefits for one year following the date of termination. We shall continue to offer such benefits to Ms. Tangredi beyond such one year period to the extent required by COBRA or any similar statute which may then be in effect; and

(iii) all stock options granted to Ms. Tangredi at any time during the course of the term shall be exercisable in full.

In the event that Ms. Tangredi elects to terminate her employment within six months following a change in control, she shall receive, within the later of 10 days following the date on which the change in control occurs or the date on which she give notice of her election to terminate employment, a lump sum payment equal to the greater of three times her then current base salary or $235,000. In addition, she will be entitled to accelerated vesting of outstanding options and continuing medical benefits as described above.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

OPTION AWARDS							STOCK AWARDS
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)		Number of securities underlying unexercised options (#) Unexercis- able (c)	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)

Timothy N. Tangredi (1)	825,000		0	0	$0.26	9/23/2014
	150,000		0	0	$0.10	5/10/2015
	120,000		0	0	$0.10	10/1/2015
	40,000		0	0	$0.30	5/2/2016
	110,000		0	0	$0.55	11/1/2016
	140,000		0	0	$0.55	2/20/2017
	300,000		0	0	$0.21	8/18/2017
	350,000		0	0	$0.21	1/30/2018
	3,000,000	*	0	0	$0.36	4/18/2013
	75,000		0	0	$0.30	8/4/2018
	100,000		0	0	$0.42	11/12/2019
	3,540,058		0	0	$0.42	11/12/2019

*	Warrant

Robert W. Brown (2)	106,416	0	0	$0.26	9/23/2014
	120,000	0	0	$0.10	5/10/2015
	120,000	0	0	$0.10	10/1/2015
	72,500	0	0	$0.55	11/1/2016
	33,334	16,666	16,666	$0.21	8/18/2017
	66,667	133,333	133,333	$0.30	8/4/2018
Scott G. Ehrenberg (3)	140,000	0	0	$0.26	9/23/2014
	110,000	0	0	$0.10	5/10/2015
	80,000	0	0	$0.10	10/1/2015
	40,000	0	0	$0.55	11/1/2016
	120,000	0	0	$0.55	2/20/2017
	33,334	16,666	16,666	$0.21	8/18/2017
	83,333	166,667	166,667	$0.30	8/4/2018
	*250,000	0	0	$0.30	8/4/2013
* Warrant

Judith C. Norstrud (4)	0	200,000	200,000	$0.45	10/15/2019
Patricia K Tangredi (5)	395,000	0	0	$0.26	9/23/2014
	278,058	0	0	$0.10	5/10/2015
	140,000	0	0	$0.10	10/1/2015
	125,000	0	0	$0.55	11/1/2016
	350,000	0	0	$0.21	8/18/2017
	300,000	0	0	$0.21	1/30/2018
	250,000	0	0	$0.30	8/4/2018
	100,000	0	0	$0.42	11/12/2019

(1)	Mr. Tangredi receives a salary of $170,000 per year, and a bonus in an amount not to exceed 100% of his salary, which bonus shall be measured by meeting certain performance goals as determined in the sole discretion of our board of directors. The April 2008 warrant grant to Mr. Tangredi was made by the Board of Directors in recognition for Mr. Tangredi’s achievement of the following goals: negotiating conversion of the convertible notes issued in the Additional Financing, securing a release with respect to the consulting agreement with Gray Capital Partners, Inc., securing and closing upon the Financing. In 2009 and 2008, Mr. Tangredi has accrued unpaid salary of $114,650 for 2009 and $52,500 for 2008. Additional accruals have been made for the years prior to 2008. All stock options issued to Mr. Tangredi were issued under the 2000 Plan.
(2)	All stock options issued to Mr. Brown were issued under the 2000 Plan.
(3)	All stock options issued to Mr. Ehrenberg were issued under the 2000 Plan.
(4)	All stock options issued to Ms. Norstrud were issued under the 2000 Plan.
(5)	All stock options issued to Ms. Tangredi were issued under the 2000 Plan

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Authorized for Issuance under Equity Compensation Plans

In June 2000 and November 2009, our Board of Directors adopted, and our shareholders approved, the 2000 Incentive Compensation Plan and 2009 Long-Term Incentive Plan, respectively (together the “Plans”). The Plans provide for the granting of options to our qualified employees, independent contractors, consultants, directors and other individuals. As of March 31, 2009, our Board of Directors approved and made available 15,000,000 shares of common stock to be issued pursuant to the 2009 Plan. The Plans permit grants of options to purchase common shares authorized and approved by our Board of Directors.

The following summarizes the information relating to outstanding stock options activity with employees during 2009 and 2008:

	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2007	6,376,889	$0.27	7.94	$—
Granted	2,916,668	$0.26
Forfeited or expired	(687,000)	$0.31

Outstanding at December 31, 2008	8,606,556	$0.26	7.58	$38,294
Granted	4,190,058	$0.21
Exercised	(25,000)	$0.17		$3,250
Forfeited or expired	(472,732)	$0.58

Outstanding at December 31, 2009	12,298,882	$0.26	7.64	$1,052,839

Exercisable at December 31, 2009	11,951,021	$0.24	7.61	$1,034,594

Exercisable at December 31, 2008	7,329,993	$0.26	7.39	$35,727

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the date of this prospectus as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all of the shares of common stock shown as beneficially owned by the shareholder.

The address for each of the persons named below is 11552 Prosperous Drive, Odessa, FL 33556, unless otherwise indicated.

Applicable percentage ownership in the following table is based on approximately 33,306,215 shares of common stock outstanding as of February 11, 2011 plus, for each individual, any securities that individual has the right to acquire within 60 days of February 11, 2011.

Name of Beneficial Owner	Common Stock Beneficially Owned Number of Shares of Common Stock	Percentage of Class
Timothy N. Tangredi (Officer and Chairman) (1)	11,985,916	26.6%
David Longacre (Officer) (2)	66,667	.2
Scott G. Ehrenberg (3) (Officer)	1,666,467	4.8%
Judith Norstrud (Officer) (4)	300,000	.5%
Raymond Kazyaka Sr. (Director) (5)	1,029,600	3.0%
Robert W. Schwartz (Director) (6)	999,600	2.9%
Executive officers and directors as a group (7 persons)	16,046,250	32.7%
Brian A. Kelly 181C Hague Blvd. Glenmont, N.Y. 12077	2,254,085	6.8%
Michael Gostomski (7) 1666 Valley View Dr. Winnona, MN 55987	3,355,535	9.8%
Louis M. Jaffe (8) 1500 S. Ocean Blvd #5201 Boca Raton, FL 33432	3,631,646	10.5%
Marisa Stadmauer (9) 26 Columbia Turnpike Florham Park, NJ 07932	1,835,373	5.4%
Mark Nordlich (10) 152 West 575th St. 4th Floor New York, NY 10019	3,303,883	9.9%
Erick Richardson (11) 10900 Wilshire Blvd. Suite 500 Los Angeles, CA 90024	1,955,230	5.7
Leonard Samuels (12) 1011 Centennial Road Penn Valley, PA 19072	9,848,162	26.4%
Leah Kaplan Samuels (13) 1011 Centennial Road Penn Valley, PA 19072	3,629,696	10.6%

(1)	Includes 9,275,058 shares of common issuable upon exercise of stock options and warrants and 2,690,858 shares beneficially owned by Mr. Tangredi’s wife, Patricia Tangredi. 2,563,058 of Ms. Tangredi’s shares are issuable upon the exercise of stock options.
(2)	Includes 66,667shares of common stock issuable upon exercise of stock options
(3)	Includes 1,581,667shares of common stock issuable upon the exercise of stock options and warrants and 41,400 shares beneficially owned by Mr. Ehrenberg’s wife, Linda Ehrenberg.
(4)	Includes 300,000 shares of common stock issuable upon exercise of stock options.
(5)	Includes 1,029,600 shares of common stock issuable upon exercise of stock options.
(6)	Includes 999,600 shares of common stock issuable upon exercise of stock options.
(7)	Includes 807,087 common shares issuable upon exercise of certain warrants.
(8)	Includes 666,500 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing to Louis M. Jaffe 2004 Intangible Asset Mgmt. TR U/A DTD 5/24/04 and 298,077 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with a purchase of Company’s common stock in 2009. Also includes 1,817,061 shares held by the aforementioned trust, 250,004 shares held by the Louis Jaffe TTEE Irrevocable Trust – Jennifer Jaffe and 250,004 shares held by the Louis Jaffe TTEE Irrevocable Trust – Lara Jaffe Taylor. The natural person with voting power and investment power on behalf each of the aforementioned trusts is Louis M. Jaffe. Also includes 100,000 shares held by the Diana G. Jaffe Revocable Trust Dated 8/4/99 of which Diana G. Jaffe, Louis M. Jaffe’s wife, is the natural person with voting power and investment power on behalf of the trust and 250,000 shares of common stock issuable on exercise of a certain outstanding warrant issued to Louis M. Jaffe pursuant to a consulting agreement.

(9)	Includes 999,750 shares of common stock issuable upon exercise of warrants issued in connection with the Financing in the name of MSSRPS, LLC. The natural person with voting power and investment power on behalf of MSSRPS, LLC is Marisa Stadmauer.
(10)	Includes 3,238,204 shares of common stock and 65,679 shares issuable upon exercise of certain outstanding warrants. The natural person with voting power and investment power on behalf of Platinum Montaur Life Sciences, LLC is Mark Nordlich. Not included above are 3,933,321 shares of common stock issuable upon exercise of certain warrants. The warrants, as amended, may not be exercised to the extent the shares resulting from such exercise, when aggregated with its other holdings, would result in Platinum Montaur Life Sciences, LLC holding in excess of 9.9% of all our common stock on a beneficially converted basis.
(11)	Includes 562,538 shares of common stock issuable upon exercise of certain outstanding warrants issued in connection with the Financing in the name of RP Capital LLC. Erick Richardson and Nimish Patel of Richardson & Patel LLP own RP Capital LLC. Also includes 375,000 shares of common stock and 392,308 shares of common stock issuable upon exercise of certain outstanding warrants held in the name of Richardson & Patel LLP. Erick Richardson is a partner at Richardson & Patel LLP. The natural person with voting and investment control over the shares held by these entities is Erick Richardson.
(12)	Includes 905,000 shares of common stock issuable upon exercise of certain outstanding warrants. All of the foregoing warrants are held in the name of Leah Kaplan-Samuels and Leonard Samuels JTWROS. The natural persons with voting power and investment power on behalf of Leah Kaplan-Samuels and Leonard Samuels JTWROS are Leah Kaplan-Samuels and Leonard Samuels. Also includes 3,193,466 shares of common stock and 3,025,000 shares of common stock issuable upon exercise of certain outstanding warrants issued to shareholder RBC Dain – Custodian for Leonard Samuels IRA.
(13)	Includes 905,000 shares of common stock issuable upon exercise of warrants. All of the foregoing warrants are held in the name of Leah Kaplan-Samuels and Leonard Samuels JTWROS. The natural persons with voting power and investment power on behalf of Leah Kaplan-Samuels and Leonard Samuels JTWROS are Leah Kaplan-Samuels and Leonard Samuels.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On November 4, 2010, RP Capital elected to convert the balance of its 9% secured convertible note in the amount of $100,000 into 625,384 shares of our common stock. RP Capital also received an additional five-year warrant to purchase up to 62,538 shares of common stock, at an exercise price of $0.75 per share in consideration for converting its 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events.

On February 19, 2010, we obtained $620,000 of financing from RBC Capital Markets Corporation Custodian for Leonard Samuels IRA (“RBC”) in the form of an unsecured, interest-bearing note, due February 28, 2011 (the “Note”). The Note bears interest at 10% per annum. In connection with the loan, we granted RBC the right to participate in our subsequent financings until the maturity date (the “Right of Participation”). The Right of Participation entitles RBC the right to participate in subsequent financings up to the unpaid amount of the Note in such applicable subsequent financing. We agreed not to incur additional debt exceeding $500,000 during the Term of the Note without the note holder’s consent.

On February 19, 2010, we obtained $250,000 of financing from Leah-Kaplan and Leonard Samuels (“Samuels”) in the form of an unsecured, interest bearing note, payable in full one June 30, 2010 (the “Note”). The Note bears interest at 10% per annum. In connection with the loan, we granted Samuels the right to participate in our subsequent financings until the maturity date. On December 27, 2010, the holders elected to apply all of the proceeds due and payable under the Note, including all accrued interest, to purchase our common stock. Pursuant to this transaction, the Samuels subscribed for and purchased 1,052,950 shares of common stock at a purchase price of $0.26 per share resulting in an aggregate purchase price of $273,767 (the principal amount and related accrued interest under the note).

On December 17, 2009, we obtained $1,000,000 of financing from Platinum-Montaur Life Sciences (“Platinum-Montaur”) in the form of an unsecured, interest bearing note, due February 28, 2011 (the “Note”). The Note bears interest at 10% per annum. In connection with the loan, we granted Platinum-Montaur the right to participate in our subsequent financings until the maturity date (the “Right of Participation”). The Right of Participation entitles Platinum Montaur the right to participate in subsequent financings up to the unpaid amount of the Note in such applicable subsequent financing. We agreed not to incur additional debt exceeding $500,000 during the Term of the Note without consent of note holder.

On December 8, 2009, Company obtained $300,000 of financing from Michael Gostomski (“Gostomski”) in the form of an unsecured, interest bearing note, due January 16, 2011 (the “Note”). The Note bears interest at 7% per annum. On December 30, 2010, the holder elected to apply all of the proceeds due and payable under the Note, including all accrued interest, to purchase the Company’s Common Stock. Pursuant to this transaction, Gostomski subscribed for and purchased 1,266,930 shares of Common Stock at a purchase price of $0.26 per share resulting in an aggregate purchase price of $329,402.

On November 23, 2009, Michael Stone elected to convert the interest accrued on his 9% secured convertible note in the amount of $34,027 into 170,137 shares of our common stock. The note was modified so as to end accrual of interest on November 20, 2009.

On October 9, 2009, Leonard and Leah Kaplan Samuels JTWROS and RBC Capital- Custodian for Leonard Samuels IRA elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $174,349 and $638,693 into 871,746 and 3,193,466 shares of our common stock, respectively. Said investors also received an additional five-year warrant to purchase up to 75,000 and 275,000 shares, respectively, of common stock, at an exercise price of $0.75 per share in consideration for converting their 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events.

On September 17, 2009, we entered into subscription agreements with Leonard and Leah Kaplan Samuels pursuant to which the investors purchased 800,000 shares of our common stock. As part of the purchase, the Samuels received a five year warrant to purchase 80,000 shares of Common Stock, at an exercise price of $0.75 per share. The aggregate gross proceeds received by us for the sale was $200,000. The warrants are immediately exercisable and subject to adjustment for standard anti-dilutions events.

On September 11, 2009, to evidence a loan, we issued Timothy N. Tangredi a promissory note in the principal amount of $124,000. The note is unsecured and bears a simple interest rate of 9% per annum. This note was paid in full prior to October 15, 2009.

On September 11, 2009, to evidence a loan, we issued a promissory note in the principal amount of $37,000 to Ethos Business Ventures, an entity in which our Chief Executive Officer holds a position. The note is unsecured and bears a simple interest rate of 9% per annum. This note was paid in full prior to October 15, 2009.

On June 30, 2009, we entered into a subscription agreement with the Louis M. Jaffe 2004 Intangible Asset Trust U/A DTD 5/24/04 pursuant to which the trust purchased 596,154 shares of Company’s Common Stock and a five year warrant to purchase an additional 298,078 shares of Common Stock at an exercise price of $0.26 per share. The aggregate gross proceeds received by Company for this sale was $155,000. The warrants are immediately exercisable and subject to adjustment for standard anti-dilution events.

On June 10, 2009, to evidence a loan, we issued a promissory note in the principal amount of $10,000 to Ethos Business Ventures, an entity in which our Chief Executive Officer holds a position. The note is unsecured and bears a simple interest rate of 9% per annum. The note was paid in full July of 2009.

On May 21, 2009, to evidence a loan, the Company issued its Chief Executive Officer a promissory note in the principal amount of $51,900. The note is unsecured and bears a simple interest rate of 9% per annum. The note was paid in full prior to July 31, 2009.

On April 30, 2009, the Company issued a five year warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.26 per share pursuant to Louis Jaffe pursuant to a consulting agreement. The warrants are immediately exercisable and subject to adjustment for standard anti-dilution events.

On April 30, 2009, MSSRPS, Inc. elected to convert its 9% secured convertible note and the related accrued interest in the amounts of $167,125 into 835,623 shares of common stock. This investor also received an additional warrant to purchase up to 249,750 shares of common stock at an exercise price of $0.25 per share in consideration for converting its 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events.

On April 6, 2009 the Louis M. Jaffe 2004 Intangible Asset Trust U/A DTD 5/24/04 elected to convert its 9% secured convertible notes and the related accrued interest in the amounts of $110,849 into 554,247 shares of common stock. This investor also received an additional warrant to purchase up to 166,500 shares of common stock at an exercise price of $0.25 per share in consideration for converting its 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events.

On March 9, 2009, we entered into a subscription agreement Michael Gostomski pursuant to which Mr. Gostomski purchased 576,923 shares of common stock and a five year warrant to purchase an additional 288,462 shares of common stock at an exercise price of $0.26 per share. The aggregate gross proceeds received by us for this sale was $150,000. The warrant is immediately exercisable and subject to adjustment for standard anti-dilutions events.

On February 16, 2009, and March 12, 2009, Michael Gostomski and Platinum Montaur Life Sciences, L.L.C.; respectively, elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $83,007 and $664,948 into 415,038 and 3,324,740 shares of common stock, respectively. Such investors also received an additional warrant to purchase up to 124,875 and 999,000 shares of common stock, respectively, at an exercise price of $0.25 per share in consideration for converting their 9% secured convertible note. The warrants are immediately exercisable and subject to adjustment for standard anti-dilution events.

In August 2008, we issued a five year warrant to purchase 250,000 shares of common stock to Mr. Ehrenberg in recognition for Mr. Ehrenberg’s achievement of certain company goals. The fair value of the warrant issued is approximately $49,000. The warrant vested upon issuance and has an exercise price of $0.30 per share.

In April 2008, we issued a warrant to purchase 3,000,000 shares of common stock to Mr. Tangredi in recognition for Mr. Tangredi’s achievement of the following goals: negotiating conversion of the convertible notes issued in the Additional Financing, securing a release with respect to the consulting agreement with Gray Capital Partners, Inc. and securing and closing upon the Financing. The fair value of the warrant issued is approximately $687,000.

In June 2008 we agreed to issue and have since issued 100,000 shares of common stock to Gemini Strategies, LLC in connection with consulting services. The fair value of the equity instruments issued for these services is approximately $51,000. Gemini Strategies, LLC is related to Gemini Master Fund Ltd., a convertible note holder.

In February of 2008, we issued 20,000 shares of our common stock to an employee for cash consideration of $2,000 upon the exercise of a stock option granted under our 2000 Plan.

In February 2008, we issued 140,000 shares of common stock and warrants to purchase an additional 140,000 shares to Richardson & Patel LLP, our legal counsel, in connection with performance of legal services. The fair value of the equity instruments issued for these services is approximately $59,000. On August 7, 2008 we issued an additional 252,308 shares of common stock and warrants to purchase an additional 252,308 shares to Richardson & Patel LLP in connection with performance of legal services. The fair value of the equity instruments issued for these services is approximately $136,000.

In January 2008 we closed on an aggregate of $2,950,000 in gross proceeds from the private sale to 21 accredited investors of 9% secured convertible notes and warrants to purchase 1,475,000 shares of our common stock. Pursuant to the terms of this financing we granted the investors a security interest in certain of our assets. We entered into an agreement with placement agent, Legend Merchant Group, Inc. on October 5, 2007 pursuant to which, Legend Merchant Group, Inc. received a cash commission equal to 8% of the gross proceeds raised by Legend Merchant (and its subagent), which totaled $2,800,000, plus a warrant equal to 10% of the number of shares of common stock underlying the warrants issued to convertible note holders, or 1,400,000.

We rent a building on a month to month basis from a related party which is wholly owned by two of our shareholders, one of which is Timothy N. Tangredi. The base monthly rent expense is $3,800. We also pay the taxes, insurance and some repairs on the building. For the years ended December 31, 2009 and 2008 we recorded $49,604 and $48,792 in rent expense to this related party, respectively. We recognized rent expense of $36,594 for the nine months ended September 30, 2010.

We have accrued compensation due to Timothy N. Tangredi and one other employee for deferred salaries earned and unpaid as of December 31, 2009 and 2008 of $1,314,356 and $1,147,389, respectively. In addition, as of September 30, 2010, have deferred salaries earned and unpaid of $1,394,772 for these two individuals.

Timothy N. Tangredi, the Company’s Chief Executive Officer and Chairman, is a founder and a member of the board of directors of Aegis BioSciences, LLC (“Aegis”). Aegis, created in 1995, is a licensee of the Company’s nano-structured intellectual property and materials in the biomedical and healthcare fields. Mr. Tangredi spends approximately one to two business days per month on Aegis business and is compensated by Aegis for his time and contributions. We granted Aegis two exclusive, world-wide licenses, the first in 1995 and the second in 2005. Pursuant to these licenses, Aegis has the right to use and sell products containing our polymer technologies in biomedical and health care applications. The first license was entered into in 1995 and has been amended twice. In 2005, we agreed to accept $150,000 as payment in full of all royalties and no further license revenue will be forthcoming. The second license allows Aegis the use of our intellectual property in the field of health care. A one-time payment of $50,000 was made under this license in 2005. In addition, under the second license Aegis is to make royalty payments of 1.5% of the net sales price it receives with respect to any personal hygiene product, surgical drape or clothing products (the latter when employed in medical and animal related fields) and license revenue it receives should Aegis grant a sublicense to a third party. To date Aegis has sold no such products nor has it received any licensing fees requiring a royalty payment be made to us. All obligations for such payments will end on the earlier of June 2, 2015 or upon the aggregate of all sums paid to us by Aegis under the agreement reaching $1 million. The term of each respective license runs for the duration of the patented technology. Aegis has purchased polymer based materials from Dais during the course of the license.

There are no material relationships between us and our directors or executive officers except as previously discussed herein.

Since the beginning of our 2008 fiscal year, we have not been a participant in any transaction, or proposed transaction, not disclosed herein in which any related person had or will have a direct or indirect material interest and in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year end for the last three completed fiscal years.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Summary Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

We have developed and patented a nano-structure polymer technology, which is being commercialized in products based on the functionality of these materials. We believe the applications of our technology have promise in a number of diverse market segments and products.

The initial product focus of the Company is ConsERV, an energy recovery ventilator. Our primary focus is to expand our marketing and sales of our ConsERV™ product.

We also have new product applications in various developmental stages. We believe that three of these product applications, including an advanced air conditioning system which is projected to use less energy and emit fewer emissions than current HVAC equipment, a sea-water desalination product and an electrical energy storage device, can be brought to market in the foreseeable future if we receive adequate capital funding.

REVENUES

We generate our revenues primarily from the sale of our ConsERV™ products in largely commercial HVAC markets with a small amount of revenues coming from residential sales to consumers and some HVAC distributors. Sales channels for our ConsERV™ products include OEMs, distributors, retailers, and consumers. We also occasionally look to license our technology to strategic partners and sell various prototypes of other product applications that use our polymer technology.

Our near term revenue growth is dependent on continued sales from (i) more seasoned independent sales representatives, (ii) a greater number of independent sales representatives, (iii) fulfilling the ventilation needs of the growing “energy consultant” marketplace which work to lower their client’s energy costs and emissions, and (iv) from the Company’s own ‘customer direct’ sales activities, all of which focus on the sale of product primarily into the commercial user marketplace with a growing emphasis on low rise structures (small commercial buildings, multi-purpose structures, and residences). In addition, the Company and its independent sales representative sales force will work to secure orders for ConsERV™ “core only” sales (i) from HVAC equipment manufacturers, (ii) from distribution firms servicing the equipment needs of the HVAC installer community, and (iii) creating license/supply relationships to HVAC or ERV OEMs preferably having a dominant presence in existing direct related sales channels.

COST OF SALES

Our cost of sales consists primarily of materials (including freight), direct labor, and outsourced manufacturing expenses incurred to produce our ConsERV™ products.

We are dependent on third parties to manufacture the key components needed for our nano-structured based materials and value added products made with these materials. Accordingly, a supplier’s failure to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements or our technical specifications, or the inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, would create delays in production of our products or increase our unit costs of production. Certain of the components contain proprietary products of our suppliers, or the processes used by our suppliers to manufacture these components are proprietary. If we are required to replace any of our suppliers, while we should be able to obtain comparable components from alternative suppliers at comparable costs, this would create a delay in production.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Our selling, general and administrative expenses consist primarily of payroll and related benefits, share-based compensation, professional fees, marketing and other infrastructure costs such as insurance, information technology and occupancy expenses.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain data derived from our Statements of Operations and certain of such data expressed as a percentage of revenues:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Sales, excludes license fees	$931,874	$392,978	$2,308,298	$1,036,613
Percentage of revenues	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	$755,034	$246,359	$1,626,556	$690,903
Percentage of revenues	81.0%	62.7%	70.5%	66.7%
Selling, general and administrative expenses	$697,099	$400,811	$2,286,013	$1,384,318
Percentage of revenues	74.8%	102.0%	99.0%	133.5%
Interest expense	$55,933	$203,845	$157,669	$454,721
Percentage of revenues	6.0%	51.9%	6.8%	43.9%
Net loss	$(555,692)	$(436,927)	$(1,700,410)	$(1,430,110)
Percentage of revenues	(59.6)%	(111.2)%	(73.7)%	(138.0)%

Summary of Three Months Ended September 30, 2010 Results of Operations

REVENUES: Total revenues (excluding license fees) for the three months ended September 30, 2010 and 2009 were $931,874 and $392,978, respectively, an increase of $538,896 or 137%. The increase in revenues in the 2010 period is attributable to approximately $180,000 increase in Core Unit sales and approximately $357,000 increase in ConsERV System Sales. These increases were mainly attributable to the Company implementing an overall strategic initiative to improve sales by retaining more productive sales representatives. During the three months ended September 30, 2010 and 2009 three and four customers accounted for approximately 54% (three customers represented the following percentages of sales 32%, 11% and 11%) and 78% (the four customers represented the following percentages of sales 36%, 19%, 13% and 10%) of revenues, respectively.

COST OF GOODS SOLD: Cost of goods sold increased $508,675 to $755,034 and represented 79% of revenues, for the three months ended September 30, 2010 compared to $246,359 or 63% of revenues for the three months ended September 30, 2009. The increase in cost of goods sold during 2010 is primarily due to the following: the Company reallocated salaries to reflect the assignment of employee cost between production and research and development and based on current payroll levels there was an approximate $54,000 increase, the Company has also had increased production costs due to hiring new vendors and contract labor to ensure quality production, which increased costs by approximately $34,000. There was an overall increase in freight and delivery costs of $34,000 due to increased vendor prices and the increase in sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses of $697,099 for the three months ended September 30, 2010 increased $296,288 from $400,811 in the same period of 2009 or 74%. The Company incurred increased costs of new product development and modifications to ConsERV by approximately $116,600, an increase in payroll expenses of $58,700 for the addition of two new employees and professional fees have increased by approximately $67,700 due to additional consulting agreements entered into during 2010. The Company also experienced an increase of approximately $10,500 in travel expenses due to the additional travel required to coordinate purchase agreements.

INTEREST EXPENSE: Interest expense was $55,933 for the three months ended September 30, 2010 compared to $203,845 for the same period of 2009, a decrease of $147,912. The decrease in expense is due to additional interest expense relating to warrants issued in the three months ended September 30, 2009 to induce conversion of principal and interest accrued on convertible notes.

NET LOSS: Net loss for the three months ended September 30, 2010 increased by $118,765 to $555,692 from $436,927 for the three months ended September 30, 2009. The increase in net loss is primarily due to the increase in selling, general and administrative expense, partially offset by a decrease in interest expense as discussed above.

Summary of Nine Months Ended September 30, 2010 Results of Operations

REVENUES: Total revenues (excluding license fees) for the nine months ended September 30, 2010 and 2009 were $2,308,298 and $1,036,613, respectively, an increase of $1,271,685 or 123%. The increase in revenues in the 2010 period is primarily attributable to recognition of $300,000 of revenues from the Company’s nanotechnology clean water process with Genertec/CAST. In addition, the Company increased the sales price of the ConsERV products, introduced a new product to the ConsERV line generating additional sales in a new price category and increased the number and size of its sales transactions in 2010. During the nine months ended September 30, 2010 and 2009, three and four customers accounted for approximately 39% (three customers represented the following percentages of sales 15%, 14% and 10%) and 72% (the four customers represented the following percentages of sales 33%, 16%, 13% and 10%) of revenues, respectively.

COST OF GOODS SOLD: Cost of goods sold increased $935,653 to $1,626,556 and represented 70% of revenues, for the nine months ended September 30, 2010 compared to $690,903 or 63% of revenues for the nine months ended September 30, 2009. The increase in cost of goods sold in 2010 is primarily a factor of the increase in sales. The increase in cost of goods sold during 2010 is primarily due to the following: the Company reallocated salaries to reflect the assignment of employee cost between production and research and development and based on current payroll levels there was an approximate $90,800 increase, the Company has also had increased production costs due to hiring new vendors and contract labor to ensure quality production, which increased costs by approximately $68,000. There was an overall increase in freight and delivery costs of $87,000 due to increased vendor prices and the increase in sales.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses of $2,286,013 for the nine months ended September 30, 2010 increased $901,695 from $1,384,318 in the same period of 2009 or 65%. The Company increased costs for new product development and modifications to ConsERV by approximately $236,700, increased payroll expenses of $66,200 for the addition of two new employees and professional fees increased by approximately $193,300 due to additional consulting agreements entered into during 2010. The Company also experienced an increase of approximately $24,000 in travel expenses due to the additional travel required to coordinate purchase agreements and an increase of $549,300 in stock based compensation awards.

INTEREST EXPENSE: Interest expense was $157,669 for the nine months ended September 30, 2010 compared to $454,721 for the same period of 2009, a decrease of $297,052. The decrease in expense is due to approximately $266,000 of interest expense relating to warrants issued during the nine months ended September 30, 2009 to induce conversion of principal and interest accrued on two convertible notes. The decrease is also was due to the overall reduction in debt outstanding due to payment or conversion of the notes to equity.

NET LOSS: Net loss for the nine months ended September 30, 2010 increased by $270,300 to $1,700,410 from $1,430,110 for the nine months ended September 30, 2009. The increase in the net loss is primarily due to the increase in selling, general and administrative expenses, partially offset by a decrease in interest expense as discussed above.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

The following table sets forth, for the periods indicated, certain data derived from our Statements of Operations:

	Year Ended December 31,
	2009	2008
Revenues	$1,531,215	$1,015,433
Percentage of revenues	100.0%	100.0%
Cost of goods sold	$1,071,098	$796,217
Percentage of revenues	70.0%	78.4%
Selling, general and administrative expenses	$3,224,592	$2,935,552
Percentage of revenues	210.6%	289.1%
Interest Expense	$621,574	$3,282,768
Percentage of revenues	40.6%	323.3%
Net loss	$(3,385,382)	$(5,979,446)
Percentage of revenues	(221.1)%	(588.9)%

REVENUES: Total revenues for the year ended December 31, 2009 and 2008 were $1,531,215 and $1,015,433 respectively, an increase of $515,782, or 50.8%. The increase in revenues for 2009 is primarily attributable to the Company increasing the sales price of the ConsERV products, introducing a new product to the ConsERV line generating additional sales in a new price category and an increase in the number and size of its sales transactions in 2009. The Company also attributes the sales increase to a realignment of its independent sales representatives. During the years ended December 31, 2009 and 2008, five and four customers accounted for approximately 66% and 64% of revenues, respectively.

COST OF GOODS SOLD: Cost of goods sold was $1,071,098 and $796,217, or 70.0% and 78.4% of revenues for the years ended December 31, 2009 and 2008, respectively. The increase in 2009 of $274,881 is primarily due to an increase in sales. The decrease in cost of goods sold as a percentage of revenue in 2009 is primarily attributable to a decrease in the cost of materials due to the implementation of improvements to the production process of certain product components and a decrease in the cost of both labor and materials through outsourcing a portion of the production.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $3,224,592 for the year ended December 31, 2009, compared to $2,935,552 for the year ended December 31, 2008, an increase of $289,040 or 9.8%. This increase is primarily due to an increase in stock based compensation of approximately $396,000 and a $75,000 increase in professional fees, which was partially offset by a decrease in payroll expenses of approximately $177,700.

INTEREST EXPENSE: Interest expense was $621,574 for the year ended December 31, 2009 compared to $3,282,768 for the same period of 2008, a decrease of $2,661,194 or 81.1%. During the year ended December 31, 2009, interest expense was primarily related to convertible notes issued from December 2007 to January 2008, and comprised of approximately $172,000 of stated interest expense on the notes, approximately $413,000 in expense relating to warrants issued to induce conversion of principal and $30,100 in expense related to the amortization of the discount and embedded beneficial conversion feature. The decrease in interest expense is due to the fact that the beneficial conversion feature and discount on the notes payable became fully amortized in January 2009 and the convertible debt has been reduced by $2,625,000 in 2009.

For the year ended December 31, 2008, interest expense was comprised of amounts related to convertible notes issued from December 2007 to January 2008, including approximately $197,000 of stated interest expense on the notes, loan cost amortization of approximately $102,000, and approximately $2,914,000 for the amortization of the discount and embedded beneficial conversion feature. During the year ended December 31, 2008, the Company also recognized approximately $65,000 of interest expense from the induced conversion of notes payable to the Robb Charitable Trust.

NET LOSS: Net loss for the year ended December 31, 2009 decreased by $2,594,064 to $3,385,382 from $5,979,446 for the year ended December 31, 2008. The decrease in net loss is primarily due to the increases in sale, and decreases in cost of sales and interest expense, which was partially offset by increases in selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

We finance our operations primarily through sales of its ConsERV™ products, sales of its common stock, the issuance of convertible promissory notes, unsecured promissory notes and license agreements.

Our historical revenues have not been sufficient to sustain our operations. We have not achieved profitability in any year since inception and we expect to continue to incur net losses and negative cash flow from operations until we can produce sufficient revenues to cover our costs, which are not expected for several years. Furthermore, even if we achieve our goal of selling a greater number of ConsERV™ units, we anticipate that we will continue to incur losses until we can cost-effectively produce and sell our products to a wider market. Our profitability will require the successful commercialization of our ConsERV™ products and any future products we develop. No assurances can be given when this will occur.

During the year ended December 31, 2009 eighteen holders converted their Convertible Notes, having an aggregate outstanding principal balance of $2,350,000 plus accrued interest of $361,600, into 13,553,882 shares of common stock. Some of the holders converted during periods in which we were offering an additional warrant as an inducement to convert. In accordance with the offers we issued additional warrants to purchase 1,665,000 shares of common stock, exercisable immediately at $0.25 per share and valued at $126,367, and 575,000 warrants, exercisable immediately at $0.75 per share valued at $286,641 which was recorded as interest expense during the twelve months ended December 31, 2009.

During 2009, four investors holding Convertible Notes with an aggregate outstanding principal balance of approximately $450,000 at December 31, 2008 notified the Company that they were asserting their rights to receive payment of the principal and interest pursuant to the terms of the Convertible Notes. In June of 2009, three of these investors, holding an aggregate principal note balance of $250,000, entered into a confession of judgment with the Company. Under that agreement, the three investors had the right, should the Company fail to pay all principal and interest due pursuant to their Convertible Notes on or before September 11, 2009, to file the confession of judgment with the court and seek to secure a judgment against the Company in the amount of all principal and interest due under their Convertible Notes together with the reasonable cost and expense of collection. All accrued interest and principal related to the three Convertible Notes, $289,803 in the aggregate, was paid in full by the Company on or before September 11, 2009. In July 2009, the fourth investor, holding a Convertible Note in the principal amount of $200,000, agreed to extend said note to September 2009. In November 2009, this investor and the Company modified the Convertible note to extend the maturity date of said note to July 2010, pay the principal amount due in eight monthly installments commencing December of 2009, end the accrual of interest as of November 20, 2009 and convert the $34,861 in interest due under the Convertible Note as of November 20, 2009 into 170,137 shares of the Company’s common stock. As of March 31, 2010 the outstanding principal balance of said loan was $100,000. Subsequent to March 31, 2010, the Company paid $25,000 of the principal amount outstanding on this amended note and the investor converted his remaining balance of $75,000 into 375,000 shares of common stock based on a per share conversion rate of $0.20.

As of March 31, 2010, $250,000 of principal on the Convertible Notes was outstanding, of which $100,000 has been extended to July of 2010 with the remaining notes currently in default and due and payable in full. Subsequent to March 31, 2010, the Company paid $25,000 of the principal amount outstanding on the extended note and the investor converted the remaining balance of $75,000 into 375,000 shares of common stock at a per share conversion price of $0.20.

As of September 30, 2010, $150,000 of principal on the Convertible Notes was outstanding, of which $50,000 is currently past maturity. On November 4, 2010, an investor elected to convert his 9% secured convertible note of $100,000 principal and the related accrued interest of $25,077 into 625,384 shares of the Company’s Common Stock. Said investor also received an additional five-year warrant to purchase up to 62,538 shares of Common Stock at an exercise price of $0.75 per share in consideration for converting his 9% secured convertible note.

We cannot currently pay our outstanding promissory notes, including the $50,000 Convertible Note and the $1,620,000 in unsecured promissory notes, without severely impacting our ability to continue operations and the Company may not be able to secure additional financing to repay the notes on acceptable terms, if at all. As an alternative, management may attempt to renegotiate the repayment terms of the notes and seek extension of the maturity dates. If we are able to renegotiate the terms there is no guarantee that the terms would be favorable to the Company. Unfavorable terms, in either a financing transaction or debt renegotiation, would adversely impact our business, financial condition and/or results of operations. In the event (i) we are unable to secure additional financing sufficient to pay these notes, (ii) the Convertible Note is not converted into shares of our common stock pursuant to its terms, (iii) we are unable to renegotiate the terms of the notes, or (iv) we are unable to generate sufficient funds from operations to repay these loans, the Convertible Note holder will have the option to foreclose on our patents and patent applications securing the Convertible Note which may result in the failure of our business and, subject to the terms of the notes, the unsecured note holders shall have the option to seek a judgment against our unsecured assets which may have a detrimental impact on our business.

In July 2009, we secured a loan of $300,000 from an investor. Pursuant to the terms of the note, we are to pay the note holder simple interest at the rate of seven percent per annum commencing on July 17, 2009 with all interest and principal due there under payable in cash on or before January 16, 2011. On December 30, 2010, the holder elected to apply all of the proceeds due and payable under the Note, including all accrued interest, to purchase the Company’s Common Stock. Pursuant to this transaction, the note holder subscribed for and purchased 1,266,930 shares of Common Stock at a purchase price of $0.26 per share resulting in an aggregate purchase price of $329,402.

In December 2009, we secured a loan in the principal amount of $1,000,000 from an investor. Pursuant to the terms of the note, we are to pay the holder simple interest at the rate of ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on or before June 17, 2010. Maturity date of this note has been extended to February 28, 2011.

The Company secured loans from two investors in the principal amounts of $250,000 and $620,000. The Company received the loan amounts on December 31, 2009 and February 18, 2010, respectively. Pursuant to the terms of the notes, the Company is to pay the holders simple interest at the rate of ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on or before June 30, 2010 and August 10, 2010. The maturity date of the $620,000 note has been extended to February 28, 2011.

On December 27, 2010, the holder of the above mentioned $250,000 promissory note elected to apply all of the proceeds due and payable under the note, to the purchase of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The investor subscribed for and purchased from the Company 1,052,950 shares of Common Stock at a purchase price of $0.26 per share, resulting in an aggregate purchase price of $273,767 (the principal amount and related accrued interest under the note).

Any future financing may result in substantial dilution to existing shareholders, and future debt financing, if available, may include restrictive covenants or may require us to grant a lender a security interest in any of our assets not already subject to an existing security interest. To the extent that we attempt to raise additional funds through third party collaborations and/or licensing arrangements, we may be required to relinquish some rights to our technologies or products currently in various stages of development, or grant licenses or other rights on terms that are not favorable to us. Any failure by us to timely procure additional financing or investment adequate to fund our ongoing operations, including planned product development initiatives, clinical studies and commercialization efforts, will have material adverse consequences on our financial condition, results of operations and cash flows.

We will be dependent upon our existing cash of $249,056 at September 30, 2010, product sales and additional debt and equity issuances to finance our operations through the next 12 months. We need to raise additional capital of approximately $13 million to $18 million, net of costs, during the next eighteen months, the proceeds of which will be used to pay down existing debt, secure new patents for innovative applications of our core technology, purchase equipment, and fund our working capital requirements through December 2011. We currently have no commitments for any such funds. If we are unable to raise the funds we may delay development plans and reduce expenditures wherever possible.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the three and nine months ended September 30, 2010, the Company incurred a net loss of $555,692 and $1,700,410 and has incurred significant losses since inception. As of September 30, 2010, the Company has an accumulated deficit of $33,862,561, negative working capital of $3,390,029 and a stockholders’ deficit of $3,428,140. The Company used $1,332,591 and $536,435 of cash from operations during the nine months ended September 30, 2010 and 2009, respectively, which was funded by proceeds from debt and equity financings. There is no assurance that such financing will be available in the future. In view of these matters, there is substantial doubt that we will continue as a going concern. We are currently pursuing the following sources of short and long-term working capital:

1.	We are currently holding preliminary discussions with parties who are interested in licensing, purchasing the rights to, or establishing a joint venture to commercialize, certain applications of our technology.

2.	We are seeking growth capital from certain strategic and/or government (grant) related sources. In addition to said capital, these sources may, pursuant to any agreements that may be developed in conjunction with such funding, assist in the product definition and design, roll-out, and channel penetration of our products. As part of this step we will attempt to take advantage of key programs associated with the recently enacted American Recovery and Reinvestment Act of 2009.

Our ability to continue as a going concern is highly dependent on our ability to obtain additional sources of cash flow sufficient to fund our working capital requirements. However, there can be no assurance that we will be successful in its efforts to secure such cash flow. Any failure by us to timely procure additional financing or investment adequate to fund our ongoing operations, including planned product development initiatives and commercialization efforts, will have material adverse consequences on our financial condition, results of operations and cash flows.

Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern.

Statement of Cash Flows

As of and for the Quarter Ended September 30, 2010

The following table sets forth, for the periods indicated, selected cash flow information:

	Nine Months Ended September 30,
	2010	2009
Cash flows used in operating activities	$(1,332,591)	$(536,435)
Cash flows used in investing activities	(23,981)	(39,265)
Cash flows provided by financing activities	520,000	849,500

Net (decrease) increase in cash and cash equivalents	$(836,572)	$273,800

During the nine months ended September 30, 2010, cash used in operating activities consisted of our net loss of $1,700,410 less non-cash adjustments such as issuance of stock compensation and stock and warrants issued for services totaling $883,269 and also adjusted for cash used by other changes in operating assets and liabilities which net to a decrease in cash of approximately $515,500. Financing activities provided $520,000 from the issuance of notes payable, net of repayments.

As of and for the Fiscal Year Ended December 31, 2009

Cash and cash equivalents as of December 31, 2009 was $1,085,628 compared to $26,867 as of December 31, 2008. Cash is primarily used to fund our working capital requirements.

As of December 31, 2009, the Company had an increase in working capital of $1,536,639, resulting in a working capital deficit of $2,265,370 compared to $3,802,009 of working capital deficit as of December 31, 2008. During the year ended 2009, we used approximately $818,000 of cash to fund our operations, approximately $513,000 to repay debt, and approximately $41,000 to purchase patent licenses and equipment. These uses of cash are partially offset by approximately $643,000 of proceeds received during 2009 in connection with the sale of common stock and $1,787,900 of proceeds from the issuance of debt.

Net cash used in operating activities was approximately $818,000 in the year ended 2009 compared to approximately $1,825,000 for the same period in 2008. During the year ended December 31, 2009, we used additional cash to fund operating losses of approximately $3,385,000 and working capital requirements of approximately $1,116,000 compared to the same period in 2008.

Net cash used in investing activities was approximately $41,000 for the year ended December 31, 2009 compared to approximately $19,000 for the same period in 2008. During the year ended December 31, 2009, we used additional cash to purchase patent licenses and equipment.

Net cash provided by financing activities was approximately $1,918,000 for the year ended December 31, 2009 compared to approximately $1,366,000 for the same period in 2008. During the year ended December 31, 2009, we received net proceeds of $1,787,900 from the issuance of debt and $643,000 of proceeds from the sale of common stock.

ECONOMY AND INFLATION

Except as disclosed herein, we have not experienced any significant cancellation of orders due to the downturn in the economy and only a small number of customers requested delays in delivery or production of orders in process. Our management believes that inflation has not had a material effect on our results of operations

Our management believes that inflation has not had a material effect on our results of operations

CONTRACTUAL OBLIGATIONS

As of February 11, 2011, we have contractual obligations of $1,828,255 as indicated below:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years
Long – term debt	$1,670,000	$1,670,000	$0	$0
Purchase Obligations	158,255	158,255	$0	$0

Total	$1,828,255	$1,828,255	$0	$0

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the accompanying financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the accompanying financial statements and the accompanying notes. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements:

The significant accounting policies followed are:

Revenue Recognition

Generally, the Company recognizes revenue for its products upon shipment to customers, provided no significant obligations remain and collection is probable. Our ConsERV product typically carries a warranty of two years for all parts contained therein with the exception of the energy recovery ventilator core which typically carries a 10 year warranty. The warranty includes replacement of defective parts. Warranty costs have been immaterial to our overall operations in the past and therefore, the Company has not recorded an accrual for any estimated warranty expenses. Revenue derived from the sale of licenses is deferred and recognized as revenue on a straight-line basis over the life of the license, or until the license arrangement is terminated.

Impairment of Long-Lived and Intangible Assets

Long-lived and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company uses market quotes, if available or an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable.

Stock-Based Compensation

The Company recognizes all share-based payments to employees, including grants of employee stock options, as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The value of each grant is estimated at the grant date using the Black-Scholes option model.

The basis for the Black-Scholes assumptions are as follows: the dividend rate is based upon the Company’s history of dividends; the risk-free interest rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant; the expected term was calculated based on the Company’s historical pattern of options granted and the period of time they are expected to be outstanding; and expected volatility was calculated by review of a peer company’s historical stock prices.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

For a description of recent accounting standards, including the expected dates of adoption and estimated effects, if any, on our financial statements, see “Note 3: Significant Accounting Polices: Recent Accounting Standards” included in the September  30, 2010 financial statements in this prospectus.

MARKET FOR COMMON EQUITY

Our common stock was traded from November 15, 2005 to November 23, 2008 on the Pink Sheets and from November 24, 2008 to present on the Over the Counter Bulletin Board under the trading symbol “DLYT.” The following table sets forth the range of reported high and low sales prices of our common stock during the periods indicated, as reported on the website of The NASDAQ Stock Market. Such quotations reflect prices between dealers in securities and do not include any retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Trading in our common stock should not be deemed to constitute an “established trading market.”

	High	Low
For the year ending December 31, 2010:
First Quarter	$0.44	$0.22
Second Quarter	$0.50	$0.23
Third Quarter	$0.40	$0.27
Fourth Quarter	$0.37	$0.24
For the year ending December 31, 2009:
First Quarter	$0.20	$0.08
Second Quarter	$0.19	$0.13
Third Quarter	$0.26	$0.10
Fourth Quarter	$0.95	$0.22
For the year ending December 31, 2008:
First Quarter	$0.51	$0.15
Second Quarter	$0.51	$0.24
Third Quarter	$0.45	$0.16
Fourth Quarter	$0.20	$0.07

Transfer Agent

Our transfer agent is Clear Trust Transfer located at 17961 Hunting Bow Circle, Suite 102, Lutz, Florida 33558, telephone (813) 235-4490.

Holders

As of February 11, 2011 there were approximately 189 shareholders of record of our common stock.

Dividend Policy

We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future to the holders of our common stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

Equity Compensation Plan Information

The following table sets forth information regarding our 2000 Incentive Compensation Plan (the “2000 Plan”) and the 2009 Long-Term Incentive Plan (the 2009 Plan”) under which our securities are authorized for issuance as of September 30, 2010:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders:	16,757,757	$0.31	10,230,000

In June 2000 and November 2009, our board of directors adopted, and our shareholders approved, the 2000 Plan and 2009 Plan; respectively (together the “Plans”). The Plans provide for the grant of stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and bonus stock and other awards to eligible persons, as defined in said plans, including, but not limited to, our officers, directors and employees. Certain awards under the Plans may be subject to performance conditions.

Number of Shares of Common Stock Available Under the Plans. As of December 31, 2007, our board of directors approved and made available 6,093,882 shares of common stock to be issued pursuant to the 2000 Plan. Subsequently, our board of directors approved and made available an additional 5,000,000 shares of our common stock for issuance under the 2000 Plan. The 2000 Plan permits grants of options to purchase common shares authorized and approved by our Board of Directors and shareholders for issuance prior to the enactment of the 2000 Plan. On November 5, 2009, our board of directors approved and made available a total of 15,000,000 shares of common stock to be issued pursuant to the 2009 Plan.

Administration of the Plans. The Plans are administered by a committee of two or more directors designated by the board of directors to administer the Plans (the “Committee”) or, in the absence of such Committee, by the board of directors. Currently, the Plans are administered by our board of directors. The board of directors has the authority to select the participants to whom awards under Plans will be granted, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards granted under the Plans and to prescribe the rules and regulations for the administration of the Plans. No option or stock appreciation rights granted under the Plans shall be exercisable, however, more than ten years after the date of the grant.

Exercise Price. The Plans require the Committee to grant qualified options with an exercise price per share not less than the fair market price of a share of common stock on the date of grant of the option.

Transferability. Awards granted under the Plans are generally not transferable by the optionee otherwise than by will or the laws of descent and distribution and generally exercisable during the lifetime of the optionee only by the optionee.

Change in Control. All awards granted under the 2000 Plan which were not previously exercisable and vested shall become fully exercisable and vested upon a change of control, which includes the consummation of a merger or consolidation with or into any other entity, sale of all or substantially all of our assets, replacement of a majority of our board of directors, acquisition by any person of securities representing 20% or more of the voting power of our then outstanding securities (other than securities issued by us) or any other event which the board of directors determines would materially alter our structure or ownership.

Options Granted to Non-Employee Directors. Non-employee directors are usually granted options each year, which generally become exercisable upon the date of grant, and generally expire on the earlier of ten years from the date of grant or up to three years after the date that the optionee ceases to serve as a director.

Stand-Alone Grants

Our board of directors may grant common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our Plans. The terms of these grants may be individually negotiated.

DILUTION

Our net tangible book value as of September 30, 2010 was approximately ($3,503,028) million, or ($0.12) per share of our common stock. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on September 30, 2010. Assuming that we issue all of the shares of our common stock offered by us at the public offering price of $         per share, and after deducting the commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2010 would have been approximately $         million, or $         per share of our common stock. This amount represents an immediate increase in net tangible book value of $         per share to our existing stockholders and an immediate dilution in net tangible book value of $         per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors:

•	Public offering price per unit

•	Net tangible book value per share as of September 30, 2010

•	Increase per share attributable to sale of common stock to investors

•	Dilution per share to investors

•	Dilution as a percentage of the offering price

The following shares were not included in the above calculation:

☐	320,767 shares of our common stock issuable upon conversion of convertible debt in the principal amount of $50,000, plus accrued interest;

☐	16,757,757 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $0.31 per share;

☐	23,815,140 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $0.27 per share; and

☐	10,230,000 shares of our common stock reserved for future issuance under our stock plans.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised and from the exercise of the Underwriter’s Warrant.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of September 30, 2010:

	September 30, 2010	Proforma
Common stock issued and outstanding	29,884,409
Common stock underlying warrants	23,342,603
Common stock underlying convertible promissory notes	1,121,715
Options authorized and issued	15,090,257
Options authorized but not issued	12,030,000

	81,468,984

•	on an actual and pro-forma basis; and

•	on a pro forma as adjusted to give effect to the issuance of the common stock offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should consider this table in conjunction with our financial statements and the notes to those consolidated financial statements included in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our certificate of incorporation, as amended, or our certificate of incorporation, and our restated bylaws, or our bylaws, copies of which have been filed with the SEC and are also available upon request from us, and by the State of New York.

Authorized Capital

We are authorized to issue shares of stock to be designated respectively “common stock” and “preferred stock” and collectively referred to herein as “capital stock.” The total number of shares of capital stock which we have the authority to issue are 210,000,000, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

We have approximately 33,306,215 shares of common stock issued and outstanding as of February 11, 2011. We also have 237,213 shares held in our treasury. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends are at the sole discretion of our board of directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

9% Secured Convertible Note

As of February 11, 2011, 320,089 shares are issuable upon the conversion of a 9% secured convertible note. The note has a twelve-month term and earns 9% interest during the term. The note is secured by certain of our patents with first priority. There are no other liens against these assets. The note may be converted at the option of the holder any time prior to the maturity date at a conversion price of $0.20 per share. The note includes standard default provisions and price protection with regards to issuance by us of common stock and common stock equivalents. We are also not permitted to consolidate or merge with or into another entity so long as the note is outstanding. The note does not contain any forced conversion or redemption features.

Stock Options and Warrants

As of February 11, 2011, the following were outstanding:

•	16,757,757 shares of our common stock issuable upon exercise of stock options under our stock plans at a weighted average exercise price of $0.31 per share; and

•	23,815,140 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $0.27 per share.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a single underwriter. MDB Capital Group LLC is acting as sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, shares of common stock.

The underwriter is committed to purchase all the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering prices set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA). Any securities sold by the underwriter to such securities dealers will be sold at the public offering prices less a selling concession not in excess of $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment
Public offering price	$	$
Underwriting discount to be paid to the underwriter by us for the common stock
Proceeds, before expenses, to us

We estimate the expenses payable by us for this offering to be $            , including the underwriting discount, or $         if the underwriter’s over-allotment option is exercised in full.

Over-allotment option

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional                  shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

The public offering price of the common stock was negotiated between the underwriter, based on the trading price of the common stock prior to the offering, among other things and us. Other factors considered in determining the price of the common stock include the history and prospects of the company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the financial markets at the time of the offering and such other factors as were deemed relevant.

Underwriter Warrant

We have agreed to issue to MDB Capital Group, LLC a warrant to purchase shares of our common stock (up to 10% of the shares of common stock sold in this offering). This warrant is exercisable at $         per share (equal to the price of the common stock sold in this offering), commencing on the closing date of this offering and expiring (5) five years from the effective date of the registration statement. The warrant and the                  shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. MDB Capital Group, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the date of this prospectus.

This warrant will be valued based on the underlying shares of common stock obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $        , based on the number of shares of common stock subject to this warrant, an offering price of the shares of $        , the resulting exercise prices related to the warrant on the shares of common stock, the five year term of the warrant, a risk-free interest rate of         % currently commensurate with that term, an expected dividend yield of         % and estimated volatility of         %, based on a review of our historical volatility. The initial value of this warrant will be charged to additional paid-in capital as part of this offering costs incurred.

Lock-Up Agreements

We intend to have all of our officers, directors and any shareholders beneficially owning 5% or more of our common stock agree that, for a period of up to 180 days from the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the AMEX and/or OTC Bulletin Board, in the case of the common stock or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on AMEX and/or OTC Bulletin Board in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting discount and expenses.”

Other Terms

We have granted MDB Capital Group, LLC a right of first refusal to conduct future offerings for us for 12 months following the consummation of this offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements as of December 31, 2009 and for year then ended included in this Prospectus have been so included in reliance on the report of Cross, Fernandez and Riley, LLP (“Cross”), an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2008 and for year then ended included in this Prospectus have been so included in reliance on the report of Pender Newkirk & Company, LLP (“Pender”), an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common shares to be sold by us [and the selling shareholders] under this prospectus was passed upon for our Company by Richardson & Patel, LLP (“R&P”). Neither Cross, Pender nor R&P have been employed by us on a contingent basis with respect to the sale or registration under this prospectus of the securities to be sold by us [and the Selling Shareholders]. Cross and Pender do not own an interest in us. R&P and its partners beneficially own 1,955,230 shares of our common stock].

INDEMNIFICATION, LIMITATION OF LIABILITY, AND

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that all our directors shall be entitled to be indemnified for any breach of duty, provided that no indemnification maybe made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Our Certificate of Incorporation further provides for indemnification of any person for actions as a director, officer, employee or agent of the Company to the fullest extent permitted by law with regards to fines, judgments fees and amounts paid in a settlement in an action or proceeding if the person acted in good faith and in a manner the person reasonably believed in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under our Director and Officer Insurance Policy, our directors and officers are provided liability coverage of $5 million (subject to retention) while we are covered for securities claims only. The policy has a one year term with annual renewal possible. The policy can be terminated by the insured if there is a merger or acquisition which includes a change in ownership of 50% of the voting shares. At such time, the insurer may elect to cancel the policy and the total premium would be due. We may elect to then obtain “run off” insurance for a period of between one and six years at a cost of between 125% and 225% of the initial policy premium. The policy is a claim made policy. It only covers those claims made during the policy term. If an act giving rise to a claim occurs during the term, but the claim is not made until after the policy terminates, there is no coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND FURTHER INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, as amended, under the Securities Act with respect to the common stock being offered in this offering. Although this prospectus, which forms a part of the Registration Statement, contains all of the material information set forth in the Registration Statement, parts of the Registration Statement are omitted in accordance with the rules and regulations of the Commission.

The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

The Registration Statement, including all exhibits and schedules and amendments, has been filed with the Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We do not currently file periodic reports with the Commission; however, following the effective date of the Registration Statement relating to this prospectus, we intend to become a reporting company and will be required to file annual, quarterly and current reports, and other information with the Commission. Copies of all of our filings with the Commission may be viewed on the Commission’s internet web site at http://www.sec.gov. We also maintain a website at http://www.daisanalytic.com. We may include our public filings on our website, and will include such information to the extent required by applicable law and the rules and regulations of any exchange on which our shares are listed.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Richardson & Patel, LLP, Los Angeles, CA.

EXPERTS

The balance sheet as of December 31, 2009 and 2008 and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2009 and 2008 included in this Prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Notes to the financial statements) of Cross, Fernandez and Riley, LLP and Pender Newkirk & Company, LLP, respectively, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE

Effective April 23, 2009, Pender Newkirk & Company LLP (“Pender”) notified Dais Analytic Corporation (“Company”) that it declined to stand for re-election as the Company’s independent registered public accounting firm since “the Company no longer met Pender’s continuation criteria”.

Effective April 24, 2009, the board of directors of the Company recommended and approved the appointment of Cross, Fernandez and Riley, LLP, Bayshore Center, 2907 Bay to Bay Blvd, Suite 360, Tampa, FL 33629 (“CFR”) as our new independent certified public accounting firm for the fiscal year ending December 31, 2009.

During the Company’s two most recent fiscal years ended December 31, 2009 and 2008, the audit reports of CFR and Pender, respectively, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: In the Company’s Annual Report on Form 10-K for the fiscal years ending December 31, 2009 and December 31, 2008, the Audit Report regarding the Company’s audited financial statements for the fiscal year ending December 31, 2009 and 2008 contained opinions regarding the significant doubt about the Company’s ability to continue as a going concern due to its lack of working capital and no near term prospect to raise additional growth capital.

During the Company’s fiscal year ended December 31, 2008 and any subsequent interim period preceding such declination to stand for re-election and through the date of this Current Report, there were: (i) no disagreements between the Company and Pender on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pender, would have caused Pender to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

We provided Pender with a copy of the foregoing disclosures and requested Pender to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of Pender’s letter, dated April 27, 2009, is attached as Exhibit 16.1 to the Form 8-K filed on April 28, 2009.

During the Company’s two most recent fiscal years, and any subsequent interim period prior to engaging Cross, Fernandez and Riley, LLP neither the Company nor anyone on behalf of the Company has consulted with Cross, Fernandez and Riley, LLP regarding either:

1.	The application of accounting principles to specified transactions, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report provided to the Company nor was oral advice provided that Cross, Fernandez and Riley, LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or

2.	Any matter that was either the subject of a disagreement or a reportable event, as each term is defined in Items 304(a)(1)(iv) or (v) of Regulation S-K, respectively.

67

Dais Analytic Corporation

Balance Sheets

	September 30, 2010 (Unaudited)	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$249,056	$1,085,628
Accounts receivable	923,492	187,434
Inventory	283,720	149,986
Prepaid expenses and other current assets	153,020	103,571

Total current assets	1,609,288	1,526,619

Property and equipment, net	33,061	19,383

Other assets:
Deposits	2,280	2,280
Patents, net of accumulated amortization of $109,105 and $107,319 at September 30, 2010 and December 31, 2009, respectively	74,888	72,464

Total other assets	77,168	74,744

	$1,719,517	$1,620,746

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable, including related party payables of $147,701 and $150,740 at September 30, 2010 and December 31, 2009, respectively	$415,500	$385,955
Accrued compensation and related benefits	1,394,772	1,314,356
Accrued expenses	286,421	223,597
Current portion of deferred revenue	582,000	292,457
Current portion of notes payable	2,320,624	1,575,624

Total current liabilities	4,999,317	3,791,989

Long-term liabilities:
Long-term portion of notes payable	—	300,000
Deferred revenue, less current portion	148,340	207,696

Total long-term liabilities	148,340	507,696

Stockholders’ deficit:
Preferred stock; $0.01 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock; $0.01 par value; 200,000,000 shares authorized; 30,141,622 and 29,352,930 shares issued; 29,884,409 and 29,095,717 shares outstanding at September 30, 2010 and December 31, 2009, respectively	301,417	293,530
Capital in excess of par value	31,405,116	30,461,794
Accumulated deficit	(33,862,561)	(32,162,151)

	(2,156,028)	(1,406,827)
Treasury stock at cost, 257,213 shares	(1,272,112)	(1,272,112)

Total stockholders’ deficit	(3,428,140)	(2,678,939)

	$1,719,517	$1,620,746

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Sales	$931,874	$392,978	$2,308,298	$1,036,613
License fees	20,500	21,036	61,530	63,108

	952,374	414,014	2,369,828	1,099,721

Expenses:
Cost of goods sold	755,034	246,359	1,626,556	690,903
Selling, general and administrative	697,099	400,811	2,286,013	1,384,318

	1,452,133	647,170	3,912,569	2,075,221

Loss from operations	(499,759)	(233,156)	(1,542,741)	(975,500)
Other expense (income):
Interest expense	55,933	203,845	157,669	454,721
Interest income	—	(74)	—	(111)

	55,933	203,771	157,669	454,610

Net loss	$(555,692)	$(436,927)	$(1,700,410)	$(1,430,110)

Net loss per common share, basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.08)

Weighted average number of common shares, basic and diluted	30,318,223	19,872,184	29,696,897	17,040,291

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Statements of Stockholders’ Deficit

(Unaudited)

For the Nine Months Ended September 30, 2010

	Common Stock		Capital in Excess of Par Value	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2009	29,352,930	$293,530	$30,461,794	$(32,162,151)	$(1,272,112)	$(2,678,939)
Issuance of common stock for services	413,692	4,137	322,742	—	—	326,879
Issuance of common stock for conversion of notes payable	375,000	3,750	71,250			75,000
Stock based compensation	—	—	549,330	—	—	549,330
Net loss	—	—	—	(1,700,410)	—	(1,700,410)

Balance, September 30, 2010	30,141,622	$301,417	$31,405,116	$(33,862,561)	$(1,272,112)	$(3,428,140)

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
	2010	2009
Operating activities
Net loss	$(1,700,410)	$(1,430,110)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	7,879	14,603
Amortization of deferred loan costs	—	1,004
Amortization of discount on convertible notes	—	144
Amortization of the beneficial conversion feature on convertible notes	—	29,992
Issuance of options and warrants for services	326,879	45,442
Stock based compensation	549,330	214,084
Issuance of common stock for future services and amortization of common stock issued for future services	(819)	65,395
Issuance of common stock warrants to induce conversion of notes payable	—	266,021
(Increase) decrease in:
Accounts receivable	(736,058)	65,595
Inventory	(133,734)	(61,050)
Prepaid expenses and other current assets	(48,630)	(27,704)
Increase (decrease) in:
Accounts payable and accrued expenses	92,369	207,207
Accrued compensation and related benefits	80,416	136,050
Deferred revenue	230,187	(63,108)

Net cash used by operating activities	(1,332,591)	(536,435)

Investing activities
Patent costs	(4,210)	—
Purchase of property and equipment	(19,771)	(39,265)

Net cash used by investing activities	(23,981)	(39,265)
Financing activities
Proceeds from issuance of notes payable	620,000	300,000
Proceeds from issuance of notes payable, related party	—	222,900
Payments on notes payable	(100,000)	(250,000)
Payments on notes payable, related party		(61,900)
Proceeds from issuance of common stock for cash	—	638,500

Net cash provided by financing activities	520,000	849,500

Net (decrease) increase in cash and cash equivalents	(836,572)	273,800
Cash and cash equivalents, beginning of period	1,085,628	26,867

Cash and cash equivalents, end of period	$249,056	$300,667

Cash paid for interest	$—	$41,349

Supplemental disclosures of cash flow information and noncash investing and financing activities:

During the nine months ended September 30, 2010, the Company issued 375,000 shares of common stock in conversion of $75,000 of notes payable.

During the nine months ended September 30, 2009, the Company issued 8,594,904 shares of common stock in conversion of $1,525,000 of notes payable and $193,982 of accrued interest.

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Notes to Financial Statements

(Unaudited)

The accompanying financial statements of Dais Analytic Corporation are unaudited, but in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the Company’s financial position, results of operations, stockholders’ deficit and cash flows as of and for the dates and periods presented. The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.

The unaudited financial statements and notes are presented as permitted by Form 10-Q. Accordingly, certain information and note disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted although the Company generally believes that the disclosures are adequate to ensure that the information presented is not misleading. The accompanying financial statements and notes should be read in conjunction with the audited financial statements and notes of the Company for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2010. The results of operations for the three and nine month periods ended September 30, 2010 are not necessarily indicative of the results that may be expected for any future quarters or for the entire year ending December 31, 2010.

1. Background Information

Dais Analytic Corporation (the “Company”), a New York corporation, has developed and is commercializing applications using its nano-structure polymer technology. The first commercial product is an energy recovery ventilator (“ERV”) (cores and systems) for use in commercial Heating, Ventilating, and Air Conditioning (HVAC) applications. In addition to direct sales, the Company licenses its nano-structured polymer technology to strategic partners in the aforementioned application and is in various stages of development with regard to other applications employing its base technologies. The Company was incorporated in April 1993 with its corporate headquarters located in Odessa, Florida.

2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the three and nine months ended September 30, 2010, the Company incurred a net loss of $555,692 and $1,700,410, respectively. As of September 30, 2010, the Company has an accumulated deficit of $33,862,561, negative working capital of $3,390,029 and a stockholder’s deficit of $3,428,140. As of the date of this report, the Company was in default on promissory notes in the aggregate principal amount of $50,000. In view of these matters, there is substantial doubt that the Company will continue as a going concern. The recoverability of recorded property and equipment, intangible assets, and other asset amounts shown in the accompanying financial statements is dependent upon the Company’s ability to continue as a going concern and to achieve a level of profitability. The Company intends on financing its future activities and its working capital needs largely from the sale of public equity securities and possible exercise of warrants with some additional funding from other traditional financing sources, including term notes and proceeds from licensing agreements until such time that funds provided by operations are sufficient to fund working capital requirements. However, there can be no assurance that the Company will be successful in its efforts. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Significant Accounting Policies

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three and nine month periods ended September 30, 2010 and 2009, (b) the financial position at September 30, 2010 and December 31, 2009, and (c) cash flows for the nine month periods ended September 30, 2010 and 2009, have been made.

The significant accounting policies followed are:

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory – Inventory consists of raw materials and is stated at the lower of cost, determined by first-in, first-out method, or market. Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors.

Revenue recognition – Generally, the Company recognizes revenue for its products upon shipment to customers, provided no significant obligations remain and collection is probable. Our ConsERV™ product typically carries a warranty of two years for all parts contained therein with the exception of the energy recovery ventilator core which typically carries a 10 year warranty. The warranty includes replacement of defective parts. The Company has recorded an accrual of approximately $7,400 for future warranty expenses at September 30, 2010. Revenue derived from the sale of licenses is deferred and recognized as revenue on a straight-line basis over the life of the license, or until the license arrangement is terminated.

Employee stock-based compensation – The Company recognizes all share-based awards to employees, including grants of employee stock options, as compensation expense in the financial statements based on their fair values. That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The value of each award is estimated at the grant date using the Black-Scholes option model with the following assumptions for awards granted during the nine months ended September 30, 2010 and 2009:

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Dividend rate	0%	0%
Risk free interest rate	1.96% – 3.68%	1.65% – 3.21%
Expected term	5 – 10 years	5 – 10 years
Expected volatility	96% – 107%	92% – 105%

The basis for the above assumptions are as follows: the dividend rate is based upon the Company’s history of dividends; the risk-free interest rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant; the expected term was calculated based on the Company’s historical pattern of options granted and the period of time they are expected to be outstanding; and expected volatility was calculated by review of a peer company’s historical activity.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on historical experience of forfeitures, the Company estimated forfeitures at 0% for each the nine month periods ended September 30, 2010 and 2009, respectively.

Deferred revenue – Deferred revenue consists of payments received for products in advance of shipment to customers and also payments received under license agreements that have not yet been recognized as revenue.

Research and development costs – Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of new products and improving the efficiency of our existing products and production process. Such costs include salaries, payroll taxes, employee benefits, materials and supplies. All costs associated with research and development are expensed as incurred. The Company expensed approximately $116,600 and $242,400 during the three and nine months ended September 30, 2010, respectively.

Non-employee stock-based compensation – The Company accounts for stock based compensation awards issued to non-employees for services and financing arrangements, as prescribed by FASB ASC 505-50, Equity-Based Payments to Non-Employees, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable. The fair value of common stock issued for services is based on the closing stock price on the date the common stock was issued. The fair value of warrants issued in 2010 and 2009 was calculated using the Black-Scholes model with the following assumptions: expected life in years: 5-10 years; estimated volatility 96 - 100% and 92% - 93%, respectively; risk-free interest rate: 2.38% - 2.57% and 1.65% - 1.92%, respectively; dividend yield: 0%.

Financial instruments – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2010. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, accounts payable, and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value. The Company’s Level 1 financial assets consist of cash equivalents of $5,226 and $5,235 as of September 30, 2010 and December 31, 2009, respectively.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for tax uncertainties under the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Loss per share – Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered antidilutive and thus are excluded from the calculation. At September 30, 2010 and 2009, the Company had 38,302,769 and 37,791,597 potentially dilutive common shares, respectively, which were not included in the computation of loss per share.

Recent accounting pronouncements

Recent accounting pronouncements issued by FASB (including EITF), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

4. Notes Payable

Notes payable consist of the following:

	September 30, 2010 (unaudited)	December 31, 2009
Convertible notes payable; interest at 9.0%; $150,000 currently in default; collateralized by the Company’s patents and patent applications	$150,000	$325,000
Note payable to investor; 7% interest; unsecured; due January 16, 2011	300,000	300,000
Note payable to investor; interest at 10% per annum; unsecured; due December 31, 2010	1,000,000	1,000,000
Notes payable to investors; 10% interest; unsecured; due December 31, 2010	870,000	250,000
Note payable; related party	624	624

	2,320,624	1,875,624
Less amounts currently due	2,320,624	1,575,624

Long-term notes payable	$—	$300,000

Convertible Notes

During December 2007 and January 2008, the Company issued convertible promissory notes (the “Convertible Notes”) and warrants to purchase common stock in exchange for proceeds totaling $2,950,000. The Convertible Notes bear interest at nine percent per annum and have stated maturity dates from December 2008 to January 2009. The Convertible Notes are repayable in cash or convertible into shares of the Company’s stock at a rate of one share per $0.20 of outstanding principal and interest. Warrants to purchase 14,750,000 shares of the Company’s common stock accompanying the Convertible Notes are, subject to certain limitations, exercisable at $0.25 per share, vest immediately, and expire between December 2012 and January 2013.

The Convertible Notes contain an embedded conversion feature. The Company accounted for this conversion feature and the detachable warrants by allocating the proceeds from issuance of the convertible notes to the beneficial conversion feature and the warrants based on their relative fair values. The Company concluded that the warrants should be recorded as a component of permanent equity based on applicable accounting guidance.

To recognize the fair value of the warrants, the Company discounted the notes and increased additional paid in capital. The fair value of the beneficial conversion feature of $1,383,437 and discount of $1,566,563 related to the warrants were amortized over the term of the Convertible Notes. For the three and nine months ended September 30, 2009, the Company recognized interest expense from the amortization of the beneficial conversion feature and discount of $0 and $30,136, respectively. No interest expense was recognized for the three and nine months ended September 30, 2010 as the beneficial conversion feature and debt discount were fully amortized as of March 31, 2009.

During the year ended December 31, 2009 eighteen holders converted their Convertible Notes, having an aggregate principal balance of $2,350,000 plus accrued interest of $361,600, into 13,557,993 shares of common stock. Some of the holders converted during periods in which we were offering an additional warrant as an inducement to convert. In accordance with said offers we issued additional warrants to purchase 1,665,000 shares of common stock, exercisable immediately at $0.25 per share and valued at $126,367, and 575,000 warrants, exercisable immediately at $0.75 per share valued at $286,641 which was recorded as interest expense during the twelve months ended December 31, 2009.

During 2009, four investors holding Convertible Notes with an aggregate outstanding principal balance of approximately $450,000 at December 31, 2008 notified the Company that they were asserting their rights to receive payment of the principal and interest pursuant to the terms of the Convertible Notes. In June of 2009, three of these investors, holding an aggregate principal note balance of $250,000, entered into a confession of judgment with the Company. Under that agreement, the three investors had the right, should the Company fail to pay all principal and interest due pursuant to their Convertible Notes on or before September 11, 2009, to file the confession of judgment with the court and seek to secure a judgment against the Company in the amount of all principal and interest due under their Convertible Notes together with the reasonable cost and expense of collection. All accrued interest and principal related to the three Convertible Notes, $289,803 in the aggregate, was paid in full by the Company on or before September 11, 2009. In July 2009, the fourth investor, holding a Convertible Note in the principal amount of $200,000, agreed to extend said note to September 2009. In November 2009, this investor and the Company modified the Convertible note to extend the maturity date of said note to July 2010, pay the principal amount due in eight monthly installments commencing December of 2009, end the accrual of interest as of November 20, 2009 and convert the $34,861 in interest due under the Convertible Note as of November 20, 2009 into 170,137 shares of the Company’s common stock. During the nine months ended September 30, 2010 the remaining principal balance of said loan of $175,000 was extinguished in full by the Company through cash payments of $100,000 and the conversion of $75,000 into 375,000 shares of common stock based on a per share conversion rate of $0.20.

As of September 30, 2010, $150,000 of principal on the Convertible Notes was outstanding, of which $50,000 is currently past maturity. On November 4, 2010, an investor elected to convert his 9% secured convertible note of $100,000 principal and the related accrued interest $25,077 into 625,384 shares of Company’s Common Stock. Said investor also received an additional five-year warrant to purchase up to 62,538 shares of Common Stock, at an exercise price of $.75 per share in consideration for converting his 9% secured convertible note.

Other Notes

In July 2009 we secured a loan of $300,000 from an investor and issued the lender an unsecured promissory note for the principal amount on December 8, 2009. Pursuant to the terms of the note, we are to pay the note holder simple interest at the rate of seven percent per annum commencing on July 17, 2009 with all interest and principal due there under payable in cash on or before January 16, 2011. If an event of default were to occur the interest rate would increase to ten percent for the duration of the event. Should we not cure the default within 60 days of receiving notice, the note holder may, at his option, declare all interest accrued and unpaid and principal outstanding immediately due and payable.

In December 2009 we secured a loan in the principal amount of $1,000,000 from an investor and issued the lender an unsecured promissory note. Pursuant to the terms of the note and its subsequent amendments, we are to pay the holder simple interest at the rate of ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on or before December 31, 2010. The note has equal standing with all other existing notes with respect to seniority. We may not incur more than $500,000 in additional debt without the holder’s prior approval and said additional debt may not be senior to this promissory note. During the term of the note, the holder has the right to participate, by investing additional funds the total amount of which may not exceed the outstanding balance of the note, in any subsequent financings undertaken by the Company. Any such participation shall be upon the same terms as provided for in the subsequent financing. If an event of default were to occur and said default is not cured within the allotted period, the holder may declare all principal and interest due and payable without presentment, demand, protest or notice. Further, in addition to all remedies available under law the holder may in the event of a default opt to convert the principal and accrued and unpaid interest outstanding under the note into any debt or equity security which the Company issued after the date of this note and prior to the date of full payment of this note in accordance with the same terms as the subsequent financing.

The Company secured loans from two investors in the principal amounts of $250,000 and $620,000. The Company received the loan amounts on December 31, 2009 and February 18, 2010, respectively, and the Company issued the lenders unsecured promissory notes with respect to said loans on February 19, 2010. The notes were amended to extend the term to December 31, 2010, the Company is to pay the holders simple interest at the rate of ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on or before December 31, 2010.

The notes have equal standing with all other existing notes with respect to seniority. After receipt of proceeds on the foregoing loans, we may not incur more than $500,000 in debt without the holders’ prior approval and said additional debt may not be senior to these promissory notes. During the term of the notes, each note holder has the right to participate, by investing additional funds the total amount of which may not exceed the outstanding balance of the holder’s note, in any subsequent financings undertaken by the Company. Any such participation shall be upon the same terms as provided for in the subsequent financing. If an event of default were to occur and said default is not cured within the allotted period, the holders may declare all principal and accrued and unpaid interest due and payable without presentment, demand, protest or notice. Further, in addition to all remedies available under law, each holder may, in the event of a default, opt to convert the principal and interest outstanding under its note into any debt or equity security which the Company issued after the date of its note and prior to the date of full payment of its note in accordance with the same terms as the subsequent financing.

Total accrued interest on all of the above the notes was $199,174 and $257,258 at September 30, 2010 and December 31, 2009, respectively.

5. Related Party Transactions

Timothy Tangredi, the Company’s Chief Executive Officer and Chairman, is a founder and a member of the Board of Directors of Aegis Biosciences, LLS (“Aegis”). Aegis, created in 1995, is a licensee of the Company’s nano-structured intellectual property and materials in the biomedical and healthcare fields. Mr. Tangredi spends approximately one to two business days per month on Aegis business and is compensated by Aegis for his time and contributions. We granted Aegis two exclusive, world-wide licenses, the first in 1995 and the second in 2005. Pursuant to these licenses, Aegis has the right to use and sell products containing our polymer technologies in biomedical and healthcare applications. The first license was entered into in 1995 and has been amended twice. In 2005, we agreed to accept $150,000 as payment in full of all royalties and no further license revenue will be forthcoming. The second license allows Aegis the use of our intellectual property in the field of healthcare. A one-time payment of $50,000 was made under this license in 2005. In addition, under the second license Aegis is to make royalty payments of 1.5% of the net sales price it receives with respect to any personal hygiene product, surgical drape or clothing products (the latter when employed in medical and animal related fields) and license revenue it receives should Aegis grant a sublicense to a third party. To date Aegis has sold no such products nor has it received any licensing fees requiring a royalty payment be made to us. All obligations for such payments will end on the earlier of June 2, 2015 or upon the aggregate of all sums paid to us by Aegis under the agreement reaching $1 million. The term of each respective license runs for the duration of the patented technology.

The Company rents a building that is owned by two stockholders of the Company, one of which is the Chief Executive Officer. Rent expense for this building is $3,800 per month. The Company recognized rent expense of approximately $12,200 for the three months ended September 30, 2010 and 2009 and $36,594 for the nine month periods ended September 30, 2010 and 2009. At September 30, 2010 and December 31, 2009, $142,700 and $150,740, respectively, were included in accounts payable for amounts owed to these stockholders.

The Company also has accrued compensation due to the Chief Executive Officer and one other employee for deferred salaries earned and unpaid as of September 30, 2010 and December 31, 2009 of $1,394,772 and $1,314,356, respectively.

6. Stock Options and Warrants

Options

In June 2000 and November 2009, our Board of Directors adopted, and our shareholders approved, the 2000 Incentive Compensation Plan and 2009 Long-Term Incentive Plan, respectively (together the “Plans”). The Plans provide for the granting of options to qualified employees of the Company, independent contractors, consultants, directors and other individuals. In November 2009, our shareholders approved and the Company’s Board of Directors adopted and made available 15,000,000 shares of common stock to be issued pursuant to the 2009 Plan. The Plans permit grants of options to purchase common shares authorized and approved by the Company’s Board of Directors.

The average fair value of options granted at market during the nine months ended September 30, 2010 was $0.22 per option. There were no options exercised during the nine months ended September 30, 2010.

The following summarizes the information relating to outstanding stock options activity with employees during the nine months ended September 30, 2010:

	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2009	12,298,882	$0.26	7.64	$1,052,839
Granted	2,970,000	$0.29	—	—
Forfeited	(38,625)	$0.10	—	—

Outstanding at September 30, 2010	15,230,257	$0.26	8.11	$1,732,650

Exercisable at September 30, 2010	13,967,757	$0.25	6.64	$1,733,108

Stock compensation expense was approximately $70,782 and $549,330 for the three and nine months ended September 30, 2010, respectively, and $65,777 and $214,084 for the three and nine months ended September 30, 2009, respectively. The total fair value of shares vested during the nine months ended September 30, 2010 and 2009 was approximately $509,943 and $283,961, respectively.

As of September 30, 2010, there was approximately $349,000 of unrecognized employee stock-based compensation expense related to non-vested stock options, of which approximately $40,000, $143,000, $118,000 and $48,000 is expected to be recognized for the three months ended December 31, 2010 and the years ended December 31, 2011, 2012 and 2013, respectively.

The following table represents our non vested share-based payment activity with employees for the nine months ended September 30, 2010:

	Number of Options	Weighted Average Grant Date Fair Value
Nonvested options - December 31, 2009	347,861	$0.27
Granted	2,970,000	$0.29
Vested	(2,055,361)	$0.25
Forfeited	—

Nonvested options – September 30, 2010	1,262,500	$0.25

Warrants

At September 30, 2010, the Company had outstanding warrants to purchase the Company’s common stock which were issued in connection with multiple financing arrangements and consulting agreements. Information relating to these warrants is summarized as follows:

Warrants	Remaining Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Warrants-Daily Financing	197,055	1.24	$0.55
Warrants-Additional Financing	428,637	2.08	$0.40
Warrants-Robb Trust Note	50,000	1.68	$0.55
Warrants-Financing	14,750,000	2.24	$0.25
Warrants-Placement Agent Warrants	793,641	2.51	$0.25
Warrants-Tangredi	3,000,000	2.51	$0.36
Warrants-Ehrenberg	250,000	2.85	$0.30
Warrants-Consulting Agreements	825,000	3.94	$0.28
Warrants-Note Conversions	2,240,000	3.63	$0.38
Warrants-Stock Purchases 2009	758,270	3.65	$0.34
Warrants-Services	400,000	4.31	$0.50
Warrants-Mandelbaum	50,000	3.59	$0.19

Total	23,742,603

Common Stock Issued For Services

The Company entered into a consulting agreement in September of 2008. In October of 2009, the agreement was amended to extend the term for nine months. Company is to issue the consultant 10,000 shares of common stock in each of said nine months for total shares of 90,000, with no award of stock for January and February 2010. For the three and nine months ended September 30, 2010, the Company has issued 30,000 and 106,000 shares of common stock, respectively, and recorded $9,250 and $44,050 as consulting expense on its statement of operations.

The Company entered into an agreement for consulting services in April 2010. The term of the agreement is for twelve months and calls for the Company to issue the consultant 100,000 shares of common stock upon execution of the agreement and an additional 100,000 shares of common stock after six months of service. The agreement also calls for a monthly cash payment of $6,000 for the first six months and $7,500 per month for the remainder of the agreement. The Company has fair valued the 100,000 shares of common stock at $53,000 and is expensing the fair value of those shares over six months. For the three and nine months ended September 30, 2010, the Company has recorded $26,500 and $48,583 as consulting expense on its statement of operations.

The Company issued 207,692 shares of common stock during the three months ended September 30, 2010 valued at $64,384 for legal services to be provided from January 1, 2010 through December 31, 2010. For the three and nine months ended September 30, 2010, the Company has recorded $16,096 and $48,288 as legal expense in its statement of operations.

7. Commitments and Contingencies

The Company has employment agreements with some of its key employees and executives. These agreements provide for minimum levels of compensation during current and future years. In addition, these agreements call for grants of stock options and for payments upon termination of the agreements.

The Company entered into an agreement with the holders of the Convertible Notes to file a registration statement within a defined timeframe. The Company will incur penalties and damages of up to approximately $236,000 if it does not file and keep the registration statement effective pursuant to the terms of this agreement. As of September 30, 2010, the Company has recorded a liability of $41,000 in accrued expenses related to this agreement.

8. Genertec Agreement

On August 21, 2009, the Company, entered into an Exclusive Distribution Agreement (the “Agreement”) with Genertec America, Inc., a California corporation (“Genertec”), to grant Genertec the exclusive right to obtain, distribute and market three of the Company’s nanotechnology-based membrane products and related products in Great China, including main land China, Hong Kong, Macau and Taiwan (the “Territory”). The Agreement provides that during the initial term of the Agreement, Genertec agreed to order and purchase the Company’s products in the aggregate amount of $200 Million U.S. Dollars. Certain terms of the agreement have been granted confidential treatment by the Securities and Exchange Commission.

Under the Agreement, the Company will supply and Genertec will distribute the Company’s products in the designated Territory on an exclusive basis. Genertec agreed to purchase from the Company a minimum of the Company’s products during any contract year. In the event Genertec fails to purchase such minimum in any given year, the Company may convert the exclusivity to Genertec into a non-exclusive basis or terminate the Agreement. Pursuant to the terms of the Agreement, Genertec will engage and appoint authorized person(s) or firm(s), to install, engineer, perform maintenance, sell and use the products within the Territory. Neither Genertec nor its designated buyer is permitted to alter, decompile or modify the Company’s products in any way. As consideration for entering into the Agreement, Genertec agreed to pay the Company a deposit in monthly installments beginning in September 2009 and continuing through April 2010. During the initial term of the Agreement, the Company and Genertec agreed to negotiate, in good faith, a royalty bearing license agreement whereby Genertec shall be granted a license to manufacture certain portions of the Company’s products in the Territory. As of September 30, 2010, the Company has $406,400 in accounts receivable and $500,000 in the current portion of deferred revenue to be applied against future orders. Genertec America’s partners in China have received the product and are continuing to perform tests; however there have been delays in completing this testing process. As a result, Genertec America has not yet begun to order product from the Company under this agreement.

The initial term of the Agreement shall be for a period of five (5) years, commencing on August 21, 2009, unless earlier terminated. Unless notice of termination is delivered to the respective parties 180 days prior to the expiration of the initial term, the Agreement will automatically renew for consecutive one (1) year periods. The Company may terminate the Agreement in the event: (1) Genertec fails to pay the deposit as indicated, (2) that Genertec has not purchased a minimum amount of the Company’s products during any contract year, (3) breach by Genertec of its obligations under the Agreement, or (4) at the discretion of the Company, immediately upon the transfer of fifty percent (50%) or more of either the assets of the voting stock of Genertec to any third party. Genertec may not assign the Agreement to any party without the prior written consent of the Company. Genertec has informed the Company that the reason for the delay in payment is a realignment of their payment process and Genertec expects to have the issue resolved shortly.

9. CAST Systems Control Technology

In April 2010, the Company entered into a technical and sales agreement with CAST Systems Control Technology Co., Ltd. (“CAST”) and Genertec America, Inc. (“Genertec”) with a value of up to approximately $48 million U.S. Dollars over a twelve month period. Under the terms of the Agreement, the Company will supply to CAST, through Genertec, key system components of its nanotechnology clean water process. The Agreement is conditioned upon the Company obtaining a letter of credit from Genertec in the amount as agreed to by the parties on or before April 13, 2010. As of the date of this filing, the Company has received the required letter of credit from Genertec. This Agreement, the terms of which are disclosed in the Company’s Current Report on Form 8-K, filed on April 9, 2010, is made pursuant to and in support of the $200 million distribution agreement made between the Company and Genertec on August 21, 2009, granting Genertec the exclusive right to obtain, distribute and market the Company’s nanotechnology-based membrane and related products in China, including mainland China, Hong Kong, Macau and Taiwan, the terms of which are disclosed in the Company’s Current Report on Form 8-K, filed August 27, 2009. For the nine months ended September 30, 2010, the Company has sold one unit under this agreement and recognized $300,000 in revenue which has been billed and $254,000 of which has been collected.

10. Commitment

On September 17, 2010, the U.S. Department of Energy approved a grant of up to $681,322 to the Company for the funding of a project to scale up, in size and field trial, a novel dehumidification system similar to the Company’s NanoAir prototype, that is operated by directly manipulating water vapor using a selectively permeable membrane made of a nano-structure solid polymer. The grant is conditioned upon the Company contributing $171,500 of the proposed total project cost of $852,822. The Company will receive the grant amount in phases upon the meeting of certain milestones. As of September 30, 2010, the Company has not incurred any expenses nor recognized any revenue related to this grant award.

11. Subsequent Events

On November 4, 2010, an investor elected to convert his 9% secured convertible note and the related accrued interest in the amounts of $125,077 into 625,384 shares of Company’s Common Stock. Said investor also received an additional five-year warrant to purchase up to 62,538 shares of Common Stock, at an exercise price of $.75 per share in consideration for converting his 9% secured convertible note. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On November 12, 2010, Promissory Note Holder’s Platinum Montaur and Samuels agreed to a second amendment to their Promissory Notes dated December 17, 2009 and February 19, 2010, respectively, which allowed for a second extension of the maturity date to December 31, 2010.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Dais Analytic Corporation

Odessa, Florida

We have audited the accompanying balance sheet of Dais Analytic Corporation (“the Company”) as of December 31, 2009, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dais Analytic Corporation as of December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred significant losses since inception and has a capital deficit and stockholders’ deficit of $2,265,370 and $32,162,151 at December 31, 2009. These factors, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Cross, Fernandez & Riley LLP

Tampa, Florida

March 29, 2010

Report of Independent Registered Public Accounting Firm

Board of Directors

Dais Analytic Corporation

Odessa, Florida

We have audited the accompanying balance sheet of Dais Analytic Corporation as of December 31, 2008 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the management of Dais Analytic Corporation. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dais Analytic Corporation as of December 31, 2008 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $5,979,446 during the year ended December 31, 2008, has an accumulated deficit of $28,776,769, has negative working capital of $3,802,009, and a stockholders’ deficit of $4,697,436 at December 31, 2008. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

March 23, 2009

DAIS ANALYTIC CORPORATION

BALANCE SHEETS

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,085,628	$26,867
Accounts receivable	187,434	188,970
Inventory	149,986	147,128
Loan costs, net of accumulated amortization	—	1,004
Prepaid expenses and other current assets	103,571	31,181

Total current assets	1,526,619	395,150

Property and equipment, net	19,383	26,933

Other assets:
Deposits	2,280	2,280
Patents, net of accumulated amortization of $107,319 and $96,389 at December 31, 2009 and 2008, respectively	72,464	44,129

Total other assets	74,744	46,409

	$1,620,746	$468,492

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable, including related party payables of $150,740 and $105,925 at December 31, 2009 and 2008, respectively	$385,955	$380,022
Accrued compensation and related benefits	1,314,356	1,147,389
Accrued expenses, other	223,597	340,115
Current portion of deferred revenue	292,457	84,145
Current portion of notes payable, net of unamortized discount of $0 and $23,171 at December 31, 2009 and 2008, respectively	1,575,624	2,245,488

Total current liabilities	3,791,989	4,197,159
Long-term liabilities:
Long-term portion of notes payable	300,000	675,000
Deferred revenue, net of current portion	207,696	293,769

Total long-term liabilities	507,696	968,769

Stockholders’ deficit:
Preferred stock; $.01 par value; 10,000,000 shares authorized; 0 shares issued and outstanding
Common stock; $0.01 par value; 200,000,000 shares authorized; 29,352,930 and 12,162,398 shares issued and 29,095,717 and 11,905,185 shares outstanding at December 31, 2009 and 2008, respectively	293,530	121,624
Capital in excess of par value	30,461,794	25,253,196
Prepaid services paid for with common stock	—	(23,375)
Accumulated deficit	(32,162,151)	(28,776,769)

	(1,406,827)	(3,425,324)
Treasury stock at cost, 257,213 shares	(1,272,112)	(1,272,112)

Total stockholders’ deficit	(2,678,939)	(4,697,436)

	$1,620,746	$468,492

The Accompanying notes are an integral part of the financial statements

Dais Analytic Corporation

Statements of Operations

	Year Ended December 31,
	2009	2008
Revenue:
Sales	$1,447,071	$931,289
License fees	84,144	84,144

	1,531,215	1,015,433

Expenses:
Cost of goods sold	1,071,098	796,217
Selling, general and administrative	3,224,592	2,935,552

	4,295,690	3,731,769

Loss from operations	(2,764,475)	(2,716,336)
Other expense (income):
Interest expense	621,574	3,282,768
Interest income	(667)	(19,658)

	620,907	3,263,110

Net loss	$(3,385,382)	$(5,979,446)

Net loss per common share, basic and diluted	$(0.17)	$(0.57)

Weighted average number of common shares, basic and diluted	19,960,150	10,522,511

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Statements of Stockholders’ Deficit

Years Ended December 31, 2009 and 2008

	Common Stock		Capital in Excess of	Accumulated	Deferred Non-Cash Offering	Prepaid Services Paid for with Common	Treasury	Total Stockholders’
	Shares	Amount	Par Value	Deficit	Costs	Stock	Stock	Deficit
Balance, December 31, 2007	8,742,797	$87,428	$23,389,320	$(22,797,323)	$(55,000)	—	$(1,266,112)	$(641,687)
Issuance of common stock for conversion of notes payable and related accrued interest	439,293	4,393	104,147	—	—	—	—	108,540
Beneficial conversion feature	—	—	266,814	—	—	—	—	266,814
Issuance of warrants with convertible debt	—	—	298,005	—	—	—	—	298,005
Offering costs	—	—	(17,340)	—	—	—	—	(17,340)
Issuance of common stock and warrants for offering costs	392,308	3,923	(3,923)	—	—	—	—	—
Write off of non-cash offering costs	—	—	—	—	55,000	—	(6,000)	49,000
Issuance of common stock for services, net of amortization of $27,625	148,000	1,480	56,880	—	—	$(23,375)	—	34,985
Stock-based compensation expense	—	—	1,183,693	—	—	—	—	1,183,693
Issuance of common stock	2,440,000	24,400	(24,400)	—	—	—	—	—
Net loss	—	—	—	(5,979,446)	—	—	—	(5,979,446)

Balance, December 31, 2008	12,162,398	121,624	25,253,196	(28,776,769)	—	(23,375)	(1,272,112)	(4,697,436)
Issuance of common stock for conversion of notes payable and related accrued interest	13,553,822	135,538	2,576,062	—	—	—	—	2,711,600
Issuance of common stock and warrant for services	344,692	3,448	105,029	—	—	23,375	—	131,852
Stock-based compensation expense	—	—	1,504,669	—	—	—	—	1,504,669
Issuance of warrants for debt conversion			413,008	—	—	—	—	413,008
Issuance of common stock and warrants for cash	2,490,385	24,904	613,596	—	—	—	—	638,500
Exercise of warrants and options	801,633	8,016	(3,766)	—	—	—	—	4,250
Net loss	—	—	—	(3,385,382)	—	—	—	(3,385,382)

Balance, December 31, 2009	29,352,930	$293,530	$30,461,794	$(32,162,151)	$—	$—	$(1,272,112)	$(2,678,939)

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Statements of Cash Flows

	Years Ended December 31,
	2009	2008
Operating activities
Net loss	$(3,385,382)	$(5,979,446)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	19,826	16,187
Amortization of deferred loan costs	1,004	102,416
Amortization of discount on convertible notes	144	1,525,598
Amortization of the beneficial conversion feature on convertible notes	29,992	1,388,216
Write off of deferred noncash offering costs	—	49,000
Issuance of options and warrants for services	110,316	34,985
Stock based compensation expense	1,504,669	1,183,693
Issuance of common stock warrants to induce conversion of notes payable	413,008	—
(Increase) decrease in:
Accounts receivable	1,536	(182,220)
Inventory	(2,858)	(73,499)
Prepaid expenses and other current assets	(50,853)	(7,263)
Increase (decrease) in:
Accounts payable and accrued expenses	251,014	150,091
Accrued compensation and related benefits	166,967	51,876
Deferred revenue	122,239	(84,144)

Net cash used by operating activities	(818,378)	(1,824,510)

Investing activities
Increase in patent costs	(39,265)
Purchase of property and equipment	(1,346)	(18,855)

Net cash used by investing activities	(40,611)	(18,855)

Financing activities
Proceeds from issuance of notes payable	1,565,000	500,000
Proceeds received from escrow	—	1,000,000
Payments on notes payable	(290,000)	(100,000)
Payments for offering costs	—	(34,000)
Proceeds from advance from related party	222,900	—
Repayments of advance from related party	(222,900)	—
Issuance of common stock and exercise of warrants for cash	642,750	—

Net cash provided by financing activities	1,917,750	1,366,000

Net increase (decrease) in cash and cash equivalents	1,058,761	(477,365)
Cash and cash equivalents, beginning of period	26,867	504,232

Cash and cash equivalents, end of period	$1,085,628	$26,867

Cash paid during the year for interest	$42,651	$10,100

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Statements of Cash Flows

Supplemental disclosures of cash flow information

and noncash investing and financing activities:

During the years ended December 31, 2009 and 2008, the Company issued 13,553,822 and 439,293 shares of common stock in conversion of $2,350,000 and $100,000 of notes payable and $361,600 and $8,540 of accrued interest, respectively.

During the year ended December 31, 2009, the Company issued 344,692 shares of common stock and warrants for services valued at $110,316.

During the year ended December 31, 2008 the Company issued 540,308 shares of common stock valued at $229,991 as payment for services.

During the year ended December 31, 2008, the Company issued convertible notes payable with a beneficial conversion feature of $245,106 and a discount equivalent to the relative fair value of the accompanying warrants of $254,894.

The accompanying notes are an integral part of the financial statements.

Dais Analytic Corporation

Notes to Financial Statements

Years Ended December 31, 2009 and 2008

1. Background Information

Dais Analytic Corporation (the “Company”), a New York corporation, has developed and is commercializing applications using its nano-structure polymer technology. The first commercial product is an energy recovery ventilator (ERV) (cores and systems) for use in commercial Heating, Ventilating, and Air Conditioning (HVAC) applications. In addition to direct sales, the Company licenses its nano-structured polymer technology to strategic partners in the aforementioned application and is in various stages of development with regard to other applications employing its base technologies. The Company was incorporated in April of 1993 with its corporate headquarters located in Odessa, Florida.

The Company is dependent on third parties to manufacture the key components needed for our nano-structured based materials and value added products made with these materials. Accordingly, a supplier’s failure to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements or our technical specifications, or the inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, would create delays in production of our products or increase our unit costs of production. Certain of the components contain proprietary products of our suppliers, or the processes used by our suppliers to manufacture these components are proprietary. If we are required to replace any of our suppliers, while we should be able to obtain comparable components from alternative suppliers at comparable costs, this would create a delay in production.

For the years ended December 31, 2009 and 2008, five and four customers accounted for approximately 66% and 64% of the Company’s total revenue, respectively. At December 31, 2009 and 2008 amounts due from these customers was approximately 24.5% and 56.7% of total accounts receivable, respectively.

2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2009, the Company incurred a net loss of $3,385,382 and has incurred significant losses since inception. As of December 31, 2009, the Company has an accumulated deficit of $32,162,151, negative working capital of $2,265,370 and a stockholders’ deficit of $2,678,939. The Company used $818,378 and $1,824,510 of cash from operations during 2009 and 2008, respectively, which was funded by proceeds from debt and equity financings. There is no assurance that such financing will be available in the future. In view of these matters, there is substantial doubt that the Company will continue as a going concern. The Company is currently pursuing the following sources of short and long-term working capital:

1	We are currently holding preliminary discussions with parties who are interested in licensing, purchasing the rights to, or establishing a joint venture to commercialize certain applications of our technology.

2.	We are seeking growth capital from certain strategic and/or government (grant) related sources. In addition to said capital, these sources may, pursuant to any agreements that may be developed in conjunction with such funding, assist in the product definition and design, roll-out, and channel penetration of our products. As part of this step we will attempt to take advantage of key programs associated with the recently enacted American Recovery and Reinvestment Act of 2009.

The Company’s ability to continue as a going concern is highly dependent on our ability to obtain additional sources of cash flow sufficient to fund our working capital requirements. However, there can be no assurance that the Company will be successful in its efforts to secure such cash flow. Any failure by us to timely procure additional financing or investment adequate to fund our ongoing operations, including planned product development initiatives and commercialization efforts, will have material adverse consequences on our financial condition, results of operations and cash flows.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Significant Accounting Policies

The significant accounting policies followed are:

FASB Codification – In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles, effective for interim and annual reporting periods ending after September 15, 2009. This statement establishes the Codification as the source of authoritative accounting principles used in the preparation of financial statements in conformity with generally accepted accounting principles. The Codification does not replace or affect guidance issued by the SEC or its staff. As a result of the Codification, the references to authoritative accounting pronouncements included herein in this Annual Report on Form 10-K now refer to the Codification topic section rather than a specific accounting rule as was past practice.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents – All cash, other than held in escrow, is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts receivable – Accounts receivable consist primarily of receivables from the sale of our ERV products. The Company regularly reviews accounts receivable for any bad debts based on an analysis of the Company’s collection experience, customer credit worthiness, and current economic trends. Based on management’s review of accounts receivable, no allowance for doubtful accounts is considered necessary at December 31, 2009 and 2008.

Debt issuance costs – Direct loan costs incurred with the issuance of long-term debt are deferred and amortized to interest expense over the life of the related debt. For the years ended December 31, 2009 and 2008, the Company recorded amortization of direct loan costs of $1,004 and $102,416, respectively.

Inventory – Inventory consists of raw materials and work-in-process and is stated at the lower of cost, determined by first-in, first-out method, or market. Market is determined based on the net realizable value, with appropriate consideration given to obsolescence, excessive levels, deterioration and other factors. At December 31, 2009 and 2008, the Company had $2,160 and $2,043 of in-process inventory, respectively. A reserve is recorded for any inventory deemed excessive or obsolete. No reserve is considered necessary at December 31, 2009 and 2008.

Property and equipment – Property and equipment are recorded at cost. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets ranging from 5 to 7 years. Depreciation expense was approximately $8,900 and $8,500 for the years ended December 31, 2009 and 2008, respectively. Gains and losses upon disposition are reflected in the statement of operations in the period of disposition. Maintenance and repair expenditures are charged to expense as incurred.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

Intangible assets – identified intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company’s existing intangible assets consist solely of patents. Patents are amortized over their estimated useful or economic lives of 15 years. Patent amortization expense was approximately $10,100 and $9,300 for the years ended December 31, 2009 and 2008, respectively. Total patent amortization expense for the next five years is estimated to be approximately $12,000 per year.

Long-lived assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company uses market quotes, if available or an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. There have been no significant impairments of long-lived assets during the two-year period ended December 31, 2009.

Research and development expenses – Expenditures for research, development, and engineering of products are expensed as incurred. For the years ended December 31, 2009 and 2008, the Company incurred research and development costs of approximately $6,600 and $36,000, respectively.

Stock issuance costs – Stock issuance costs are recorded as a reduction of the related proceeds through a charge to stockholders’ equity.

Common stock – The Company records common stock issuances when all of the legal requirements for the issuance of such common stock have been satisfied.

Revenue recognition – Generally, the Company recognizes revenue for its products upon shipment to customers, provided no significant obligations remain and collection is probable. Our ConsERV product typically carries a warranty of two years for all parts contained therein with the exception of the energy recovery ventilator core which typically carries a 10 year warranty. The warranty includes replacement of defective parts. Warranty cost has been immaterial to our overall operations in the past and therefore, the Company has not recorded an accrual for any estimated warranty expenses. Revenue derived from the sale of licenses is deferred and recognized as revenue on a straight-line basis over the life of the license, or until the license arrangement is terminated. The Company recognized revenue of approximately $84,100 from license agreements for each of the years ended December 31, 2009 and 2008.

Stock based compensation – The Company recognizes all share-based payments to employees, including grants of employee stock options, as compensation expense in the financial statements based on their fair values. That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The value of each grant is estimated at the grant date using the Black-Scholes option model with the following assumptions for options granted during the years ended December 31, 2009 and 2008:

Years Ended December 31,
	2009	2008
Dividend rate	0%	0%
Risk free interest rate	1.65% – 3.49%	2.64% – 3.98%
Expected term	5 – 10 years	5 – 10 years
Expected volatility	92% – 106%	80% – 114%

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Three Months Ended March 31, 2010

(Unaudited)

The basis for the above assumptions are as follows: the dividend rate is based upon the Company’s history of dividends; the risk-free interest rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant; the expected term was calculated based on the Company’s historical pattern of options granted and the period of time they are expected to be outstanding; and expected volatility was calculated by review of a peer company’s historical activity.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based on historical experience of forfeitures, the Company estimated forfeitures at 0% and 22% for the years ended December 31, 2009 and 2008, respectively, and incorporated this rate in the estimated fair value of employee option grants during 2009 and 2008.

Non-Employee Stock-Based Compensation – The Company accounts for stock based compensation awards issued to non-employees for services and financing arrangements, as prescribed by FASB ASC 505-50, Equity-Based Payments to Non-Employees, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable. The fair value of common stock issued for services is based on the closing stock price on the date the common stock was issued. The fair value of warrants issued in 2009 and 2008 was calculated using the Black-Scholes model with the following assumptions: Expected life in years: 5 – 10 years and 5 – 10 years, respectively; Estimated volatility 94% – 105% and 80% – 114%, respectively; Risk-free interest rate: 2.02% – 3.21% and 2.64% – 3.98%, respectively; Dividend yield: 0%.

Financial instruments – In September 2006, the Financial Accounting Standards Board (FASB) introduced a framework for measuring fair value and expanded required disclosure about fair value measurements of assets and liabilities. The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2009. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

On January 1, 2009, the Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

Income taxes – Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10), on January 1, 2007. The Company has not recognized a liability as a result of the implementation of ASC 740-10. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of ASC 740-10. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Loss per share – Basic and diluted earnings per share are computed based on the weighted-average common shares and common share equivalents outstanding during the period. Common share equivalents consist of stock options, warrants and convertible notes payable. Common share equivalents of 30,003,977 and 25,722,521 were excluded from the computation of diluted earnings per share for the years ended December 31, 2009 and 2008, respectively, because their effect is anti-dilutive.

Reclassifications – Certain reclassifications have been made to the financial statements as of and for the year ended December 31, 2008 to conform to the presentation as of and for the year ended December 31, 2009.

Recent accounting pronouncements

In October 2009, the FASB issued Accounting Standard Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”) and No. 2009-14, Certain Revenue Arrangements that include Software Elements (“ASU 2009-14”). These standards update FASB ASC 605, Revenue Recognition (“ASC 605”) and FASB ASC 985, Software (“ASC 985”). The amendments to ASC 605 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments to ASC 985 remove tangible products from the scope of software revenue guidance and provide guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. These amendments to ASC 605 and ASC 985 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company adopted these amendments on January 1, 2010. Management does not believe that the adoption of this standard will have a material impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). This standard updates FASB ASC 820, Fair Value Measurements (“ASC 820”). ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The standard is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company adopted ASU 2010-06 on January 1, 2010, which had no material impact on the financial statements.

Other recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

4. Property and Equipment

Property and equipment consist of the following:

	0000,000	0000,000
	December 31,
	2009	2008
Furniture and fixtures	$33,530	$33,530
Computer equipment	57,344	106,260
Office and lab equipment	194,429	194,429

	285,303	334,219
Less accumulated depreciation	265,920	307,286

	$19,383	$26,933

5. Notes Payable

Notes payable consist of the following:

	0000,000	0000,000
	December 31,
	2009	2008
Convertible notes payable; interest at 9.0%; $150,000 currently in default and $175,000 due July 2010; collateralized by the Company’s patents and patent applications, net of unamortized discount and beneficial conversion feature of $0 and $30,136 at 2009 and 2008, respectively	$325,000	$2,919,864
Note payable to investor; 7% interest; unsecured; due January 16, 2011	300,000	—
Note payable to investor; interest at 10% per annum; due June 17, 2010	1,000,000	—
Note payable to an investor; 10% interest; unsecured; due June 30, 2010	250,000	—
Note payable; related party	624	624

	1,875,624	2,920,488
Less amounts currently due	1,575,624	2,245,488

	$300,000	$675,000

Convertible Notes

During December 2007 and January 2008, the Company issued convertible promissory notes (the “Convertible Notes”) and warrants to purchase common stock in exchange for proceeds totaling $2,950,000. The Convertible Notes bear interest at nine percent per annum and have stated maturity dates from December 2008 to January 2009. The Convertible Notes are repayable in cash or convertible into shares of the Company’s stock at a rate of one share per $0.20 of outstanding principal and interest. Warrants to purchase 14,750,000 shares of the Company’s common stock accompanying the Convertible Notes are, subject to certain limitations, exercisable at $0.25 per share, vest immediately, and expire between December 2012 and January 2013.

The Convertible Notes contain an embedded conversion feature. The Company accounted for this conversion feature and the detachable warrants by allocating the proceeds from issuance of the convertible notes to the beneficial conversion feature and the warrants based on their relative fair values. The Company concluded that the warrants should be recorded as a component of permanent equity based on applicable accounting guidance.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

To recognize the fair value of the warrants, the Company discounted the notes and increased additional paid in capital. The fair value of the beneficial conversion feature of $1,383,437 and discount of $1,566,563 related to the warrants were amortized over the term of the Convertible Notes. For the years ended December 31, 2009 and 2008, the Company recognized interest expense from the amortization of the beneficial conversion feature and discount of $30,136 and $2,848,995, respectively.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

During the year ended December 31, 2009 eighteen holders converted their Convertible Notes, having an aggregate principal balance of $2,350,000 plus accrued interest of $361,600, into 13,557,993 shares of common stock. Some of the holders converted during periods in which we were offering an additional warrant as an inducement to convert. In accordance with said offers we issued additional warrants to purchase 1,665,000 shares of common stock, exercisable immediately at $0.25 per share and valued at $126,367, and 575,000 warrants, exercisable immediately at $0.75 per share valued at $286,641 which was recorded as interest expense during the twelve months ended December 31, 2009.

During 2009, four investors holding Convertible Notes with an aggregate outstanding principal balance of approximately $450,000 at December 31, 2008 notified the Company that they were asserting their rights to receive payment of the principal and interest pursuant to the terms of the Convertible Notes. In June of 2009, three of these investors, holding an aggregate principal note balance of $250,000, entered into a confession of judgment with the Company. Under that agreement, the three investors had the right, should the Company fail to pay all principal and interest due pursuant to their Convertible Notes on or before September 11, 2009, to file the confession of judgment with the court and seek to secure a judgment against the Company in the amount of all principal and interest due under their Convertible Notes together with the reasonable cost and expense of collection. All interest and principal related to the three Convertible Notes, $289,803 in the aggregate, was paid in full by the Company on or before September 11, 2009. In July 2009, the fourth investor, holding a Convertible Note in the principal amount of $200,000, agreed to extend said note to September 2009. In November 2009, this investor and the Company modified the Convertible note to extend the maturity date of said note to July 2010, pay the principal amount due in eight monthly installments commencing December of 2009, end the accrual of interest as of November 20, 2009 and convert the $34,861 in interest due under the Convertible Note as of November 20, 2009 into 170,137 shares of Company’s common stock. As of December 31, 2009 the outstanding principal balance of said loan was $175,000.

As of December 31, 2009, $325,000 of principal on the Convertible Notes was outstanding, of which $175,000 has been extended to July 2010 with the remaining notes currently in default and due and payable in full.

Other Notes

In July 2009 we secured a loan of $300,000 from an investor and issued the lender an unsecured promissory note for the principal amount on December 8, 2009. Pursuant to the terms of the note, we are to pay the note holder simple interest at the rate seven percent per annum commencing on July 17, 2009 with all interest and principal due there under payable in cash on or before January 16, 2011. If an event of default were to occur the interest rate would increase to ten percent for the duration of the event. Should we not cure the default within 60 days of receiving notice the note holder may, at his option, declare all interest accrued and unpaid and principal outstanding immediately due and payable.

In December 2009 we secured a loan in the principal amount of $1,000,000 from an investor and issued the lender an unsecured promissory note. Pursuant to the terms of the note, we are to pay the holder simple interest at the rate ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on or before June 17, 2010. The note has equal standing with all other existing notes with respect to seniority. We may not incur more than $500,000 in additional debt without the holder’s prior approval and said additional debt may not be senior to this promissory note. During the term of the note, the holder has the right to participate, by investing additional funds the total amount of which may not exceed the outstanding balance of the note, in any subsequent financings undertaken by Company. Any such participation shall be upon the same terms as provided for in the subsequent financing. If an event of default were to occur and said default is not cured within the allotted period, the holder may declare all principal and interest due and payable without presentment, demand, protest or notice. Further, in addition to all remedies available under law holder may in the event of a default opt to convert the principal and accrued and unpaid interest outstanding under the note into any debt or equity security which the Company issued after the date of this note and prior to the date of full payment of this note in accordance with the same terms as the subsequent financing.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

The Company secured loans from two investors in the principal amounts of $250,000 and $620,000. The loan amounts were received by the Company on December 31, 2009 and February 18, 2010, respectively, and the Company issued the lenders unsecured promissory notes with respect to said loans on February 19, 2010. Pursuant to the terms of the notes, the Company is to pay the holders simple interest at the rate ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on or before June 30, 2010 and August 10, 2010. The notes have equal standing with all other existing notes with respect to seniority. After receipt of proceeds on the foregoing loans, we may not incur more than $500,000 in debt without the holders’ prior approval and said additional debt may not be senior to these promissory notes. During the term of the notes, each note holder has the right to participate, by investing additional funds the total amount of which may not exceed the outstanding balance of the holder’s note, in any subsequent financings undertaken by Company. Any such participation shall be upon the same terms as provided for in the subsequent financing. If an event of default were to occur and said default is not cured within the allotted period, the holders may declare all principal and accrued and unpaid interest due and payable without presentment, demand, protest or notice. Further, in addition to all remedies available under law, each holder may in the event of a default opt to convert the principal and interest outstanding under its note into any debt or equity security which Company issued after the date of its note and prior to the date of full payment of its note in accordance with the same terms as the subsequent financing.

Accrued interest on the notes was $13,501 and $268,453 at December 31, 2009 and 2008, respectively.

6. Related Party Transactions

Timothy Tangredi, the Company’s Chief Executive Officer and Chairman, is a founder and a member of the Board of Directors of Aegis Biosciences, LLS (“Aegis”). Aegis, created in 1995, is a licensee of the Company’s nano-structured intellectual property and materials in the biomedical and healthcare fields. Mr. Tangredi spends approximately one to two days per month on Aegis business and is compensated by Aegis for his time and contribution(s). We granted Aegis two exclusive, world-wide licenses, the first in 1995 and the second in 2005. Pursuant to these licenses, Aegis has the right to use and sell products containing our polymer technologies in biomedical and healthcare applications. The first license was entered into in 1995 has been amended twice. In 2005, we agreed to accept $150,000 as payment in full of all royalties and no further license revenue will be forthcoming. The second license allows Aegis the use of our intellectual property in the field of healthcare. A one-time payment of $50,000 was made under this license in 2005. In addition, under the second license Aegis is to make royalty payments of 1.5% of the net sales price it receives with respect to any personal hygiene product, surgical drape or clothing products (the latter when employed in medical and animal related fields) and license revenue it receives should Aegis grant a sublicense to a third party. To date Aegis has sold no such products nor has it received any licensing fees requiring a royalty payment be made to us. All obligations for such payments will end on the earlier of June 2, 2015 or upon the aggregate of all sums paid to us by Aegis under the agreement reaching $1 million. The term of each respective license runs for the duration of the patented technology.

The Company rents a building that is owned by two stockholders of the Company, one of which is the Chief Executive Officer. Rent expense for this building is $3,800 per month. The Company recognized rent expense of approximately $49,000 in each of years ended December 31, 2009 and 2008. At December 31, 2009 and 2008, $150,740 and $105,925, respectively, were included in accounts payable for amounts owed to these stockholders.

The Company also has accrued compensation due to the Chief Executive Officer and one other employee for deferred salaries earned and unpaid as of December 31, 2009 and 2008 of $1,314,356 and $1,147,389, respectively.

On May 21, 2009, to evidence a loan, the Company issued its Chief Executive Officer a promissory note in the principal amount of $51,900. The note is unsecured and bears a simple interest rate of 9% per annum. The principle amount plus all accrued interest is to be paid in full to the holder no later than July 31, 2009. This note was paid in full prior to maturity.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

On June 10, 2009, to evidence a loan, the Company issued a promissory note in the principal amount of $10,000 to Ethos Business Ventures, an entity in which the Company’s Chief Executive Officer holds a controlling financial position. The note is unsecured and bears a simple interest rate of 9% per annum. The principal amount plus all interest accrued is to be paid in full to the holder no later than July 31, 2009. This note was paid in full prior to July 31, 2009.

On September 11, 2009, to evidence a loan, Company issued its Chief Executive Officer a promissory note in the principal amount of $124,000. The note is unsecured and bears a simple interest rate of 9% per annum. The principal amount plus all accrued interest is to be paid in full to the holder no later than October 15, 2009. This note was paid in full prior to October 15, 2009.

On September 11, 2009, to evidence a loan, the Company issued a promissory note in the principal amount of $37,000 to Ethos Business Ventures, an entity in which its Chief Executive Officer holds a position. The note is unsecured and bears a simple interest rate of 9% per annum. The principal amount plus all interest accrued is to be paid in full to the holder no later than October 15, 2009. This note was paid in full prior to October 15, 2009.

7. Authorized Shares

During the years ended December 31, 2008 and December 31, 2009, the Company’s board of directors approved proposals to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares and from 100,000,000 to 200,000,000, respectively.

8. Preferred Stock

The Company’s Board of Directors has authorized 10,000,000 million shares of preferred stock with a par value of $0.01 to be issued in series with terms and conditions to be determined by the Board of Directors. The Company has designated 400,000 shares of Series A convertible preferred stock; 1,000,000 shares of Series B convertible preferred stock; 500,000 shares of Series C convertible preferred stock; and 1,100,000 shares of Series D convertible preferred stock. The Series A through D convertible preferred stock rank senior to the common stock as to dividends and liquidation. Each share of Series A through D convertible preferred stock is convertible into one share of common stock, except in specified circumstances as defined by the Company’s Certificate of Incorporation, and is automatically converted into common stock upon the occurrence of an initial public offering that meets certain criteria. No dividend or distribution may be paid on any shares of the Company’s common stock unless an equivalent dividend or distribution is paid on the Series A through D convertible preferred stock.

9. Stock Options and Warrants

In June 2000 and November 2009, our Board of Directors adopted, and our shareholders approved, the 2000 Plan and 2009 Plan, respectively (together the “Plans”). The Plans provide for the granting of options to qualified employees of the Company, independent contractors, consultants, directors and other individuals. As of December 31, 2009, the Company’s Board of Directors approved and made available 15,000,000 shares of common stock to be issued pursuant to the 2009 Plan. The Plans permit grants of options to purchase common shares authorized and approved by the Company’s Board of Directors.

The average fair value of options granted at market during 2009 and 2008 was $0.31 and $0.20 per option, respectively. The total intrinsic value of options exercised during the years ended December 31, 2009 and 2008 was $3,250 and $0, respectively.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

The following summarizes the information relating to outstanding stock options activity with employees during 2009 and 2008:

	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2007	6,376,889	$0.27	7.94	$—
Granted	2,916,668	$0.26
Forfeited or expired	(687,000)	$0.31

Outstanding at December 31, 2008	8,606,556	$0.26	7.58	$38,294
Granted	4,190,058	$0.21
Exercised	(25,000)	$0.17		$3,250
Forfeited or expired	(472,732)	$0.58

Outstanding at December 31, 2009	12,298,882	$0.26	7.64	$1,052,839

Exercisable at December 31, 2009	11,951,021	$0.24	7.61	$1,034,594

Exercisable at December 31, 2008	7,329,993	$0.26	7.39	$35,727

Stock compensation expense was approximately $1,580,000 for the year ended December 31, 2009, including approximately $75,000 that was accrued for warrants issued subsequent to year end, and $1,184,000 for the year ended December 31, 2008. The total fair value of shares vested during the years ended December 31, 2009 and 2008 was approximately $1,549,000 and $447,000, respectively.

As of December 31, 2009, there was approximately $158,000 of unrecognized employee stock-based compensation expense related to non vested stock options, of which $129,000, $27,000 and $2,000 is expected to be recognized for the years ended December 31, 2010, 2011 and 2012, respectively.

The following table represents our non vested share-based payment activity with employees for the year ended December 31, 2009 and 2008:

	Number of Options	Weighted Average Grant Date Fair Value
Nonvested options – December 31, 2007	941,340
Granted	2,916,668	$0.27
Forfeited	(687,000)
Vested	(1,894,445)

Nonvested options – December 31, 2008	1,276,563	$0.37
Granted	4,190,058	$0.31
Vested	(5,088,426)	$0.30
Forfeited	(30,334)	$0.17

Nonvested options – December 31, 2009	347,861	$0.27

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

Warrants

At December 31, 2009, the Company had outstanding warrants to purchase the Company’s common stock which were issued in connection with multiple financing arrangements and consulting agreements. Information relating to these warrants is summarized as follows:

Warrants	Remaining Number Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Warrants-Daily Financing	197,055	1.98	$0.55
Warrants-Additional Financing	428,637	2.70	$0.40
Warrants-Robb Trust Note	50,000	2.42	$0.55
Warrants-Financing	14,750,000	2.99	$0.25
Warrants-Placement Agent Warrants	793,641	3.26	$0.25
Warrants-Tangredi (a)	3,000,000	3.25	$0.36
Warrants-Ehrenberg (b)	250,000	3.59	$0.30
Warrants-Consulting Agreement (c)	400,000	4.45	$0.35
Warrants-Note Conversions	2,240,000	4.38	$0.38
Warrants-Stock Purchases 2009	758,270	4.40	$0.34
Warrants-Mandelbaum	50,000	4.33	$0.19

Total	22,917,603

(a)	In April 2008, the Company’s Board of Directors issued a five year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.36 per share outside of the Plans. The fair value of warrants recognized as stock-based compensation during the year ended December 31, 2008 was $686,868 and was calculated using the Black-Scholes model with the following assumptions: Expected life in years: 5 years; Estimated volatility 81%; Risk-free interest rate: 2.72%; Dividend yield: 0%.
(b)	In August 2008, the Company’s Board of Directors issued a five year warrant to purchase 250,000 shares of common stock at an exercise price of $0.30 per share outside of the Plans. The fair value of warrants recognized as stock-based compensation during the year ended December 31, 2008 was $49,361 and was calculated using the Black-Scholes model with the following assumptions: Expected life in years: 5 years; Estimated volatility 95%; Risk-free interest rate: 3.23%; Dividend yield: 0%.
(c)	In April 2009, the Company issued a five year warrant to purchase 250,000 shares of common stock at an exercise price of $0.26 per share pursuant to a consulting agreement. The warrants are immediately exercisable and subject to adjustment for standard anti-dilution evenings, including, but not limited to stock dividends, split-up, reclassification or combination of the Company’s share, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all of the Company’s assets. The fair value of the warrants was calculated using the Black-Scholes model with the following assumptions: Expected life: 5 years; Estimated volatility: 94%; Risk-free interest rate: 2.02%; Dividend yield: 0%. In addition, subject to certain conditions, upon the per share market price of the common stock (as defined in warrant) being $1.50 per share for ten consecutive days, the Company may require the holder of the warrant to exercise the warrant or it will automatically terminate.

The Company entered into a consulting agreement in August 2009 with an individual to provide marketing and advisory assistance services to the Company. The term of the agreement is two years and calls for the Company to issue the consultant a warrant to purchase 200,000 shares of the Company’s common stock at a $0.37 exercise price, five year term with one half of the warrant vesting immediately. The remaining 100,000 warrant shares become vested one year from the date of the Agreement dated August 18, 2009. The Company has valued the warrant at $12,609 and is amortizing the cost over the term of the service agreement. At December 31, 2009, the Company has included $10,245 in prepaid expenses on its balance sheet, representing the unamortized portion of the warrant value.

The Company entered into a consulting agreement in August 2009 with an individual to provide advisory services to the Company. The term of the agreement is two years and calls for the Company to issue the consultant a warrant to purchase 50,000 shares of the Company’s common stock at a $0.75 exercise price and a five year term. The Company has valued the warrant at $5,106 and is amortizing the cost over the term of the service agreement. At December 31, 2009, the Company has included $4,018 in prepaid expenses on its balance sheet, representing the unamortized portion of the warrant value.

Common Stock Issued For Services

The Company entered into an agreement in October 2009 with an individual to provide consulting services to the Company. The term of the agreement is for nine months and calls for the Company to issue the consultant 10,000 shares of common stock in each of the nine months of service. For the year ended December 31, 2009, the Company has recorded $10,800 as common stock payable and consulting expense on its statement of operations.

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

10. Deferred Revenue

The Company entered into a licensing agreement during the year ended December 31, 2003 and received an initial fee of $770,000. This fee is deferred and recognized on a straight-line basis over the life of the license agreement of 10 years. In addition, the Company received royalties of $100,000 in each of the first three years of the agreement. The Company recognized revenue of approximately $77,000 for this agreement during each of the years ended December 31, 2009 and 2008.

The Company entered into a licensing agreement with a biomedical entity during the year ended December 31, 2005 and received an initial license fee of $50,000. This fee is deferred and recognized on a straight-line basis over the life of the license agreement of 7 years. The Company recognized revenue of approximately $7,100 for this agreement during each of the years ended December 31, 2009 and 2008.

11. Commitments and Contingencies

The Company has employment agreements with some of its key employees and executives. These agreements provide for minimum levels of compensation during current and future years. In addition, these agreements call for grants of stock options and for payments upon termination of the agreements.

The Company entered into an agreement with the holders of the Convertible Notes to file a registration statement within 45 days of the first Note conversion and to have the registration statement declared effective within 150 days. The Company will incur penalties and damages of up to approximately $236,000 if it does not file and keep the registration statement effective pursuant to the terms of this agreement. As of December 31, 2009, the Company has recorded a liability of $41,000 in accrued expenses related to this agreement on its balance sheet.

The Company is not currently a party to any pending legal proceedings. In the ordinary course of business the Company may become a party to various legal proceedings generally involving contractual matters, infringement actions, product liability claims and other matters.

12. Income Taxes

There is no current or deferred income tax expense or benefit for the years ended December 31, 2009 and 2008.

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference are as follows:

	Year ended December 31,
	2009	2008
Tax benefit at U.S. statutory rate	$(1,151,000)	$(2,033,100)
State income tax benefit, net of federal benefit	(123,000)	(217,100)
Effect of non-deductible expenses	1,000	3,000
Stock-based compensation	536,000	403,000
Other adjustments	825,000	1,383,000
Change in valuation allowance	(88,000)	461,200

	$—	$—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2009	2008
Deferred tax assets (liabilities), current:
Bonus payable	$108,300	$108,300
Accrued deferred compensation payable	386,300	323,500
Other	49,100	49,100
Deferred license revenue	32,400	31,700
Valuation allowance	(576,100)	(512,600)

	$—	$—

Deferred tax assets (liabilities), noncurrent:
Deferred license revenue	$77,400	$110,600
Depreciation	3,400	3,400
Net operating loss carryforwards	7,261,000	6,600,100
Valuation allowance	(7,341,800)	(6,714,100)

	$—	$—

Dais Analytic Corporation

Notes to Financial Statements—(Continued)

Years Ended December 31, 2009 and 2008

As of December 31, 2009 and 2008, the Company had federal and state net operating loss carry-forwards totaling approximately $21,400,000 and $19,000,000, respectively, which begin expiring in 2012. The Company has established a valuation allowance to fully reserve all deferred tax assets at December 31, 2009 and 2008 because it is more likely than not that the Company will not be able to utilize these assets.

As of December 31, 2009, the Company has not performed an IRC Section 382 study to determine the amount, if any, of its net operating losses that may be limited as a result of the ownership change percentages during 2009. However, the Company will complete the study prior to the utilization of any of its recorded net operating losses.

13. Genertec Agreement

On August 21, 2009, the Company, entered into a Exclusive Distribution Agreement (the “Agreement”) with Genertec America, Inc., a California corporation (“Genertec”), to grant Genertec the exclusive right to obtain, distribute and market three of the Company’s nanotechnology-based membrane products and related products in Great China, including main land China, Hong Kong, Macau and Taiwan (the “Territory”). The Agreement provides that during the initial term of the Agreement, Genertec agreed to order and purchase the Company’s products in the aggregate amount of Two Hundred Million U.S. Dollars ($200,000,000). Certain terms of the agreement have been granted confidential treatment by the Securities and Exchange Commission.

Under the Agreement, the Company will supply and Genertec will distribute the Company’s products in the designated Territory on an exclusive basis. Genertec agreed to purchase from the Company a minimum of the Company’s products during any contract year. In the event Genertec fails to purchase such minimum in any given year, the Company may convert the exclusivity to Genertec into a non-exclusive basis or terminate the Agreement. Pursuant to the terms of the Agreement, Genertec will engage and appoint authorized person(s) or firm(s), to install, engineer, perform maintenance, sell and use the products within the Territory. Genertec nor its designated Buyer is permitted to alter, decompile or modify the Company’s products in any way. As consideration for entering into the Agreement, Genertec agreed to pay the Company a deposit in monthly installments beginning in September 2009 and continuing through April 2010. The deposit will be credited against future orders and is not refundable in the event the agreement is terminated. During the initial term of the Agreement, the Company and Genertec agreed to negotiate in good faith a royalty bearing license agreement whereby Genertec shall be granted a license to manufacture certain portions of the Company’s products in the Territory.

The initial term of the Agreement shall be for a period of five (5) years, commencing on August 21, 2009, unless earlier terminated. Unless notice of termination is delivered to the respective parties 180 days prior to the expiration of the initial term, the Agreement will automatically renew for consecutive one (1) year periods. The Company may terminate the Agreement in the event: (1) Genertec fails to pay the deposit as indicated, (2) that Genertec has not purchased a minimum amount of the Company’s products during any contract year, (3) breach by Genertec of its obligations under the Agreement, or (4) at the discretion of the Company, immediately upon the transfer of fifty percent (50%) or more of either the assets of the voting stock of Genertec to any third party. Genertec may not assign the Agreement to any party without the prior written consent of the Company.

14. Subsequent Events

The Company secured a loan from an investor in the principal amount of $620,000. The loan amount was received on February 18, 2010. Pursuant to the terms of the note, the Company is to pay the holder simple interest at the rate of ten percent per annum commencing on the date of issuance with all interest and principal due and payable in cash on August 10, 2010.

The Company has evaluated subsequent events through March 30, 2010, the date on which this Form 10-K was filed with the Securities and Exchange Commission.

[            ] SHARES OF COMMON STOCK

Dais Analytic Corporation

MDB Capital Group LLC

The date of this prospectus is                     , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses the Company expects to incur in connection with the issuance and distribution of the securities being registered. The selling shareholders will not be responsible for any such fees. With the exception of the SEC registration fee, all amounts are estimates

SEC Filing Fee*	$0
Printing Expenses	$1,600
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$150,000
Miscellaneous	$500

Total	$157,100

*	Paid with the initial filing of this Registration Statement.

Item 14.	Indemnification Of Directors And Officers

As permitted under the Business Corporation Law of the State of New York, our Certificate of Incorporation provides that all our directors shall be entitled to be indemnified for any breach of duty, provided that no indemnification maybe made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Our Certificate of Incorporation further provides for indemnification of any person for actions as a director, officer, employee or agent of the Company to the fullest extent permitted by law with regards to fines, judgments fees and amounts paid in a settlement in an action or proceeding if the person acted in good faith and in a manner the person reasonably believed in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under our Director and Officer Insurance Policy, our directors and officers are provided liability coverage of $5 million (subject to retention) while we are covered for securities claims only. The policy has a one year term with annual renewal possible. The policy can be terminated by the insured if there is a merger or acquisition which includes a change in ownership of 50% of the voting shares. At such time, the insurer may elect to cancel the policy and the total premium would be due. We may elect to then obtain “run off” insurance for a period of one to six years at a cost of 125% to 225% of the initial policy premium. The policy is a claim made policy. It only covers those claims made during the policy term. If an act giving rise to a claim occurs during the term, but the claim is not made until after the policy terminates, there is no coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to exemption from registration under Section 4(2) and Regulation D of the Securities Act.

On November 4, 2010 an investor elected to convert the balance of its 9% secured convertible note in the amount of $100,000 into 625,384 shares of Company’s Common Stock. The Common Stock was issued pursuant to exemption from registration under Section 3(a)9 of the Securities Act. The investor also received an additional five-year warrant to purchase up to 62,538 shares of Common Stock, at an exercise price of $0.75 per share in consideration for converting its 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On November 4, 2010, the Company issued 100,000 shares of Common Stock valued at $36,000 for services provided. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

During the three months ended September 30, 2010, the Company issued 247,692 shares of Common Stock valued at $75,984 for services provided. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On June 25, 2010, the Company issued an option to purchase 15,000 shares of Common Stock valued at $3,595 for services provided. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On April 20, 2010 an investor elected to convert the balance of his 9% secured convertible note in the amount of $75,000 into 375,000 shares of Company’s Common Stock. The Common Stock was issued pursuant to exemption from registration under Section 3(a)9 of the Securities Act.

In April of 2010, we issued 10,000 shares of the Company’s Common Stock to an individual in connection with performance of services. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the services for which the equity instruments were issued is approximately $4,800.

During the three months ended March 31, 2010, the Company issued 56,000 shares of Common Stock valued at $24,200 for services provided. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

During the three months ended March 31, 2010, the Company issued warrants to purchase 250,000, 50,000, 50,000 and 60,000 shares of Common Stock at an exercise price of $0.28 per share, respectively. Each warrant was issued for services rendered or to be rendered to the Company, has a five year term, is immediately exercisable and subject to adjustment for standard anti-dilution events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s share, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days, the Company may require the holder of the warrant to exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

In December of 2009, Company issued 25,000 shares of our Common Stock to an employee for cash consideration of $4,250 upon the exercise of a stock option granted under our 2000 Plan.

On November 23, 2009 an investor elected to convert the interest accrued on his 9% secured convertible note in the amount of $34,027 into 170,137 shares of Company’s Common Stock. The note was modified so as to end accrual of interest on November 20, 2009. The Common Stock was issued pursuant to exemption from registration under Section 3(a)9 of the Securities Act.

On October 9, 2009, four investors elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $174,349, $638,693, $28,859 and $57,989 into 871,746, 3,193,466, 144,295 and 289,945 shares of Company’s Common Stock, respectively. Said investors also received an additional five-year warrant to purchase up to 75,000, 275,000, 12,500 and 25,000 shares, respectively, of Common Stock at an exercise price of $0.75 per share in consideration for converting their 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

In September of 2009, seven individuals issued warrants by the Placement Agents as a result of the Financing exercised their warrants and received the 88,643, 225,418, 14,738, 225,418, 20,536, 156,701 and 45,179 shares of Company’s common stock valued at $7,766; respectively. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On September 30, 2009, an investor elected to convert his 9% secured convertible note and the related accrued interest in the amounts of $57,866 into 289,329 shares of Company’s Common Stock. Said investor also received an additional five-year warrant to purchase up to 25,000 shares of Common Stock, at an exercise price of $0.75 per share in consideration for converting his 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On September 27, 2009, the Company entered into subscription agreements with an investor pursuant to which the investor purchased 100,000 shares of Company’s Common Stock. As part of the purchase, the investor also received a five year warrant to purchase 10,000 shares of Common Stock, at an exercise price of $0.75 per share. The aggregate gross proceeds received by the Company for the sale was $25,000. The warrants are immediately exercisable and subject to adjustment for standard anti-dilutions events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s shares, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days the Company may require the holder of the warrant to exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On September 23, 2009 and September 27, 2009 the Company entered into subscription agreements with two investors pursuant to which the investors purchased 192,308 and 125,000 shares of Company’s Common Stock, respectively. As part of the purchase, these investors also received a five year warrant to purchase 19,231 and 12,500 shares of Common Stock, at an exercise price of $0.75 per share. The aggregate gross proceeds received by the Company for each sale was $50,000 and $32,500 respectively. The warrants are immediately exercisable and subject to adjustment for standard anti-dilutions events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s shares, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days the Company may require the holder of the warrant to exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On September 24, 2009, two investors elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $58,026 and $116,052 into 290,130 and 580,260 shares of Company’s Common Stock, respectively. Said investors also received an additional five-year warrant to purchase up to 25,000 and 50,000 shares, respectively of Common Stock, at an exercise price of $0.75 per share in consideration for converting their 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On September 23, 2009 one investor elected to convert his 9% secured convertible note and the related accrued interest in the amounts of $58,013 into 290,068 shares of Company’s Common Stock. Said investor also received an additional five-year warrant to purchase up to 25,000 shares of Common Stock, at an exercise price of $0.75 per share in consideration for converting their 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On September 18, 2009, two investors elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $86,928 and $57,866 into 434,640 and 289,329 shares of Company’s Common Stock, respectively. Said investors also received an additional five-year warrant to purchase up to 37,500 and 25,000 shares, respectively of Common Stock, at an exercise price of $0.75 per share in consideration for converting their 9% secured convertible note. The warrant is immediately exercisable and subject to adjustment for standard anti-dilution events. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On September 17, 2009, the Company entered into subscription agreements with two investors pursuant to which the investors purchased 800,000 and 100,000 shares of Company’s Common Stock, respectively. As part of the purchase, these investors also received a five year warrant to purchase 80,000 and 10,000 shares of Common Stock, at an exercise price of $0.75 per share. The aggregate gross proceeds received by the Company for each sale was $200,000 and $25,000 respectively. The warrants are immediately exercisable and subject to adjustment for standard anti-dilutions events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s shares, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days the Company may require the holder of the warrant to exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On September 2, 2009, September 3, 2009 and September 4, 2009, three investors elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $57,274 and $57,767 and $115,584 into 286,370, 288,836 and 577,918 shares respectively.

In August of 2009, the Company issued warrants to purchase 200,000 and 50,000 shares of Common Stock at an exercise price of $0.37 and $0.51 per share, respectively. Each warrant was issued for services rendered or to be rendered to the Company, has a five year term, vested equally over a two year period and is subject to adjustment for standard anti-dilution events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s share, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days, the Company may require the holder of the warrant to exercise the warrant or it will automatically terminate. As the services of the first warrant holder were terminated prior to all shares vesting, the number of shares subject to exercise of this warrant is 100,000. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On August 13, 2009, an investor elected to convert its 9% secured convertible notes and the related accrued interest in the amount of $85,541 into 427,706 shares of Common Stock. Said investor also received an additional warrant to purchase up to 124,875 shares of Common Stock, at an exercise price of $0.25 per share in consideration for converting their 9% secured convertible note.

On August 3, 2009, we issued 32,000 shares of the Company’s Common Stock an individual in connection with performance of services. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the services for which the equity instruments were issued is approximately $5,400.

On July 3, 2009, we issued 103,846 shares of the Company’s Common Stock to an entity in connection with performance of services. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

On June 30, 2009, the Company entered into a subscription agreement with an investor pursuant to which the investor purchased 596,154 shares of Company’s Common Stock and a five year warrant to purchase an additional 298,078 shares of Common Stock at an exercise price of $0.26 per share. The aggregate gross proceeds received by Company for this sale was $155,000. The warrants are immediately exercisable and subject to adjustment for standard anti-dilutions events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s share, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days the Company may require the holder of the warrant exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On June 8, 2009, we issued 32,000 shares of the Company’s Common Stock to an individual in connection with performance of services. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the services for which the equity instruments were issued is approximately $4,800. In April of 2009, we issued 16,000 shares of the Company’s Common Stock to an entity in connection with performance of services. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the services for which the equity instruments were issued is approximately $2,240.

On April 30, 2009, Company issued a five year warrant to purchase 250,000 shares of Common Stock at an exercise price of $0.26 per share pursuant to a consulting agreement. The warrants are immediately exercisable and subject to adjustment for standard anti-dilutions events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s share, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days the Company may require the holder of the warrant exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

On April 6, 2009, and April 30, 2009, two investors elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $110,849 and $167,125 into 554,247 and 835,623 shares of Common Stock, respectively. Such investors also received an additional warrant to purchase up to 166,500 and 249,750 shares of Common Stock, respectively, at an exercise price of $0.25 per share in consideration for converting their 9% secured convertible note.

On March 9, 2009, the Company entered into a subscription agreement with an investor pursuant to which the investor purchased 576,923 shares of Company’s Common Stock and a five year warrant to purchase an additional 288,462 shares of Common Stock at an exercise price of $0.26 per share. The aggregate gross proceeds received by Company for this sale was $150,000. On the same date, an additional investor entered into a subscription agreement with Company and purchased 100,000 shares of Company’s Common Stock and a five year warrant to purchase an additional 50,000 shares of Common Stock at a purchase price of $0.26 per share. The aggregate gross proceeds received by Company for this sale was $26,000. The warrants issued to these purchasers are identical in their terms, immediately exercisable and subject to adjustment for standard anti-dilutions events, including but not limited to stock dividends, split-up, reclassification or combination of Company’s share, exchange of stock for other Company stock, or certain capital reorganizations or reclassification of the capital stock or consolidation, merger or sale of substantially all Company’s assets. In addition, subject to certain conditions, upon the per share market price of the Common Stock (as defined in warrant) being $1.50 per share for ten consecutive trading days the Company may require the holder of the warrant exercise the warrant or it will automatically terminate. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act.

From October 2008 to March 2009, Company issued a total of 96,000 shares of Common Stock pursuant to a consulting agreement. Said agreement required the Company to issue 16,000 shares per month for each month of the agreement. The fair value of the Common Stock issued for these services is approximately $12,640.

On February 16, 2009, and March 12, 2009, two investors elected to convert their 9% secured convertible notes and the related accrued interest in the amounts of $83,008 and $664,948 into 415,038 and 3,324,740 shares of Common Stock, respectively. Such investors also received an additional warrant to purchase up to 124,875 and 999,000 shares of Common Stock, respectively, at an exercise price of $0.25 per share in consideration for converting their 9% secured convertible note.

On January 8, 2009, we issued 9,000 and 103,846 shares of the Company’s common stock to two entities, respectively, in connection with performance of services. The Common Stock was issued pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the services for which the equity instruments were issued is approximately $2,700 and $27,000, respectively.

In August 2008 we issued a five year warrant to purchase 250,000 shares of common stock to Mr. Ehrenberg in recognition for Mr. Ehrenberg’s achievement of certain company goals. The fair value of the warrant issued is approximately $49,000. The warrant vested upon issuance and has an exercise price of $0.30 per share.

In June 2008 we agreed to issue and have since issued 100,000 shares of common stock to Gemini Strategies, LLC in connection with consulting services related to establishing an environmental based carbon credit program pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the equity instruments issued for these services is approximately $51,000.

In April 2008 we issued a warrant to purchase 3,000,000 shares of Common Stock to Mr. Tangredi in recognition for Mr. Tangredi’s achievement of the following goals: negotiating conversion of the convertible notes issued in the Additional Financing, securing a release with respect to the consulting agreement with Gray Capital Partners, Inc. and securing and closing upon the Financing. The fair value of the warrant issued is approximately $687,000.

In February of 2008, Company issued 20,000 shares of our common stock to an employee for cash consideration of $2,000 upon the exercise of a stock option granted under our 2000 Plan.

In February 2008 we issued 140,000 shares of common stock and warrants to purchase an additional 140,000 shares to Richardson & Patel LLP, our legal counsel, in connection with performance of legal services pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the equity instruments issued for these services is approximately $59,000. On August 7, 2008 we issued an additional 252,308 shares of common stock and warrants to purchase an additional 252,308 shares to Richardson & Patel LLP in connection with performance of legal services pursuant to exemption from registration under Section 4(2) of the Securities Act. The fair value of the equity instruments issued for these services is approximately $136,000.

In January 2008 we closed on an aggregate of $2,950,000 in gross proceeds from the private sale to 21 accredited investors of 9% secured convertible notes and warrants to purchase 14,750,000 shares of our common stock. Pursuant to the terms of this financing we granted the investors a security interest in certain of our assets. We entered into an agreement with placement agent, Legend Merchant Group, Inc. on October 5, 2007 pursuant to which, Legend Merchant Group, Inc. received a cash commission equal to 8% of the gross proceeds raised by Legend Merchant (and its subagent), which totaled $2,800,000, plus a warrant equal to 10% of the number of shares of common stock underlying the warrants issued to convertible note holders, or 1,400,000. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations of the investors, which included, in pertinent part, that such investors were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or (c) had a pre-existing or personal relationship with the Company. Each Selling Shareholder further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

In January 2008, we issued 439,293 shares of common stock and warrants to purchase 50,000 additional shares of common stock to the Robb Charitable Trust pursuant to exemption from registration under Section 4(2) and Regulation D of the Securities Act. The 439,293 shares of common stock were issued in connection with an amendment to a prior note pursuant to which one half of the principal and interest was payable in cash and one half of the principal and interest was payable in common stock. The aggregate value of principal and interest relating to the conversion was $108,540. The warrant was issued pursuant to the terms of the original note. The warrants have a five-year term and anti-dilution protection for stock dividends or splits, mergers, consolidation, reclassification, capital reorganization or a sale of substantially all of the Company’s assets. The exercise price is $0.55 per share of common stock and they do not provide for cashless exercise. These warrants are exercisable as follows: (a) one third of the total number of warrant shares on or after the six month anniversary of the issuance date, (b) an additional one third of the total number of warrant shares on or after the one year anniversary of the issuance date, and (c) in full commencing on or after the 18 month anniversary of the issuance date. If the per share market value of the Company’s common stock is $1.50 per share or greater for ten consecutive trading days (subject to adjustment to reflect stock splits, stock dividends, recapitalizations and the like), the Company may require the holder to exercise the warrant and purchase all warrant shares within ten business days of the Company issuing notice to the holder or the warrant will automatically terminate. The warrants do not contain any redemption features.

Item 16.	Exhibits.

No.	Exhibit

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation of The Dais Corporation filed April 8, 1993 (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.2	Certificate of Amendment of the Certificate of Incorporation of The Dais Corporation filed February 21, 1997 (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.3	Certificate of Amendment of the Certificate of Incorporation of The Dais Corporation filed June 25, 1998 (Incorporated by reference to Exhibit 3.3 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.4	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed December 13, 1999 (Incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.5	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed September 26, 2000 (Incorporated by reference to Exhibit 3.5 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.6	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed September 28, 2000 (Incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.7	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed August 28, 2007 (Incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.8	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed March 20, 2008 (Incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.9	Bylaws of The Dais Corporation (Incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

3.10	Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation filed December 17,2009 (Incorporated by reference to the exhibits included with the Definitive Proxy Statement Form DEF 14A as filed on October 9, 2009)

3.11	Form of Certificate of Amendment of the Certificate of Incorporation of Dais Analytic Corporation (Incorporated by reference to the exhibits included with the Definitive Proxy Statement Form DEF 14A as filed on October 27, 2010)

4.1	Form of Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.2	Form of Non-Qualified Option Agreement (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.3	Form of Warrant (Daily Financing) (Incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.4	Form of Warrant (Financing) (Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.5	Form of Warrant (Robb Trust Note and Additional Financing) (Incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.6	Form of Placement Agent Warrant (Financing) (Incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.7	Form of 9% Secured Convertible Note (Financing) (Incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.8	Form of Note (Robb Trust Note) (Incorporated by reference to Exhibit 4.8 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.9	Form of Amendment to Note (Robb Trust Note) (Incorporated by reference to Exhibit 4.9 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

4.10	Form of Warrant (Note Conversion) (Incorporated by reference to the Exhibits 4.1 included with the Current Report on Form 8-K, as filed March 13, 2009)

4.11	Form of Warrant (2009 Purchases) (Incorporated by reference to the Exhibits 4.2 included with the Current Report on Form 8-K, as filed March 13, 2009)

4.12	Unsecured Promissory Note from Gostomski, dated December 8, 2009 (Incorporated by reference to the exhibits included with the Annual Report on Form 10K as filed on March 30, 2010)

4.13	Unsecured Promissory Note from Platinum-Montaur, dated December 17, 2009 (Incorporated by reference to the exhibits included with the Current Report on Form 8-K/A as filed on December 22, 2009)

4.14	Unsecured Promissory Note from Samuels, dated February 19, 2010 (Incorporated by reference to the exhibits included with the Current Report on Form 8-K as filed on February 23, 2010)

4.15	Unsecured Promissory Note from RBC Capital Markets - Custodian for Leonard Samuels IRA, dated February 19, 2010. (Incorporated by reference to the exhibits included with the Current Report on Form 8-K as filed on February 23, 2010)

4.16	First Amendment to Unsecured Promissory Note from Platinum-Montaur, dated June 28, 2010 (Incorporated by reference to exhibits included in Quarterly Report on Form 10Q as filed August 16, 2010)

4.17	First Amendment to Unsecured Promissory Note from Samuels, dated June 28, 2010 (Incorporated by reference to exhibits included in Quarterly Report on Form 10Q as filed August 16, 2010)

4.18	First Amendment to Unsecured Promissory Note from RBC Capital Markets- Custodian for Leonard Samuels IRA, dated June 28, 2010 (Incorporated by reference to exhibits included in Quarterly Report on Form 10Q as filed August 16, 2010)

4.19	Second Amendment to Unsecured Promissory Note from Platinum-Montaur, dated September 30, 2010 (Incorporated by reference to exhibits included in Quarterly Report on Form 10Q as filed November 15, 2010)

4.20	Second Amendment to Unsecured Promissory Note from Samuels, dated September 30, 2010 (Incorporated by reference to exhibits included in Quarterly Report on Form 10Q as filed November 15, 2010)

4.21	Second Amendment to Unsecured Promissory Note from RBC Capital Markets- Custodian for Leonard Samuels IRA, dated September 30, 2010 (Incorporated by reference to exhibits included in Quarterly Report on Form 10Q as filed November 15,2010)

4.22	Third Amendment to Unsecured Promissory Note from Platinum-Montaur, dated December 29, 2010**

4.23	Third Amendment to Unsecured Promissory Note from RBC Capital Markets- Custodian for Leonard Samuels IRA, dated December 31, 2010**

4.24	Form of Non-Qualified Stock Option Agreement – 2009 Long-Term Incentive 2009 Plan – Directors and certain designated employees**

4.25	Form of Non-Qualified Option Agreement -2009 Long-Term Incentive 2009 Plan – employees**

5.1	Legal Opinion of Richardson & Patel LLP*

10.1	2000 Equity Compensation Plan (Incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.2	Form of Employee Non-Disclosure and Non-Compete Agreement (Incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.3	Amended and Restated Employment Agreement between Dais Analytic Corporation and Timothy N. Tangredi dated July 29, 2008 (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.4	Amended and Restated Employment Agreement between Dais Analytic Corporation and Patricia K. Tangredi dated July 29, 2008(Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.5	Commercial Lease Agreement between Ethos Business Venture LLC and Dais Analytic Corporation dated March 18, 2005 (Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.6	First Amendment of Lease Agreement between Ethos Business Venture LLC and Dais Analytic Corporation dated November 15, 2005 (Incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.7	Form of Subscription Agreement (Daily Financing) (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.8	Form of Subscription Agreement (Financing) (Incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.9	Form of Registration Rights Agreement (Financing) (Incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.10	Form of Secured Patent Agreement (Financing) (Incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.11	Placement Agent Agreement between Dais Analytic Corporation and Legend Merchant Group, Inc., dated October 5, 2007 (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-1 (File No. 333-152940), as filed August 11, 2008)

10.12	Consulting Agreement between Dais Analytic Corporation and Harold Mandelbaum dated August 12, 2009 (Incorporated by reference to Exhibit 10.12 to Quarterly Report on Form 10-Q, as filed August 14, 2009)

10.13	Exclusive Distribution Agreement, dated August 21, 2009 between the Company and Genertec America, Inc. ( Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 27, 2009)

10.14	Employee Non-Disclosure and Non-Compete Agreement entered into between Judith Norstrud and Dais Analytic Corporation on October 15, 2009 (Incorporated by reference to the exhibits included with the Current Report on Form 8-K, as filed October 16, 2009).

10.15	2009 Long Term Incentive Plan (Incorporated by reference to the exhibits included with the Definitive Proxy Statement Form DEF14A as filed on October 9, 2009).

10.16	Technical and Sales Agreement between Dais Analytic Corporation, Beijing Jiexun-CAST Systems Control Technology Co., Ltd. and Genertec America, Inc. dated April 8, 2010, incorporated by reference to the exhibits included with the Current Report on Form 8-K, as filed on April 9, 2010.

14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to Annual Report on Form 10-K, as filed March 31, 2009)

16.1	Letter from Pender Newkirk & Company LLP, Certified Public Accountants, dated April 27, 2009 (Incorporated by reference to Exhibit 16.1 to Form 8-K, as filed April 28, 2009)

23.1	Consent of Cross, Fernandez & Riley LLP, Certified Public Accountants**

23.2	Consent of Pender, Newkirk & Company LLP, Certified Public Accountants**

23.3	Consent of Richardson & Patel LLP*

24.1	Power of Attorney (Incorporated by reference to signature page of Registration Statement on Form S-1)

*	To be filed upon Amendment
**	Filed Herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Odessa, State of Florida on February 14, 2011.

DAIS ANALYTIC CORPORATION,
a New York corporation

By:	/s/ TIMOTHY N. TANGREDI
Timothy N. Tangredi
Chief Executive Officer, President & Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Dais Analytic Corporation and on the dates indicated.

Dated: February 14, 2011	/s/ TIMOTHY N. TANGREDI
Timothy N. Tangredi, Chief Executive Officer, President and Chairman

Dated: February 14, 2011	/s/ JUDITH C. NORSTRUD
Judith C. Norstrud, Chief Financial Officer and Treasurer

Dated: February 14, 2011	/s/ ROBERT W. SCHWARTZ
Robert W. Schwartz, Director

Dated: February 14, 2011	/s/ RAYMOND KAZYAKA SR.
Raymond Kazyaka Sr., Director